As filed with the Securities and Exchange Commission on June 13, 1997
                                             REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             COLLECTIBLES USA, INC.

             (Exact name of registrant as specified in its charter)

                 Delaware                        5999                     13-3906920
    (State or other jurisdiction     (Primary Standard Industrial      (I.R.S. Employer
 of incorporation or organization)    Classification Code Number)   Identification Number)


                       ONE BATTERY PARK PLAZA, 24TH FLOOR
                            NEW YORK, NEW YORK 10004
                                 (212) 344-1271
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               RONALD P. RAFALOFF
                 CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             COLLECTIBLES USA, INC.
                       ONE BATTERY PARK PLAZA, 24TH FLOOR
                            NEW YORK, NEW YORK 10004
                                 (212) 344-1271

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

  DAVID W. POLLAK, ESQ.                                  PAUL JACOBS, ESQ.
MORGAN,  LEWIS  &  BOCKIUS  LLP                     FULBRIGHT  & JAWORSKI L.L.P.
     101 PARK AVENUE                                      666 FIFTH AVENUE
NEW YORK, NEW YORK 10178                              NEW YORK, NEW YORK 10103
     (212) 309-6058                                        (212) 318-3000

                               ------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                               ------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE
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                                                             PROPOSED       PROPOSED MAXIMUM
         TITLE OF EACH                                        MAXIMUM           AGGREGATE         AMOUNT OF
      CLASS OF SECURITIES              AMOUNT TO BE        OFFERING PRICE        OFFERING         REGISTRATION
        TO BE REGISTERED               REGISTERED(1)       PER SHARE(2)        PRICE(1)(2)           FEE
Common Stock, $.01 par value ......   3,105,000 shares        $12.00           $37,260,000          $11,291

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(1) Includes 405,000 shares which the Underwriters have the option to purchase to cover over-allotments, if any. See "Underwriting."

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a).

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                   SUBJECT TO COMPLETION, DATED JUNE 13, 1997

PROSPECTUS

                                2,700,000 SHARES

                             COLLECTIBLES USA, INC.

                                  COMMON STOCK

                                  ------------

     All of the 2,700,000 shares of Common Stock offered hereby are being issued and sold by Collectibles USA, Inc. ("Collectibles USA"). Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that a trading market will develop after the sale of the shares offered hereby. It is currently anticipated that the initial public offering price will be between $ and $ per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. Collectibles USA has applied for quotation of the Common Stock on the Nasdaq National Market under the symbol "COUS."

                                  ------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                  ------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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                                      UNDERWRITING
                         PRICE TO     DISCOUNTS AND      PROCEEDS TO
                         PUBLIC       COMMISSIONS(1)     COMPANY(2)
Per Share  ......          $               $                 $
Total(3)   ......         $               $                 $
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(1) For information regarding indemnification of the Underwriters and certain compensation payable to the Representatives of the Underwriters, see "Underwriting."

(2) Before deducting expenses of this offering payable by Collectibles USA estimated at $ .

(3) Collectibles USA has granted to the Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to 405,000 additional shares of Common Stock solely to cover over- allotments, if any, on the same terms and conditions as the shares offered hereby. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $ , $ and $ , respectively. See "Underwriting."

     The shares of Common Stock are being offered by the several Underwriters when, as and if delivered to and accepted by the Underwriters, subject to their right to reject any order in whole or in part and to certain other conditions. It is expected that delivery of the certificates representing the shares of Common Stock will be made on or about , 1997 at the offices of Ladenburg Thalmann & Co. Inc., New York, New York.

                         LADENBURG THALMANN & CO. INC.

                   The date of this Prospectus is     , 1997

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such State.

Photographs of:

      1. Interior of Crystal Galaxy

      2. Exterior of Crystal Galaxy

      3. Interior of North Pole City

      4. Interior of American Royal Arts Gallery

      5. Precious Moments figurine

      6. Armani figurine

      7. Crystal Dragon

      8. Garfield/Odie Cel

      9. Beauty and the Beast figurine

     10. Cherished Teddies




     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SYNDICATE SHORT-COVERING TRANSACTIONS AND THE IMPOSITION OF A PENALTY BID. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     Garfield\R is a registered trademark of Paws, Incorporated; The Simpsons\R and Anastasia\R are registered trademarks of Twentieth Century Fox Film Corporation; and Bugs Bunny\R, Elmer Fudd\R, Yosemite Sam\R, and Tweety and Sylvester\R are registered trademarks of Time Warner Entertainment Company, L.P. This Prospectus includes trademarks other than those identified in this paragraph. Such trademarks are the property of their respective owners. The use of any such trademark herein is in an editorial form only, and to the benefit of the owner thereof, with no intention of infringement of the trademark.

                               PROSPECTUS SUMMARY

     Concurrently with the closing of the offering made hereby (the "Offering"), Collectibles USA, Inc. plans to acquire, in separate transactions (collectively, the "Acquisitions"), in exchange for consideration including cash and shares of its common stock, par value $.01 per share (the "Common Stock"), six separate retailers of contemporary collectibles and three separate marketers of animation art (each, a "Founding Company" and collectively, the "Founding Companies"). Unless otherwise indicated, references herein to "Collectibles USA" mean Collectibles USA, Inc., and references to the "Company" mean Collectibles USA and the Founding Companies, collectively.

     The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated (I) all information and share and per share data in this Prospectus (i) give effect to the Acquisitions, (ii) assume the Underwriters' over-allotment option is not exercised, (iii) assume an initial public offering price of $11.00 per share, (iv) assume the conversion of all outstanding shares of the Company's Series A Convertible Preferred Stock, liquidation value $50 per share (the "Series A Convertible Preferred Stock"), into $1.0 million in cash and 60,606 shares of Common Stock and (v) give effect to a 1,016.604-for-1 share dividend on the Common Stock effected as of May 12, 1997 (the "Stock Split") and (II) all references to Common Stock include both Common Stock and restricted voting common stock, par value $.01 per share (the "Restricted Common Stock"), of the Company.

     References to "Fiscal 1995," "Fiscal 1996" and "Fiscal 1997" mean, respectively, the year ended December 31, 1994, 1995 and 1996 with respect to six Founding Companies; November 30, 1994, 1995 and 1996 with respect to one Founding Company; March 31, 1995, 1996 and 1997 with respect to one other
Founding Company; and October 31, 1994 and 1995 and January 31, 1997 with respect to one other Founding Company. The Company has adopted a 52/53 week fiscal year ending on the last Sunday in January. With respect to the Company, references to "Fiscal 1997" mean the year ended January 26, 1997. With respect to the financial information of the Combined Founding Companies set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations," references to "Fiscal 1995," "Fiscal 1996" and "Fiscal 1997" mean a combination of the fiscal years of each of the Founding Companies for such year.

                                   THE COMPANY

     Collectibles USA was founded to create a national retailer of collectibles merchandise and marketer of animation art. Collectibles USA has entered into agreements to acquire six retailers of contemporary collectibles and three marketers of animation art simultaneously with the closing of the Offering. Upon the consummation of these Acquisitions, the Company believes that it will be a leading retailer of contemporary collectibles and a leading marketer of animation art in the United States. The Company's 16 collectibles stores are located in California (2), Florida, Illinois (6), Nevada (2), New Jersey (2), Oklahoma (2) and Virginia. In addition, certain stores sell collectibles through database direct mail, inbound and outbound telemarketing operations and over the Internet. The Company sells animation art primarily through database direct mail, telemarketing and the Internet to both retail and wholesale customers, and operates five animation art galleries located in California, New York (2), Pennsylvania and Washington.

     The Company's collectibles merchandise includes figurines and sculptures made from porcelain, ceramic and resin, and a wide selection of crystal items including functional and decorative products. The Company also sells collectible cottages and villages, collectible prints and lithographs, collectible Christmas ornaments and other holiday collectibles. The Company's merchandise is produced by leading vendors such as Lladro, Department 56 (manufacturer of The Original Snow Village and The Heirloom Village Collection product lines), Giuseppe Armani, Goebel U.S.A. (manufacturer of the Hummel product line), Waterford, Baccarat, Lalique, Swarovski, Disney and Enesco (manufacturer of the Precious Moments and Cherished Teddies product lines). The Company's animation art galleries carry a full spectrum of animation artwork, including original production cels, limited editions, sericels, model sheets and original drawings. In addition, the Company has licenses or rights, some of which are exclusive, to design, produce and market animation art featuring a wide variety of well known characters, including Garfield\R, The Simpsons\R and Anastasia\R, and is also an authorized dealer of limited editions and sericels created by Disney and Warner Brothers.

     According to Unity Marketing's The Collectibles Industry Report 1995 ("Unity Marketing"), the collectibles industry grew approximately 13% in 1995, generating over $8 billion in primary sales (i.e., sales of new merchandise), of which approximately 76% were generated by retail sales (including TV shopping) and approximately 24% were generated by direct response marketing. The contemporary collectibles industry is serviced by approximately 9,500 specialty retail collectibles stores nationwide. Collectibles are also sold by mid-to-upscale department stores, home furnishing stores, small specialty import stores, gift stores, card shops, TV shopping, collectors clubs, and other gallery and print stores. According to Unity Marketing, an estimated 22 million Americans identify themselves as collectors.

     The Company's goal is to become the leading retailer of contemporary collectibles and the leading marketer of animation art in the United States. The Company will seek to achieve this goal by emphasizing growth through acquisitions and implementing a national operating strategy that enhances internal revenue growth and profitability.

   Key elements of the Company's growth strategy include:

   o Grow through Acquisitions. The Company intends to acquire profitable, well-managed collectibles retailers and animation art marketers that have good reputations with vendors and customers and, where possible, provide new categories of merchandise that may be cross-sold to the Company's existing customer base. The Company believes that it will be an attractive acquiror of other retailers and marketers due to its strategy of retaining owners and management of acquired companies, its access to capital and its ability to offer sellers cash for their business as well as an ongoing equity stake in the Company. The Company has built an extensive database of businesses within the collectibles and animation art industries and believes it will be well positioned to implement its acquisition program promptly following the Offering. Although the Company will consider opportunities to make larger acquisitions, the Company's target candidate for acquisition is expected to have $2 to $5 million in annual sales, demonstrated profitability and one to four retail locations.

   o Open New Stores. Although the Company intends to focus initially on acquiring other retailers of collectibles and marketers of animation art, the Company expects to complement its acquisition growth with new store openings. Over the next 12 months, the Company plans to develop two prototype store formats: a "superstore" format of approximately 18,000 square feet, designed for either free-standing or strip mall locations, and a mall-based format, of approximately 1,500 square feet. Other than the anticipated opening of one or two prototype locations, the Company currently does not intend to open new stores over the next 12 months.

   Key elements of the Company's national operating strategy include:

   o Strengthen and Expand Vendor Relationships. Vendors in the collectibles industry often recognize retailers based on certain volume levels and reputation. Many of the Founding Companies have achieved preferred gallery status with key vendors which entitles them to volume discounts, co-op advertising funds, shipping allowances and other benefits. The Company believes that as a leading retailer of collectibles merchandise and a leading marketer of animation art in the United States, it will have a competitive advantage in leveraging its vendor relationships. In addition, as an industry leader, the Company believes that it will be able to establish exclusive relationships with vendors for certain product lines and items. Certain vendors already have expressed a willingness to develop products on an exclusive basis for the Company.

   o Expand and Improve Database Direct Mail, Telemarketing and Internet Marketing Programs. The Founding Companies have developed databases that often detail the buying patterns and merchandise preferences of existing and potential customers and enable the Founding Companies to conduct targeted database direct mail, telemarketing and Internet marketing programs. In order to develop a comprehensive marketing program for use on a Company-wide basis, the Company intends to combine and enhance the existing customer databases of its Founding Companies and to introduce database direct mail, telemarketing and Internet marketing programs at Founding Companies and future companies to be acquired which are not utilizing such programs.

   o Improve Operating Procedures. Initially the Company intends to focus on developing a centralized system to monitor the operations of the Founding Companies by auditing sales receipts, accounts payables, payroll, purchases and inventory levels and by implementing centralized cash management operations. The Company also will evaluate implementing appropriate systems, such as Company-wide point-of-sale systems, at its stores. The Company further intends to enhance operations at the store level by implementing improved training programs and incentive systems for experienced managers and by creating a corporate-level merchandising function to more effectively manage the Company's merchandising decisions, product displays and product assortment. Although in the near term the Company expects to incur higher operating expenses, the Company anticipates that in the future it will achieve long-term economies of scale and enhanced store-level performance as a result of these efforts.

   o Capitalize on Local Strengths. By maintaining significant operating autonomy at the local level, the Company intends to capitalize on local strengths, such as name recognition, customer loyalty and service. In addition, the Company anticipates that certain of the principals of the Founding Companies will assist in establishing and refining practices for Company-wide operations.

     Collectibles USA was incorporated in Delaware in January 1996. Its executive offices are located at One Battery Park Plaza, 24th Floor, New York, New York 10004, and its telephone number at that address is (212) 344-1271.

                                  THE OFFERING

Common Stock offered by the Company ..................... 2,700,000 shares
Common Stock to be outstanding after the Offering  ...... 6,198,784 shares(1)
Use of Proceeds   ....................................... To   pay   the    cash
                                                          portion     of     the
                                                          purchase  price of the
                                                          Founding    Companies;
                                                          repay          certain
                                                          indebtedness   of  the
                                                          Founding    Companies;
                                                          pay   required    cash
                                                          amounts     in    con-
                                                          nection    with    the
                                                          conversion    of   the
                                                          Series  A  Convertible
                                                          Preferred  Stock  upon
                                                          consummation   of  the
                                                          Offering;   repay  the
                                                          principal       amount
                                                          outstanding under cer-
                                                          tain      subordinated
                                                          notes   held   by   an
                                                          affiliate    of    the
                                                          Company;    and    for
                                                          general      corporate
                                                          purposes,   which   is
                                                          expected   to  include
                                                          future   acquisitions.
                                                          See "Use of  Proceeds"
                                                          and           "Certain
                                                          Transactions."
Proposed Nasdaq National Market Symbol .................. COUS

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(1) Includes (i) 2,246,996 shares to be issued to the owners of the Founding Companies, (ii) 60,606 shares to be issued to holders of the Series A Convertible Preferred Stock and (iii) 1,016,602 shares of Restricted Common Stock held by various sponsors of the transactions described herein. See "Principal Stockholders." Each share of Restricted Common Stock is entitled to four-tenths of a vote on all matters submitted to stockholders. Restricted Common Stock is convertible into Common Stock under certain circumstances. See "Description of Capital Stock -- Common Stock and
     Restricted Common Stock." Excludes (i) options to purchase        shares of
     Common Stock which will be granted in connection with the Offering pursuant to the Company's 1997 Long-Term Incentive Plan (the "Plan") and the 1997 Non-Employee Directors' Stock Plan (the "Directors' Plan") at an exercise price equal to the initial public offering price and (ii) 270,000 shares of Common Stock reserved for issuance upon the exercise of warrants to be issued to the Representatives of the Underwriters and their designees, exercisable at 120% of the initial public offering price (the "Representatives' Warrants"). See "Management -- 1997 Long-Term Incentive Plan," "-- 1997 Non-Employee Directors' Stock Plan" and "Underwriting."

                                  RISK FACTORS

     The Common Stock offered hereby involves a high degree of risk and immediate and substantial dilution. See "Risk Factors."

                    SUMMARY PRO FORMA COMBINED FINANCIAL DATA

     Collectibles USA will acquire the Founding Companies simultaneously with, and as a condition to, the consummation of the Offering. For financial statement presentation purposes, however, American Royal Arts Corp., one of the Founding Companies, has been identified as the "accounting acquiror." The following table presents the unaudited pro forma combined financial data for the Company, as adjusted for (i) the effects of the Acquisitions; (ii) the effects of certain pro forma adjustments to the historical financial statements described below; and (iii) the consummation of the Offering and the application of the net proceeds therefrom. This information should be read together with "Selected Financial Data," the Unaudited Pro Forma Combined Financial Statements and the notes thereto and the historical financial statements for American Royal Arts Corp. and certain of the other Founding Companies and the respective notes thereto included elsewhere in this Prospectus.

                                                            PRO FORMA
                                                        FISCAL YEAR ENDED
                                                         JANUARY 31, 1997
                                                     ---------------------------
                                                      (UNAUDITED, IN THOUSANDS,
                                                         EXCEPT SHARE AND
                                                          PER SHARE DATA)
STATEMENT OF OPERATIONS DATA(1):
 Net sales                                                 $   25,532
 Gross profit                                                  13,778
 Selling, general and administrative expenses(2)               11,028
 Goodwill amortization(3)                                         447
 Operating income                                               2,304
 Interest and other income (expense), net(4)(5)                   182
 Net income before taxes                                        2,486
 Net income                                                $      687
                                                            ==========
 Net income per share                                      $      .13
                                                            ==========
 Shares used in computing net income per share(6)           5,288,100

                                                                  JANUARY 31, 1997
                                                        ------------------------------------
                                                          PRO FORMA
                                                          COMBINED(7)        AS ADJUSTED(8)
                                                        ------------------   ---------------
                                                             (UNAUDITED, IN THOUSANDS)
BALANCE SHEET DATA:
 Working capital (deficit)(5)                                $  (4,732)(9)        $18,109
 Total assets                                                   34,742             43,121
 Long-term obligations, net of current maturities and
   notes payables to stockholders(5)                             2,929                  -
 Stockholders' equity(5)                                        12,381             37,257

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(1) The pro forma combined statement of operations data assume that the Acquisitions and the Offering were closed on February 1, 1996 and are not necessarily indicative of the results the Company would have obtained had these events actually then occurred or of the Company's future results.

(2) The pro forma combined statement of operations data reflect an aggregate of approximately $950,000 in pro forma reductions in salary and benefits of the owners of the Founding Companies to which they have agreed prospectively, and certain other adjustments, including the effect of revisions of certain lease agreements between certain stockholders of the Founding Companies and such Founding Companies. See "Certain Transactions."

(3) Reflects amortization of the goodwill to be recorded as a result of the Acquisitions over a 40-year period and computed on the basis described in the Notes to the Unaudited Pro Forma Combined Financial Statements.

(4) Includes the reduction of pro forma interest expense attributed to the repayment of debt with a portion of the net proceeds from the Offering.

(5) Several of the Founding Companies are S Corporations. Prior to the Acquisitions, these Founding Companies will make distributions to their stockholders totaling $1.7 million, representing substantially all of their previously taxed undistributed earnings (the "S Corporation Distributions"). In order to pay the S Corporation Distributions, the Founding Companies will borrow $1.7 million from existing sources, which will be repaid from the net proceeds of the Offering. Accordingly, pro forma interest expense has been increased, pro forma long-term obligations have been increased and pro forma stockholders' equity has been reduced.

(6) Includes (i) 2,246,996 shares to be issued to the owners of the Founding Companies, (ii) 60,606 shares to be issued to holders of the Series A Convertible Preferred Stock and (iii) 1,956,876 of the 2,700,000 shares to be sold in the Offering to pay the cash portion of the consideration for the Acquisitions, repay indebtedness relating to the S Corporation Distributions and pay expenses of the Offering. Excludes options to purchase shares which will be granted in connection with the Offering pursuant to the Plan and the Directors' Plan at an exercise price equal to the initial public offering price and 270,000 shares reserved for issuance upon exercise of the Representatives' Warrants. See "Management -- 1997 Long- Term Incentive Plan," "-- 1997 Non-Employee Directors' Stock Plan" and "Underwriting."

(7) The pro forma combined balance sheet data assume that the Acquisitions were closed on January 31, 1997. The pro forma combined balance sheet data are based upon preliminary estimates, available information and certain assumptions that management deems appropriate and should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.

(8)  Reflects the consummation of the Offering. See "Use of Proceeds."

(9) Includes $9.2 million payable to owners of the Founding Companies, representing the cash portion of the consideration for the Acquisitions to be paid with a portion of the net proceeds from the Offering.

               SUMMARY INDIVIDUAL FOUNDING COMPANY FINANCIAL DATA

     The following table presents certain summary statements of operations data for the Founding Companies for each of their three most recent fiscal years.

                                                                           FISCAL(1)
                                                           -----------------------------------------
                                                             1995           1996           1997
                                                           ------------   ------------   -----------
American Royal Arts
 Sales                                                     $3,897,785     $4,051,072     $4,288,612
 Gross profit                                               2,182,760      2,491,154      2,782,828
 Selling, general and administrative expenses(2)            1,587,875      1,759,886      1,778,138
Stone's Hallmark
 Sales                                                     $3,488,838     $4,281,040     $4,985,549
 Gross profit                                               1,689,219      2,012,350      2,488,975
 Selling, general and administrative expenses(2)            1,430,695      1,787,457      2,117,010
Crystal Galleria(3)
 Sales                                                     $2,503,075     $2,794,361     $3,727,285
 Gross profit                                               1,315,177      1,461,184      1,942,369
 Selling, general and administrative expenses(2)              730,906        875,180      1,564,229
North Pole City
 Sales                                                     $2,562,024     $2,865,249     $3,726,332
 Gross profit                                               1,190,985      1,373,610      1,993,701
 Selling, general and administrative expenses(2)              989,561      1,077,684      1,521,669
Little Elegance(3)
 Sales                                                     $3,113,114     $2,707,793     $2,598,270
 Gross profit                                               1,362,429      1,238,268      1,251,609
 Selling, general and administrative expenses(2)            1,260,761      1,179,842      1,229,978
Reef Hallmark(3)
 Sales                                                     $1,419,294     $1,838,788     $2,492,809
 Gross profit                                                 633,618        737,030      1,191,341
 Selling, general and administrative expenses(2)              484,960        628,543        934,764
Animation USA(3)
 Sales                                                     $1,212,497     $1,731,856     $1,716,410
 Gross profit                                                 600,536        833,341        876,127
 Selling, general and administrative expenses(2)              626,514        773,523        845,100
Filmart(3)
 Sales                                                     $  760,653     $1,053,089     $1,445,848
 Gross profit                                                 503,716        541,720        947,928
 Selling, general and administrative expenses(2)              452,189        492,577        539,178
Crystal Palace(3)
 Sales                                                     $1,103,714     $1,129,960     $1,132,782
 Gross profit                                                 415,965        467,809        595,517
 Selling, general and administrative expenses(2)              466,737        478,785        455,299

----------
(1) The fiscal years presented are as follows: American Royal Arts -- the years ended October 31, 1994 and 1995 and the year ended January 31, 1997; Stone's Hallmark - the years ended November 30, 1994, 1995 and 1996; North Pole City -- the years ended March 31, 1995, 1996 and 1997; and Crystal
     Galleria, Little Elegance, Reef Hallmark, Animation USA, Filmart and Crystal Palace -- the years ended December 31, 1994, 1995 and 1996.

(2) Selling, general and administrative expenses have not been adjusted for aggregate reductions in salary and benefits of approximately $950,000 to the owners of the Founding Companies to which they have agreed prospectively and for revisions to certain lease agreements between one of the Founding Companies and its stockholders, or for increased costs associated with the Company's new corporate management and with being a public company.

(3) The summary statements of operations data is unaudited for the following companies: Reef Hallmark and Filmart for Fiscal 1995; Animation USA for Fiscal 1995 and Fiscal 1996; and Little Elegance and Crystal Palace for Fiscal 1995, Fiscal 1996 and Fiscal 1997.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing shares of Common Stock offered hereby. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the following risk factors, "Management's Discussions and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this Prospectus.

ABSENCE OF COMBINED OPERATING HISTORY

     Collectibles USA was founded in January 1996 but has conducted no operations and generated no revenue to date. Collectibles USA has entered into agreements to acquire the Founding Companies simultaneously with the closing of the Offering. The Founding Companies have been operating as separate, independent entities and there can be no assurance that the Company will be able to integrate these businesses on a cost-effective basis or at all. In addition, there can be no assurance that the recently assembled management group will be able to oversee the combined entity and effectively implement the Company's operating or growth strategies. Although the management of each Founding Company has substantial experience in the retail sales of collectibles or marketing of animation art, none of the Company's officers or senior management group have had experience managing a company in the collectibles or animation art industries. The pro forma combined financial results of the Founding Companies cover periods when the Founding Companies and Collectibles USA were not under common control or management and, therefore, may not be indicative of the Company's future financial or operating results. The success of the Company will depend on management's ability to centralize and integrate certain administrative and accounting functions and otherwise integrate the Founding Companies and businesses acquired in the future into one organization in a profitable manner. In particular, the Company will need to consolidate its internal systems for reporting financial and other information, including inventory levels, deemed significant by management. The internal systems for accumulating such information at each of the Founding Companies vary in degree of sophistication, and, in some cases, are not adequate for the Company's anticipated needs. Failure to successfully develop a consolidated system for reporting such information could have a material adverse effect on the Company's financial condition and results of operations. The inability of the Company to successfully integrate the Founding Companies would have a material adverse effect on the Company's financial condition and results of operations and would make it unlikely that the Company's acquisition program will be successful. See "Business -- Business Strategy" and "-- Management Information Systems and Controls." The Company expects to incur additional management and other administrative expenses after the Acquisitions. There can be no assurance that these expenses will be offset by savings resulting from the consolidation of the Founding Companies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RELIANCE ON ACQUISITIONS

     The  Company's  future  growth  depends  in large  part on its  ability  to increase its sales and the markets it serves through the acquisition of additional collectibles retailers and animation art marketers. There can be no assurance that the Company will be able to identify or acquire additional businesses on acceptable terms, effectively and profitably integrate into the Company businesses acquired in the future, or achieve sales and profitability that justify the investment therein. Acquisitions may involve a number of special risks, including adverse short-term effects on the Company's reported operating results; diversion of management's attention; dependence on retaining, hiring and training key personnel; risks associated with unanticipated problems or legal liabilities; and amortization of acquired intangible assets, some or all of which could have a material adverse effect on the Company's financial condition and results of operations. In addition, to the extent that consolidation becomes more prevalent in the industry, the prices for attractive acquisition candidates may increase. The Company intends to use shares of Common Stock for a portion of the consideration for future acquisitions. If the Common Stock does not maintain a sufficient value or if potential acquisition candidates are unwilling to accept shares of

Common Stock as part of the consideration for the sale of their businesses, then the Company may be required to utilize more of its cash resources, if available, in order to pursue its acquisition program. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through financings or alternative means. See "Business -- Business Strategy" and the Unaudited Pro Forma Combined Financial Statements and the notes thereto included elsewhere in this Prospectus.

MANAGEMENT OF GROWTH

     The Company expects to grow primarily through acquisitions. Management expects to expend significant time and effort in evaluating, completing and integrating acquisitions. The Company will need to implement additional systems, procedures and controls to support adequately the Company's operations as they expand. Any future growth will also impose significant added responsibilities on members of senior management, including the need to identify, recruit and integrate new senior level managers and executives. There can be no assurance that such additional management will be identified and retained by the Company. In addition, none of the Company's officers or senior management have had experience managing a consolidated company, which requires, among other things, the ability to manage many individual stores geographically dispersed throughout the country. The inability of the Company to manage its growth efficiently and effectively, or to attract and retain additional qualified management, could have a material adverse effect on the Company's financial condition and results of operations. See "Business -- Strategy."

DEPENDENCE ON LICENSES

     The Company markets many of its animation art products through retail and wholesale channels pursuant to licensing arrangements. The Company has licenses or rights to design, produce and distribute animation art featuring a wide variety of well known characters such as Garfield\R, The Simpsons\R and Anastasia\R. These arrangements are limited in scope, expire between March 1998 and September 1999, and authorize the sale of specified licensed products for a defined period of time, generally two to four years. The agreements may be terminated prior to their expiration date under certain circumstances, including the Company's failure to comply with the product approval provisions. The success of licensing arrangements depends on many factors, including the reasonableness of license fees in relation to revenue generated by sales of licensed products and the continued popularity of the licensed products. The termination, cancellation or inability to renew any existing licensing arrangements, coupled with the inability to develop and enter into new licensing arrangements, could have a material adverse effect on the Company's financial condition and results of operations. In addition, certain of the Founding Companies are authorized dealers of limited editions and sericels manufactured by Disney and Warner Brothers, which are sold through retail channels. There can be no assurance that such status will not be revoked or that any such revocation would not have a material adverse effect on the Company's financial condition and results of operations. In addition, the Company is an authorized dealer of art produced by Warner Brothers/Hanna-Barbera, Disney and artist Chuck Jones. The Company's authorized dealer agreements can generally be terminated by the other party with or without cause on short notice. Termination of any of the Company's authorized dealer agreements could have a material adverse effect on the Company's financial condition and results of operations. Certain of the authorized dealer agreements require consent to the Acquisitions. Although the Company will seek consents authorizing the Acquisitions where required by the terms of such authorized dealer agreements, there can be no assurance that such consents will be obtained. See "Business -- Licenses."

NEED FOR ADDITIONAL CAPITAL

     The Company expects that it will use significant amounts of capital for acquisitions of other collectibles retailers and animation art marketers, for operating purposes (including the acquisition and implementation of a management information system) and to facilitate internal growth. The Company intends to use shares of Common Stock for a portion of the consideration for future acquisitions. If the Common Stock does not maintain a sufficient value or if potential acquisition candidates are unwilling to accept Common Stock as part of the consideration for the sale of their businesses, then the Company may be required to utilize more of its cash resources, if available, in order to pursue its acquisition program. If the Company does not have sufficient cash resources, its growth could be limited. Using cash to complete acquisitions and finance internal growth could substantially limit the Company's financial flexibility; using debt could result in financial covenants that limit the Company's operations and financial flexibility; and using equity may result in significant dilution of the ownership interests of the then existing stockholders of the Company. The timing and amount of any such capital requirements cannot be predicted. The Company intends to seek a $15.0 million credit facility with a syndicate of commercial banks to be used for acquisitions, working capital and other general corporate purposes. There can be no assurance that the Company will be able to obtain such financing if, and when, it is needed or that, if available, it will be available on terms the Company deems acceptable. As a result, the Company might be unable to pursue its acquisition strategy successfully or to achieve operating efficiencies, which could have a material adverse effect on the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources -- Combined" and "Business -- "Business Strategy."

FACTORS AFFECTING INTERNAL GROWTH

     The Company's ability to generate internal earnings growth will be affected by, among other factors, its ability to expand the range of merchandise offered to customers, increase sales to existing customers, increase market share in a given market, attract and retain qualified employees, purchase inventory at acceptable prices, open additional stores and reduce operating costs and overhead. The Company's inability to generate internal earnings growth could have a material adverse effect on the Company's financial condition and results of operations.

DEPENDENCE ON KEY COLLECTIBLES VENDORS

     The Company's performance depends, in large part, on its ability to purchase contemporary collectibles merchandise in sufficient quantities at competitive prices. Although the Company purchases collectibles merchandise from over 100 vendors, one vendor, Hallmark, accounted for approximately 11% of the Company's pro forma net sales in Fiscal 1997. The Company has no long-term purchase contracts or other contractual assurances of continued supply, pricing or access to new products. Because customers of collectibles merchandise often collect specific product lines, the inability of the Company to obtain collectibles merchandise from a particular vendor could have a material adverse effect on its financial condition and results of operations. Moreover, there can be no assurance that vendors will continue to manufacture desirable collectibles merchandise or that vendors will not discontinue manufacturing product lines that have proved popular. In addition, one of the Founding Companies, as a retailer of merchandise imported from Italy, is subject to certain risks that typically do not affect other retailers, including the need to order merchandise significantly in advance of delivery, fluctuations in the value of currency, and the obligation to pay for such merchandise at the time it is loaded for transport to designated U.S. destinations. There can be no assurance that the Company will be able to acquire desired merchandise in sufficient quantities on terms acceptable to the Company, or that an inability to acquire suitable merchandise, or the loss of one or more key vendors, will not have a material adverse effect on the Company's financial condition and results of operations. See "Business -- Business Strategy -- National Operating Strategy."

COMPETITION

     The collectibles and animation art industries are highly fragmented and competitive. In addition to other collectibles retailers and animation art marketers, the Company competes with mid-to-upscale department stores, gift stores, card shops, TV shopping, collectors clubs and other gallery and print stores. The Company's animation art galleries compete, in certain cases, with the owners of the licensed characters, including Disney and Warner Brothers, who sell products through their own stores and other marketing channels. Many of the Company's competitors are larger and have substantially greater financial, marketing and other resources than the Company. In addition, although the primary points of competition are service and availability of desired merchandise, there can be no assurance that pricing competition will not develop. Other retailing companies with significantly greater capital and other resources than the Company may enter or expand their operations in the collectibles industry, which could change the competitive dynamics of the industry. In addition, as the Company's animation art licenses and rights expire, the Company will compete with other marketers of animation art for the right to design, produce and market artistic creations based on the applicable licensed character. Because retailers of collectibles and marketers of animation art products generally do not own the proprietary rights to the products that they sell, the barriers to entry to these industries are not significant. Therefore, there can be no assurance that additional participants will not enter the market or that the Company could compete effectively with such entrants. See "Business -- Competition."

     In addition, it is possible that there will be competition to acquire additional businesses if the collectibles or animation art industries undergo broader consolidation. Such competition could lead to higher prices being paid for such companies. The Company believes that its decentralized management strategy and other operating strategies make it an attractive acquiror of other collectibles retailers and animation art marketers. However, there can be no assurance that the Company's acquisition program will be successful.

SEASONALITY; FLUCTUATION OF QUARTERLY OPERATING RESULTS

     The collectibles industry, and to a lesser extent the animation art industry, can be subject to seasonal variations in demand. For example, most of the Company's collectibles operations experience the greatest demand during the winter holiday shopping period. Although the animation art industry experiences less seasonal variations in demand, sales of animation art also generally increase during the winter holiday season. Consequently, certain of the Founding Companies have historically been most profitable during the fourth quarter of the Company's fiscal year. Quarterly results may also be materially affected by the timing of acquisitions, the timing and magnitude of acquisition assimilation costs, the costs of opening new stores, the timing of new product introductions, the gain or loss of significant customers or product lines and variations in merchandise mix. The Company makes decisions about purchases of inventory well in advance of the time at which such products are intended to be sold. Accordingly, the Company's performance in any particular quarter may not be indicative of the results that can be expected for any other quarter or for the entire year. Significant deviations from projected demand for collectibles merchandise could have a material adverse effect on the Company's financial condition and quarterly or annual results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

EFFECT OF FLUCTUATIONS IN THE GENERAL ECONOMY

     Demand for collectibles merchandise and animation art is affected by the general economic conditions in the United States. When economic conditions are favorable and discretionary income increases, purchases of non-essential items like collectibles merchandise and animation art generally increase. When economic conditions are less favorable, sales of collectibles merchandise and animation art are generally lower. In addition, the Company may experience more competitive pricing pressure during economic downturns. Therefore, any significant economic downturn or any future changes in consumer spending habits could have a material adverse effect on the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CHANGES IN CUSTOMER TASTE

     The markets for the Company's products are subject to changing customer tastes and the need to create and market new products. Demand for collectibles and animation art products is influenced by the popularity of certain themes, cultural and demographic trends, marketing and advertising expenditures and general economic conditions. Because these factors can change rapidly, customer demand also can shift quickly. Some collectibles appeal to customers for only a limited time. The success of new product introductions depends on various factors, including product selection and quality, sales and marketing efforts, timely production and delivery and consumer acceptance. The Company may not always be able to respond quickly and effectively to changes in customer taste and demand due to the amount of time and financial resources that may be required to bring new products to market. If the Company were to materially misjudge the market, certain inventory of the Company may remain unsold. The inability to respond quickly to market changes could have a material adverse effect on the Company's financial condition and results of operations. See "Business - Marketing."

RISKS ASSOCIATED WITH MARKETING AND TELEMARKETING STRATEGY

     One of the Company's significant strategies for improved marketing is the consolidation of the databases of the various Founding Companies and of any companies acquired in the future for database direct mail, telemarketing and Internet marketing efforts. There can be no assurance that the Company will be able to integrate these databases successfully or that, once integrated, some of the databases will not be discovered to contain overlapping information. In addition, the Company has not previously conducted its marketing programs according to practices common to the database direct mail, telemarketing and Internet industries, including practices such as the systematic measurement of the response rates generated from its databases or the categorization of entries in the databases by past behavior. The costs for a new information technology system to effect such integration could be substantial, as could the amount of time needed to acquire and implement such a system. The inability to integrate the various databases successfully, or in a timely and cost effective manner, could have a material adverse effect on the Company's financial condition and results of operations. In addition, while the Founding Companies have historically charged customers the costs of overnight and ground delivery of merchandise, they have not charged, and the Company does not intend to charge, customers for the costs of catalog mailings and paper. Material increases in paper or catalog delivery costs or the inability to charge customers for the costs of overnight or ground delivery of merchandise could have a material adverse effect on the Company's financial condition and results of operations. See "Business -- Marketing."

SALES TAX CONSIDERATIONS

     Various states are increasingly seeking to impose sales or use taxes on inter-state mail order sales and are aggressively auditing sales tax returns of mail order businesses. Complex legal issues arise in these areas, relating, among other things, to the required nexus of a business with a particular state, which may permit the state to require a business to collect such taxes. Although the Company believes that each of the Founding Companies has adequately provided for sales taxes on its mail order sales, there can be no assurance as to the effect of actions taken by state tax authorities on the Company's financial condition or results of operations. Furthermore, prior to the Acquisitions, each Founding Company has collected sales taxes only on sales to customers in states in which such Founding Company conducts its operations. In the future, the Company may be required to collect sales tax on sales made to customers in all of the states in which it conducts its operations. The imposition of sales taxes on mail order sales generally has a negative effect on mail order sales levels. All of the factors cited above may negatively affect the Company's financial condition and results of operations in the future. Any such impact cannot currently be quantified.

DEPENDENCE ON KEY PERSONNEL

     The Company's operations are dependent on the continued efforts of senior management of the Founding Companies. Furthermore, the Company will likely be dependent on the senior management of companies that may be acquired in the future. Although the Company has entered into employment agreements with senior management of the Founding Companies, there can be no assurance that any individual will continue in such capacity for any particular period of time. The loss of key personnel, or the inability to hire and retain qualified employees, could have a material adverse effect on the Company's financial condition and results of operations. The Company does not intend to carry key-person life insurance on any of its employees. See "Management."

MISREPRESENTATIONS AND BREACHES BY THE SELLERS AND THE FOUNDING COMPANIES IN THE ACQUISITIONS

     In consummating the Acquisitions, the Company is relying upon certain representations, warranties and indemnities made by the former owners of the Founding Companies and the Founding Companies themselves with respect to each of the Acquisitions, as well as its own due diligence investigations. There can be no assurance that such representations and warranties will be true and correct, that the Company's due diligence will uncover all material adverse facts relating to the operations and financial condition of the Founding Companies that are acquired or that all of the conditions to the Company's obligations to consummate the Acquisitions will be satisfied. Any material misrepresentations could have a material adverse effect on the Company's financial condition or results of operations.

CONTROL BY EXISTING MANAGEMENT AND STOCKHOLDERS

     Following the completion of the Acquisitions and the Offering, the Company's officers and directors, various sponsors of the transaction, and former stockholders of the Founding Companies, and entities affiliated with them, will beneficially own 52.7% of the outstanding shares of Common Stock (49.4% if the Underwriters' over-allotment option is exercised in full). These holders of Common Stock will control in the aggregate 47.5% of the votes of all shares of Common Stock and, if acting in concert, generally will be able to exercise control over the Company's affairs, to elect the entire Board of Directors and to control the disposition of any matter submitted to a vote of stockholders. See "Principal Stockholders."

PROCEEDS OF OFFERING PAYABLE TO AFFILIATES

     Approximately $15.4 million, or approximately 65.4%, of the net proceeds of the Offering will be paid in cash to the owners of the Founding Companies (some of whom will become officers, directors or key employees of the Company) or will be used to repay certain indebtedness of the Founding Companies. Approximately $2.3 million of the $4.5 million of indebtedness at June 1, 1997 to be repaid is held by certain stockholders and affiliates of the Founding Companies. Included in the expenses of the Offering are approximately $1.0 million to pay required cash amounts in connection with the conversion of the Series A Convertible Preferred Stock upon consummation of the Offering and $1.3 million to repay the principal amount outstanding under the CEFC Notes (as defined hereinafter) upon consummation of the Offering, which notes are held by an affiliate of the Company. The proceeds from the sale of the Series A Convertible Preferred Stock and the CEFC Notes were used by the Company to pay various expenses incurred in connection with its efforts to complete the Acquisitions and effect the Offering. Net proceeds available for acquisitions, working capital and other uses by the Company will be approximately $8.2 million, or 34.6% of the net proceeds of the Offering (approximately $12.3 million, or 44.4% of the net proceeds of the Offering, if the Underwriters' over-allotment option is exercised in full). See "Use of Proceeds" and "Certain Transactions."

POTENTIAL EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE ON THE PRICE OF THE COMMON STOCK

     The 2,700,000 shares being sold in the Offering will be freely tradeable unless acquired by affiliates of the Company. The market price of the Common Stock of the Company could be adversely affected by the sale of substantial amounts of shares of Common Stock of the Company in the public market following the Offering.

     Simultaneously with the closing of the Offering, the stockholders of the Founding Companies will receive, in the aggregate, 2,246,996 shares of Common Stock as a portion of the consideration for their businesses. These shares are not being offered by this Prospectus and have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and, therefore, may not be sold unless registered under the Securities Act or sold pursuant to an exemption from registration, such as the exemption provided by Rule 144 promulgated under the Securities Act. The stockholders who will receive these shares have certain piggyback registration rights with respect to these shares and, upon certain future registrations by the Company, such restricted shares will be eligible for resale in the public market. In addition, existing Common Stock stockholders of the Company as of the date hereof hold, in the aggregate, 1,191,182 shares. See "Certain Transactions." None of these shares have been registered under the Securities Act and, accordingly, may not be sold unless registered under the Securities Act or sold pursuant to an exemption from registration, such as the exemption provided by Rule 144.

     The Company and its officers and directors have agreed not to, directly or indirectly, offer, issue, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities exercisable for or convertible or exchangeable into Common Stock (the "Securities") for a period of 180 days after the date of this Prospectus (the "Lockup Period") without the prior written consent of Ladenburg Thalmann & Co. Inc., except for the grant of employee stock options by the Company and except that the Company may issue shares of Common Stock (i) in connection with acquisitions, (ii) pursuant to the exercise of options granted under the Plan and the Directors' Plan and (iii) upon conversion of the Series A Convertible Preferred Stock and the Restricted Common Stock in accordance with their respective terms. In addition, the owners of the Founding Companies and certain stockholders of the Company designated by the Representatives who beneficially own an aggregate of 1,016,602 shares of Common Stock have agreed, subject to certain exceptions, not to, directly or indirectly, offer, sell, contract to sell or otherwise dispose of any Securities for a period of 180 days after the date of this Prospectus without the prior written consent of Ladenburg Thalmann & Co. Inc. After such periods, all of such shares will be eligible for sale in accordance with Rule 144 promulgated under the Securities Act, subject to the volume, holding period and other limitations of Rule 144. See "Underwriting."

     The Company will issue in connection with the Offering under the Plan and the Directors' Plan options to purchase up to an aggregate of shares of Common Stock. None of such options are exercisable until after the expiration of the Lockup Period. The Company intends to register the shares issuable upon exercise of options granted under the Plan and the Directors' Plan and, upon such registration, such shares will be eligible for resale in the public market. See "Management -- 1997 Long-Term Incentive Plan," and "-- 1997 Non-Employee Directors' Stock Plan."

     Upon completion of the Offering, the Company has agreed to issue to the Representatives and their designees, for their own accounts, warrants to purchase an aggregate of 270,000 shares of Common Stock exercisable during the five-year period commencing on the date of this Prospectus, at an exercise price equal to 120% of the initial public offering price. The Company has agreed to grant certain registration rights to the holders of these warrants. The existence or exercise of these warrants could materially adversely affect the Company's ability to raise additional financing at a time when it may be advantageous to do so. See "Underwriting."

     The Company plans to register up to an additional 2,500,000 shares of Common Stock with the Securities and Exchange Commission (the "Commission") under the Securities Act as soon as practicable after completion of the Offering for use by the Company as all or a portion of the consideration to be paid in conjunction with future acquisitions. These shares may be freely tradeable after their issuance, unless the sale of such shares is contractually restricted. The piggyback registration rights described above will not apply to the registration statement to be filed with respect to these additional shares.
See "Shares Eligible for Future Sale."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the Offering, there has been no public market for the Common Stock. Application has been made for quotation of the Common Stock on the Nasdaq National Market. However, there can be no assurance that, following the Offering, a regular trading market for the Common Stock will develop or be sustained. The initial public offering price will be determined by negotiations among the Company and the Representatives of the Underwriters and may bear no relationship to the market price of the Common Stock after the Offering. See "Underwriting." The market price of the Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results and other factors. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. Factors such as actual or anticipated operating results, growth rates, changes in estimates by analysts, market conditions in the industry, announcements by competitors, regulatory actions and general economic conditions will vary from period to period. As a result of the foregoing, the Company's operating results and prospects from time to time may be below the expectations of public market analysts and investors. Any such event would likely result in a material adverse effect on the price of the Common Stock.

DIVIDEND POLICY; RESTRICTIONS ON PAYMENT

     The Company has never paid cash dividends and anticipates that for the foreseeable future, its earnings will be retained for the operation and expansion of its business and for general corporate purposes and that it will not pay cash dividends. In addition, the Company anticipates that any credit facility to which it becomes a party will limit the payment of cash dividends without the lender's consent. See "Dividend Policy."

IMMEDIATE AND SUBSTANTIAL DILUTION

     The purchasers of the shares of Common Stock offered hereby will experience immediate dilution in the net tangible book value of their shares of $7.87 per share. In the event the Company issues additional shares of Common Stock in the future, including shares which may be issued in connection with future acquisitions, purchasers of the Common Stock in the Offering may experience further dilution in the net tangible book value per share of Common Stock of the Company. See "Dilution."

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS

     The Board of Directors of the Company is empowered to issue preferred stock in one or more series without stockholder action. The existence of this "blank-check" preferred stock provision could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise. Certain provisions of the Delaware General Corporation Law may also discourage takeover attempts that have not been approved by the Board of Directors. See "Description of Capital Stock."

                                   THE COMPANY

     Collectibles USA was founded to create a national retailer of collectibles merchandise and marketer of animation art products. Concurrently with, and as a condition to, the closing of the Offering, Collectibles USA will acquire the nine Founding Companies. A brief description of each of the Founding Companies is set forth below.

COLLECTIBLES STORES


     Crystal Galleria, Inc. and Base, Inc. d/b/a Crystal Galleria and d/b/a Crystal Galaxy ("Crystal Galleria"). Crystal Galleria is a retailer of a wide range of contemporary collectibles such as crystal, porcelain figurines and art glass from vendors, including Swarovski, Baccarat, Waterford, Lalique, Lladro and Giuseppe Armani. Crystal Galleria has been in operation since 1992 and has three mall-based stores, of which two are located in the Forum Shops at Caesar's and the Tower Shops at Stratosphere in Las Vegas, Nevada and one is located in The Tysons Corner Center in McLean, Virginia. Crystal Galleria's stores carry an average of approximately 3,200 stock keeping units ("SKUs"), average approximately 1,800 square feet in size and, in Fiscal 1997, generated sales of $3.7 million. Upon consummation of the Offering, Vincent J. Browne, one of the owners of the Crystal Galleria stores, will remain the President of Crystal Galleria and will serve as a director of the Company.

     Vincent J. Browne, Inc. d/b/a Crystal Palace, Inc. ("Crystal Palace"). Crystal Palace is a retailer of a wide range of contemporary collectibles such as crystal, plates, figurines and Murano glass from vendors, including Waterford, Swarovski, Disney, Lladr-, Goebel U.S.A. (manufacturer of the Hummel product line) and the Bradford Exchange. Crystal Palace has been in operation since 1985 and has two mallbased stores of which one is located in San Diego, California and one is located in El Cajon, California. Crystal Palace's stores carry an average of approximately 2,600 SKUs, average approximately 1,050 square feet in size and, in Fiscal 1997, generated sales of $1.1 million. Upon consummation of the Offering, Vincent J. Browne, the sole owner of Crystal Palace, will remain the President of Crystal Palace and will serve as a director and as the Executive Vice President -- Mall Operations of the Company.

     St. George, Inc. d/b/a Little Elegance and d/b/a Under the Mistletoe ("Little Elegance"). Little Elegance is a retailer of contemporary collectibles such as figurines and lighted houses from vendors, including Enesco (manufacturer of the Precious Moments and Cherished Teddies product lines), Department 56 (manufacturer of The Original Snow Village and The Heirloom Village Collection product lines), Lladro and Swarovski. Little Elegance has been in operation since 1969 and has two mall-based stores, of which one is located in Wayne, New Jersey and one is located in Woodbridge, New Jersey. Little Elegance's stores carry an average of approximately 10,000 SKUs, average approximately 3,700 square feet in size and, in Fiscal 1997, generated sales of $2.6 million. Upon consummation of the Offering, Keith Holt, the general manager of Little Elegance, will become the President of Little Elegance.

     DKG Enterprises, Inc. d/b/a North Pole City Gifts & Collectibles and d/b/a North Pole City ("North Pole City"). North Pole City is a retailer and marketer of Christmas and other contemporary collectibles such as ornaments, lighted houses and figurines from vendors, including Department 56, Enesco, Giuseppe Armani and Disney. North Pole City has been in operation since 1984. It has one "superstore" of approximately 15,000 square feet of retail space and a free-standing retail outlet of approximately 1,500 square feet both located in Oklahoma City, Oklahoma. North Pole City carries approximately 13,900 SKUs and, in Fiscal 1997, generated sales of $3.7 million. Upon consummation of the Offering, David K. Green, an owner of North Pole City, will remain the President of North Pole City and will serve as a director and as the Executive Vice President -- Operations of the Company as well as the President -- Collectibles Division.

     Elwell Stores, Inc. d/b/a The Reef Hallmark Shop ("Reef Hallmark"). Reef Hallmark is a retailer and marketer of contemporary collectibles, including ornaments, figurines, lighthouses, lighted houses and crystals from vendors, including Enesco, Swarovski, Disney, Department 56 and Hallmark. Reef Hallmark has been in operation since 1959 and has one strip mall-based store located in West Palm Beach, Florida. Reef Hallmark carries approximately 5,000 SKUs (excluding greetings cards), is approximately 4,000 square feet in size and, in Fiscal 1997, generated sales of $2.5 million. In Fiscal 1997, approximately 18% of Reef Hallmark's sales were from Hallmark products. Upon consummation of the Offering, Roy C. Elwell, the sole owner of Reef Hallmark, will remain the President of Reef Hallmark and will serve as a director and as the Executive Vice President -- Corporate Development of the Company. Reef Hallmark will continue to use the "Hallmark" designation for the immediate future.

     Stone's Shops, Inc. ("Stone's Hallmark"). Stone's Hallmark is a retailer of contemporary collectibles, ornaments, figurines, lighthouses and lighted houses from vendors, including Enesco, Boyds, Cast Art, Disney, Department 56, Seraphim Angels and Hallmark. Stone's Hallmark has been in the contemporary collectibles business since 1979 and has stores located in Rockford (4), Freeport and Rochelle, Illinois. Stone's Hallmark's stores carry approximately 10,000 SKUs (excluding greeting cards), range from approximately 3,000 to 18,500 square feet (15,750 of which is used as retail space) in size and, in Fiscal 1997, generated sales of $5.0 million. In Fiscal 1997, approximately 34% of Stone's Hallmark's sales were from Hallmark products. Upon consummation of the Offering, David J. Stone, who together with his wife is the owner of Stone's Hallmark, will remain the President of Stone's Hallmark and will serve as a director of the Company. Stone's Hallmark will continue to use the "Hallmark" designation for the immediate future.

ANIMATION ART GALLERIES

     American Royal Arts Corp. ("American Royal Arts"). American Royal Arts is a retail and wholesale marketer specializing in the sale of animation art, including limited editions, production cels, sericels, lithographs and vintage animation. American Royal Arts produces animation art under various license arrangements, certain of which are exclusive to it. American Royal Arts has been in operation since 1987 and has one gallery located in Westbury, New York, which also houses its telemarketing operations. American Royal Arts' gallery is approximately 5,500 square feet in size, includes its telemarketing operations and, in Fiscal 1997, generated sales of $4.3 million. Upon consummation of the Offering, Jerry Gladstone, sole owner of American Royal Arts, will remain the President of American Royal Arts and will serve as the President of the Company's Animation Division and as a director of the Company.

     Animation U.S.A., Inc. ("Animation USA"). Animation USA is a retail and wholesale marketer of animation art such as vintage original production cels, limited edition cels and sericels. Animation USA has been in operation since 1990 and has two free-standing galleries, of which one is located in Seattle, Washington and one is located in San Francisco, California. Animation USA's galleries average approximately 1,200 square feet in size and, in Fiscal 1997, generated sales of $1.7 million. Upon consummation of the Offering, David M. Vice and Laine Ross, the two owners of Animation USA, will remain the President and Vice President, respectively, of Animation USA.

     Filmart Productions Inc. d/b/a Cartoon World, d/b/a Filmart Galleries and d/b/a Animation Art Resources ("Filmart"). Filmart is a retail marketer of animation art such as vintage original production cels, limited edition cels and sericels. Filmart has been in operation since 1991 and has two free-standing galleries, of which one is located in Philadelphia, Pennsylvania and one is located in Huntington, New York. Filmart's galleries average approximately 2,225 square feet in size and, in Fiscal 1997, generated sales of $1.4 million. In January 1996, Filmart acquired Animation Art Resources, previously owned by Susan M. Spiegel for a 50% interest in Filmart. Upon consummation of the Offering, Aron Laikin and Susan M. Spiegel, the two owners of Filmart, will remain the Chief Operating Officer and President, respectively, of Filmart. In addition, Susan M. Spiegel will serve as a director of the Company.

ACQUISITIONS CONSIDERATION

     The aggregate consideration to be paid by Collectibles USA in the Acquisitions consists of approximately $9.2 million in cash and 2,246,996 shares of Common Stock. The Company will also assume all of the indebtedness of the Founding Companies (approximately $4.5 million as of June 1, 1997), which indebtedness will be repaid with a portion of the net proceeds of the Offering. In addition, prior to the Acquisitions certain of the Founding Companies will make S Corporation Distributions of

$1.7 million.  The consideration to be paid by Collectibles USA for the Founding
Companies  was  determined  by  negotiations   between   Collectibles   USA  and
representatives of the Founding Companies. See "Certain Transactions."

                                 USE OF PROCEEDS

     The net proceeds from the sale by the Company of the 2,700,000 shares of Common Stock offered hereby, are estimated to be approximately $23.6 million ($27.8 million if the Underwriters' over-allotment option is exercised in full), based upon an assumed initial public offering price of $11.00 per share, after deducting the estimated underwriting discount and offering expenses payable by the Company including (i) $1.0 million to pay required cash amounts in connection with the conversion of the Series A Convertible Preferred Stock upon consummation of the Offering and (ii) $1.3 million to repay the principal amount of indebtedness outstanding under the CEFC Notes. The Company intends to use approximately $9.2 million of the net proceeds of the Offering to pay the cash portion of the purchase price for the Founding Companies, all of which will be paid to former stockholders of the Founding Companies. Approximately $1.7 million of the net proceeds will be used to repay indebtedness incurred by three of the Founding Companies to make the S Corporation Distributions to certain former owners of the Founding Companies, which S Corporation Distributions represented S Corporation retained earnings previously taxed to such holders. An additional approximately $4.5 million of the net proceeds of the Offering will be used to repay estimated other outstanding indebtedness of the Founding Companies. The portion of this $4.5 million debt that was incurred during Fiscal 1997 was $2.4 million and the use of proceeds for such debt was to finance the opening of new stores and to provide working capital. Approximately $2.3 million of the $4.5 million has been personally guaranteed by stockholders of the Founding Companies who will become officers, directors or beneficial owners of 5% or more of the Company's Common Stock upon consummation of the Offering. Such indebtedness bore interest at a weighted average per annum interest rate of 10.0% in Fiscal 1997 and matures at varying dates between January 2003 and February 2005. The remaining indebtedness bore interest at a per annum interest rate of 9.0% in Fiscal 1997 and matures at various dates from May 2001 through March 2004. See "Certain Transactions."

     The approximately $8.2 million of remaining net proceeds will be used for working capital and for general corporate purposes, which are expected to include future acquisitions of companies operating in the collectibles or animation art industries. The Company currently has no agreements to effect any acquisitions. Pending such uses, the Company intends to invest the net proceeds of the Offering in short-term, investment-grade, interest-bearing instruments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Combined."

                                 DIVIDEND POLICY

     The Company has never paid cash dividends and anticipates that for the foreseeable future its earnings will be retained for the operation and expansion of its business and for general corporate purposes and that it will not pay cash dividends. In addition, the Company anticipates that any credit facility to which it becomes a party will include restrictions on the ability of the Company to pay dividends without the lender's consent.

     Prior to the consummation of the Acquisitions, certain of the Founding Companies intend to make S Corporation Distributions, aggregating $1.7 million, to owners of the Founding Companies. The Founding Companies will incur indebtedness of approximately $1.7 million to fund these distributions.

                                 CAPITALIZATION

     The following table sets forth the capitalization and current maturities of long-term obligations and notes payable to stockholders at January 31, 1997: (i) of the Founding Companies combined; (ii) on a pro forma basis to give effect to the Acquisitions; and (iii) as adjusted to give effect to both the Acquisitions and the Offering. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Unaudited Pro Forma Combined Financial Statements of the Company and the related notes thereto included elsewhere in this Prospectus.

                                                                                JANUARY 31, 1997
                                                                  ---------------------------------------------
                                                                                 PRO FORMA
                                                                  COMBINED        COMBINED         AS ADJUSTED
                                                                  ----------   -----------------   ------------
                                                                            (UNAUDITED, IN THOUSANDS)
Current maturities of long-term obligations and notes payable
 to stockholders(1)                                                 $ 3,048         $  3,411          $      -
                                                                     =======        ==========          =======
Long-term obligations and notes payable to stockholders, less
 current maturities(1)                                              $ 1,193         $  2,929 (2)      $      -
                                                                     -------        ----------          -------
Stockholders' equity:
 Preferred Stock: $.01 par value, 5,000,000 shares authorized;
  no shares issued and outstanding combined; 20,000 shares
  issued and outstanding, pro forma combined; and no shares
  issued and outstanding, as adjusted                                     -                -                 -
 Common Stock: $.01 par value, 31,200,000 shares authorized;
  3,438,178(3) shares issued and outstanding, pro forma
  combined; and 6,198,784 shares issued and outstanding, as
  adjusted(3)(4)                                                        288               34                62
 Treasury stock                                                        (145)               -                 -
 Additional paid-in capital                                           1,567           12,851            37,699
 Retained earnings                                                    2,832             (504)             (504)
                                                                     -------        ----------          --------
 Total stockholders' equity                                         $ 4,542         $ 12,381          $ 37,257
                                                                     -------        ----------          --------
  Total capitalization                                              $ 5,735         $ 15,310          $ 37,257
                                                                     =======        ==========          ========

----------
(1) For a description of the Company's outstanding indebtedness, see Notes to Unaudited Pro Forma Combined Financial Statements and the notes to the Founding Companies' Financial Statements.

(2)  Includes  $1.7  million  of  indebtedness   which  reflects  S  Corporation
     Distributions that will be funded through borrowings.

(3) Includes (i) 2,246,996 shares to be issued to the owners of the Founding Companies and (ii) 1,016,602 shares of Restricted Common Stock.

(4) Also includes 60,606 shares to be issued to holders of Series A Convertible Preferred Stock upon consummation of the Offering. Excludes options to purchase shares which will be granted in connection with the Offering pursuant to the Plan and the Directors' Plan at an exercise price equal to the initial public offering price and 270,000 shares reserved for issuance upon exercise of the Representatives' Warrants. See "Management -- 1997 Long-Term Incentive Plan," "-- 1997 Non-Employee Directors' Stock Plan" and "Underwriting."

                                    DILUTION

     The deficit in pro forma net tangible book value of the Company as of January 31, 1997 was approximately $5.5 million, or $1.57 per share of Common Stock, after giving effect to the Acquisitions. The deficit in net tangible book value per share represents the amount of total tangible assets of the Company reduced by the amount of total liabilities and divided by the number of shares of Common Stock issued and outstanding after giving effect to the Acquisitions and the conversion of the Series A Convertible Preferred Stock. Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in the Offering and the pro forma net tangible book value per share of Common Stock immediately after completion of the Offering. After giving effect to the sale of 2,700,000 shares of Common Stock by the Company and the application of the estimated net proceeds therefrom as described under "Use of Proceeds," the pro forma net tangible book value of the Company as of January 31, 1997 would have been approximately $19.4 million, or $3.13 per share. This represents an immediate increase in pro forma net tangible book value of $4.70 per share as of January 31, 1997 to stockholders and an immediate dilution in pro forma net tangible book value of $7.87 per share to new investors purchasing Common Stock in the Offering. The following table illustrates this dilution per share to new investors:

  Assumed initial public offering price per share                        $11.00
  Pro forma deficit in net tangible book value per share at
    January 31, 1997 before the Offering                      $(1.57)
  Increase per share attributable to sale of Common Stock
    in the Offering                                             4.70
                                                             --------
  Pro forma net tangible book value per share
    after the Offering                                                     3.13
                                                                         -------
  Dilution per share to new investors                                     $7.87
                                                                         =======

     The following table sets forth, on a pro forma basis to give effect to the Acquisitions and the S Corporation Distributions, the average price per share paid by the existing stockholders and the new investors adjusted to give effect to the sale of 2,700,000 shares of Common Stock offered hereby at an assumed initial public offering price of $11.00 per share, and before deducting the estimated underwriting discount and offering expenses payable by the Company:

                                                                    TOTAL
                                 SHARES PURCHASED             CONSIDERATION PAID
                              -----------------------   -------------------------------   AVERAGE PRICE
                               NUMBER        PERCENT      AMOUNT             PERCENT       PER SHARE
                              -----------   ---------   ----------------   ------------   --------------
Existing stockholders(1)      3,498,784         56.4%     $  (6,500,829)       (28.0)%       $  (1.86)
New investors                 2,700,000         43.6         29,700,000        128.0            11.00
                              ----------     -------       -------------    ---------
 Total                        6,198,784        100.0%        23,199,171        100.0%
                              ==========     =======       =============    =========

----------
(1) Total consideration paid by existing stockholders represents the combined stockholders' equity of the Founding Companies before the Offering, adjusted to reflect: (i) the payment of $9.2 million in cash to the stockholders of the Founding Companies as partial consideration for the Acquisitions; (ii) repayment of indebtedness relating to the distribution of $1.7 million to the stockholders of the Founding Companies representing S Corporation earnings previously taxed to such stockholders prior to the Acquisitions; (iii) the transfer of certain non-operating assets to the stockholders of the Founding Companies with an approximate book value of $68,000 in connection with the Acquisitions; and (iv) the conversion of the Series A Convertible Preferred Stock. See "Certain Transactions."

     The foregoing computations assume no exercise of stock options. Upon consummation of the Offering, there will be outstanding options to purchase shares of Common Stock at the initial public offering price. To the extent the holders of these options exercise such options, there will be further dilution to new investors. See "Capitalization."

                             SELECTED FINANCIAL DATA

     Collectibles USA will acquire the Founding Companies simultaneously with and as a condition to the consummation of the Offering. For financial statement presentation purposes, however, American Royal Arts, one of the Founding Companies, has been identified as the "accounting acquiror." The following selected historical financial data for American Royal Arts at October 31, 1995 and 1996, and January 31, 1997, and for the years ended October 31, 1994, 1995 and 1996, and January 31, 1997, have been derived from the audited financial statements of American Royal Arts included elsewhere in this Prospectus. The following selected historical financial data for American Royal Arts at October 31, 1992, 1993 and 1994, and for the years ended October 31, 1992 and 1993 have been derived from unaudited financial statements of American Royal Arts, which have been prepared on the same basis as the audited financial statements and, in the opinion of American Royal Arts, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such data. The following selected unaudited pro forma financial data present certain data for the Company, as adjusted for: (i) the effects of the Acquisitions; (ii) the effects of certain pro forma adjustments to the historical financial statements; and (iii) the consummation of the Offering. See the Unaudited Pro Forma Financial Combined Statements and the notes thereto included elsewhere in this Prospectus.

                                               FISCAL YEAR ENDED OCTOBER 31,        YEAR ENDED
                                         -----------------------------------------  JANUARY 31,
                                           1992       1993       1994       1995      1997
                                         --------   --------   --------   --------  ------------
                                             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
AMERICAN ROYAL ARTS:
 Net sales                               $2,002     $2,840     $3,898     $4,051          $4,289
 Gross profit                             1,167      1,721      2,183      2,491           2,783
 Selling, general and administrative
  expenses                                1,044      1,288      1,588      1,760           1,778
 Income from operations                     123        433        595        731           1,005
 Interest income (expense), net               5          6          7         18              24
 Net income                              $  128     $  439     $  602     $  749          $1,029
                                         =======    =======    =======    =======         =======



PRO FORMA COMBINED(1):
 Net sales                                                                                $  25,532
 Cost of sales                                                                               11,754
 Gross profit                                                                                13,778
 Selling, general and administrative expenses(2)                                             11,028
 Goodwill amortization(3)                                                                       447
 Operating income                                                                             2,304
 Interest and other income (expense), net(4)(5)                                                 182
 Net income before taxes                                                                      2,486
 Net income                                                                               $     687
                                                                                          ==========
 Income per share  .............................................................          $     .13
                                                                                          ==========
 Shares used in computing pro forma net income per share(6)  ...................          5,288,100


                                                 OCTOBER 31,                             JANUARY 31, 1997
                                     ------------------------------------- --------------------------------------------
                                                                                       PROFORMA(7)             AS
                                     1992   1993   1994    1995    1996   ACTUAL       COMBINED           ADJUSTED(8)
                                     ------ ------ ------ ------- ------- -------- --------------------   ------------
                                                                                      (UNAUDITED)         (UNAUDITED)
                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
AMERICAN ROYAL ARTS:
 Working capital(5)                  $117   $384   $297   $ 703   $ 567    $ 686   $  (4,732) (9)         $18,109
 Total assets                         516    860    875   1,430   1,439    1,482      34,742               43,121
 Long-term obligations
  net of current maturities
  and long-term notes
  payable to stockholders(5)            -      -    100       -       -        -       2,929                    -
 Stockholders' equity(5)              151    416    475     867     696      807      12,381               37,257


----------
(1) The pro forma combined statement of operations data assume that the Acquisitions and the Offering were closed on February 1, 1996 and are not necessarily indicative of the results the Company would have obtained had these events actually then occurred or of the Company's future results.

(2) The pro forma combined statement of operations reflect an aggregate of approximately $950,000 in pro forma reductions in salary and benefits to the owners of the Founding Companies to which they have agreed prospectively, and certain other adjustments, including the effect of revisions of certain lease agreements between certain stockholders of the Founding Companies and such Founding Companies. See "Certain Transactions."

(3) Reflects amortization of the goodwill to be recorded as a result of the Acquisitions over a 40-year period and computed on the basis described in the Notes to the Unaudited Pro Forma Combined Financial Statements.

(4) Includes the reduction of pro forma expense attributed to the repayment of debt with a portion of the net proceeds of the Offering.

(5) Several of the Founding Companies are S Corporations. Prior to the Acquisitions, these Founding Companies will make distributions to their
     stockholders   totaling  $1.7  million,   representing  the  S  Corporation
     Distributions. In order to pay the S Corporation Distributions, the Founding Companies will borrow $1.7 million from existing sources, which will be repaid from the net proceeds of the Offering.

(6) Includes (i) 2,246,996 shares to be issued to the owners of the Founding Companies, (ii) 60,606 shares to be issued to holders of the Series A Convertible Preferred Stock and (iii) 1,956,876 of the 2,700,000 shares to be sold in the Offering to pay the cash portion of the consideration for the Acquisitions, repay indebtedness relating to the S Corporation Distributions and pay expenses of the Offering. Excludes options to purchase shares which will be granted in connection with the Offering pursuant to the Plan and the Directors' Plan at an exercise price equal to the initial public offering price and 270,000 shares reserved for issuance upon exercise of the Representatives' Warrants. See "Management -- 1997 Long-Term Incentive Plan," "-- 1997 Non-Employee Directors' Stock Plan" and "Underwriting."

(7) The pro forma combined balance sheet data assume that the Acquisitions were closed on January 31, 1997. The pro forma combined balance sheet data are based upon preliminary estimates, available information and certain assumptions that management deems appropriate and should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.

(8)  Reflects the consummation of the Offering. See "Use of Proceeds."

(9) Includes $9.2 million payable to owners of the Founding Companies, representing the cash portion of the consideration for the Acquisitions to be paid with a portion of the net proceeds from the Offering.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company's net sales are derived primarily from the sale of collectibles and animation art. Costs of sales consist primarily of the cost of merchandise sold. Selling, general and administrative expenses consist primarily of salaries and benefits, advertising, store, office and warehouse rent and utilities, communications and professional fees.

     The Founding Companies have been managed throughout the periods presented as independent private companies, and their results of operations reflect tax structures (S corporations and C corporations), which have influenced, among other things, their historical levels of owners' compensation. Selling, general and administrative expenses for the periods presented are therefore affected by the amount of compensation and related benefits that the former owners and certain key employees received from their respective businesses during these periods. These former owners and key employees have agreed to certain reductions in salaries and benefits in connection with the acquisition of their businesses by the Company. See the Unaudited Pro Forma Combined Financial Statements and the notes thereto included elsewhere in this Prospectus.

     Collectibles USA, which has conducted no operations to date, intends to integrate the Founding Companies, their operations and administrative functions over a period of time. This integration process may present opportunities for
(i) enhanced vendor relationships resulting in collective buying opportunities, co-op advertising funds, shipping allowances and exclusive merchandise and (ii) obtaining additional sales through shared customer lists and expansion of direct mail programs, advertising campaigns, in-store artist signing events and Internet promotions. This integration may necessitate additional costs and expenditures for corporate management and administration, corporate expenses related to being a public company, systems integration and facilities expansion. These various costs and potential cost savings may make comparison of historical operating results not comparable to, or indicative of, future performance. The Company believes that neither the anticipated savings nor the anticipated costs can be quantified because the Acquisitions have not occurred, and there have been no combined operating results upon which to base the assumptions. As a result, they have not been included in the unaudited pro forma financial information presented herein.

Combined Founding Companies

RESULTS OF OPERATIONS -- COMBINED

     The Combined Founding Company Statements of Operations data for Fiscal 1995, Fiscal 1996 and Fiscal 1997 do not purport to present the combined Founding Companies in accordance with generally accepted accounting principles, but represent merely a summation of the net sales, cost of sales, gross profit and selling, general and administrative expenses for the applicable fiscal years of the individual Founding Companies on an historical basis, and exclude the effects of pro forma adjustments. This data will not be comparable to and may not be indicative of the Company's post-combination results of operations because (i) the Founding Companies were not under common control or management and had different tax structures (S corporations and C corporations) during the periods presented and (ii) the Company will use the purchase method to establish a new basis of accounting to record the Acquisitions.

     The following table sets forth certain unaudited combined statements of operations data and as a percentage of net sales of the Founding Companies on a historical basis and excludes the effects of pro forma adjustments for the periods indicated (dollars in thousands):


                                                       FISCAL 1995            FISCAL 1996             FISCAL 1997
                                                   --------------------   --------------------   ----------------------
Combined Founding Companies
 Statements of Operations Data (Unaudited):
  Net sales                                         $20,061      100.0%     $22,453     100.0%     $26,114      100.0%
  Gross profit                                        9,894       49.3%      11,156      49.7%      14,070       53.9%
  Selling, general and administrative expenses.       8,030       40.0%       9,053      40.3%      10,985       42.1%

FISCAL 1997 COMPARED TO FISCAL 1996

     Net Sales. Net sales were $26.1 million for Fiscal 1997 as compared to $22.5 million for Fiscal 1996. The increase in sales of $3.7 million, or 14.0%, was primarily due to (i) an increase in contemporary collectibles sales as a result of a remodeling and expansion of one store, a full year of operation of one new store and a partial year of operation of another new store that opened in August 1996 and (ii) an increase in animation art sales as a result of in-store artist signing events, growth of the customer database and continued marketing efforts focused on telemarketing, direct mail advertising and Internet marketing.

     Cost of Sales. Cost of sales increased to $12.0 million, or 46.1%, of net sales in Fiscal 1997 from $11.3 million, or 50.3% of net sales, in Fiscal 1996. The overall increase in this cost of $746,000, or 6.6%, was primarily due to the higher level of merchandise sales. Gross profit as a percentage of net sales increased to 53.9% in Fiscal 1997 from 49.7% in Fiscal 1996 primarily due to an increase in animation art sales that have higher product margins, such as vintage production cels, art sold through licenses and retail sales as compared to wholesale sales.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses in Fiscal 1997 were $11.0 million, or 42.1% of net sales, as compared to $9.1 million, or 40.3% of net sales, in Fiscal 1996, an increase of $1.9 million, or 21.3%. The increase was primarily due to a full year of expense for a new collectibles store and a partial year of expense for a new collectibles store that opened in August 1996 and to the fact that new stores incur expenses that are disproportionate to the net sales generated compared to an established store. The increase was also attributable to increased salaries for management and additional personnel. Management of the Founding Companies have agreed to certain reductions in salaries and benefits in connection with the acquisition of their businesses by the Company.

FISCAL 1996 COMPARED TO FISCAL 1995

     Net Sales. Net sales were $22.5 million for Fiscal 1996 as compared to $20.1 million for Fiscal 1995. The increase in sales of $2.4 million, or 11.9%, was primarily due to an increase in contemporary collectibles sales as a result of an opening of one store in November 1995, the remodeling and expansion of an existing store and a full year operation of a new store that opened in November 1995.

     Cost of Sales. Cost of sales increased to $11.3 million, or 50.3% of net sales, in Fiscal 1996, from $10.2 million, or 50.7% of net sales, in Fiscal 1995. The overall increase in this cost of $1.1 million, or 9.0%, was primarily due to the higher level of merchandise sales. The increase in gross profit as a percentage of net sales was due to sales of collectibles and animation art with higher profit margins.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses in Fiscal 1996 were $9.1 million, or 40.3% of net sales, as compared to $8.0 million, or 40.0% of net sales, in Fiscal 1995, an increase of $1.0 million, or 12.7%, primarily due to an increase in expenses resulting from the opening of a new collectibles store in November 1995 and remodeling and expansion of an existing collectibles store.

LIQUIDITY AND CAPITAL RESOURCES - COMBINED

     On a combined basis, the Founding Companies generated $1.1 million and $1.5 million of net cash from operating activities during Fiscal 1997 and Fiscal 1996, respectively. Net cash used in investing activities by the Founding Companies on a combined basis was $626,000 and $785,000 during Fiscal 1997 and Fiscal 1996, respectively. Most of the cash used in investing activities during these periods was used for purchases of property and equipment. Net cash used in financing activities by the Founding Companies on a combined basis was $731,000 during Fiscal 1997, whereas net cash provided by financing activities was $33,000 in Fiscal 1996. Most of the cash used in financing activities during these periods was used for net payments on long-term debt and distributions to stockholders. The combined cash of the Founding Companies decreased by $236,000 from $1.4 million in Fiscal 1996 to $1.2 million in Fiscal 1997.

     The Company anticipates that its cash flow from operations will provide cash in excess of the Company's normal working capital needs, debt service requirements and planned capital expenditures for property and equipment. On a combined basis, the Founding Companies made capital expenditures of $696,000 and $802,000 in Fiscal 1997 and Fiscal 1996, respectively. The Company anticipates making capital expenditures of approximately $1.6 million in Fiscal 1998. The Company intends to continue pursuing acquisition opportunities. The timing, size or success of any acquisition efforts and the associated potential capital commitments are unpredictable. The Company expects to fund future acquisitions primarily through a combination of borrowings and issuances of additional equity. The Company intends to seek a $15.0 million credit facility to be used for acquisitions, working capital and other general corporate purposes. See "Risk Factors."

     Assuming the Company obtains the $15.0 million credit facility it intends to seek, the Company believes that funds generated from operations, together with the net proceeds from the Offering, will be sufficient to finance its current operations, planned acquisitions and planned capital expenditures at least through the second quarter of Fiscal 1999. In the event the Company does not obtain a credit facility and does not otherwise obtain an acceptable line of credit or additional financing, the Company's liquidity and capital resources could be adversely affected.

American Royal Arts

     American Royal Arts has been identified as the accounting acquiror for financial statement presentation purposes. American Royal Arts has an October 31 year end. To coincide with the Company's adoption of a 52/53 week fiscal year ending on the last Sunday in January, American Royal Arts has been presented on a fiscal year ended on January 31, 1997 in addition to the fiscal years ended October 31, 1994 and 1995. Therefore, the statement of operations data presented herein excludes the period from November 1, 1995 to January 31, 1996.

     American Royal Arts is a retail and wholesale marketer of animation art.

RESULTS OF OPERATIONS -- AMERICAN ROYAL ARTS

     The following table sets forth certain statements of operations data and as a percentage of net sales for the periods indicated (dollars in thousands) :


                                                         FISCAL YEAR ENDED OCTOBER 31,          FISCAL YEAR ENDED
                                                  -------------------------------------------      JANUARY 31,
                                                         1994                   1995                   1997
                                                  -------------------   ---------------------   ------------------
Net sales                                         $3,898        100.0%   $ 4,051       100.0%   $4,289      100.0%
Cost of sales                                      1,715         44.0      1,560        38.5     1,506       35.1
                                                  -------     -------     -------    -------    -------    -------
Gross profit                                       2,183         56.0      2,491        61.5     2,783       64.9
Selling, general and administrative expenses       1,588         40.7      1,760        43.4     1,778       41.5
                                                  -------     -------     -------    -------    -------    -------
Income from operations                               595         15.3        731        18.1     1,005       23.4
Other income (expense):
 Interest expense                                      -            -         (5)       (0.1)        -          -
 Interest income                                       7          0.2         23         0.5        24        0.6
                                                  -------     -------     -------    -------    -------    -------
Net income                                         $ 602         15.5%     $ 749        18.5%   $1,029       24.0%
                                                  =======     =======     =======    =======    =======    =======

FISCAL 1997 COMPARED TO FISCAL 1996

     Net Sales. Net sales were $4.3 million for Fiscal 1997 as compared to $4.1 million for Fiscal 1996, an increase of $238,000, or 5.9%. The increase was principally due to an increase in telemarketing sales as a result of the growth of the customer database and, to a lesser extent, due to an increase in special event sales, such as in-store artist signing events. The increase was partially offset by a decrease in wholesale sales, which was a result of a management decision to place less emphasis on wholesale sales and more emphasis on retail sales which carry a higher gross margin.

     Cost of Sales. Cost of sales decreased to $1.5 million, or 35.1% of net sales, for Fiscal 1997 from $1.6 million, or 38.5% of net sales, in Fiscal 1996. Gross profit as a percentage of net sales increased to 64.9% for Fiscal 1997 from 61.5% in Fiscal 1996, due to increased sales of animation art with higher product margins, such as vintage production cels, art sold through licenses and a higher proportion of retail sales as compared to wholesale sales.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses remained consistent at $1.8 million, but decreased as a percentage of net sales to 41.5% in Fiscal 1997 from 43.4% in Fiscal 1996, primarily due to economies of scale associated with increased sales.

FISCAL 1996 COMPARED TO FISCAL 1995

     Net Sales. Net sales were $4.1 million in Fiscal 1996 as compared to $3.9 million in Fiscal 1995, an increase of $153,000, or 3.9%. This increase was principally due to an increase in wholesale sales resulting from the license obtained in Fiscal 1995 for animation art featuring Garfield.

     Cost of Sales. Cost of sales decreased to $1.6 million, or 38.5% of net sales, in Fiscal 1996 from $1.7 million, or 44.0% of net sales, in Fiscal 1995. Gross profit as a percentage of net sales increased to 61.5% in Fiscal 1996 from 56.0% in Fiscal 1995, primarily due to increased sales of animation art with higher product margins, such as vintage production cels and art sold through licenses.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses in Fiscal 1996 were $1.8 million, or 43.4% of net sales, as compared to $1.6 million, or 40.7% of net sales, in Fiscal 1995, an increase of $172,000, or 10.8%, principally due to an increase in salaries and commissions resulting from the addition of sales representatives to the telemarketing department and, to a lesser extent, to warehousing costs from a storage facility leased in February 1995.

LIQUIDITY AND CAPITAL RESOURCES -- AMERICAN ROYAL ARTS

     American Royal Arts had working capital of $686,000 and $703,000 at January 31, 1997 and October 31, 1995, respectively. The primary source of this working capital was cash flow from operations, which was $1.3 million, $893,000 and $433,000 for Fiscal 1997, Fiscal 1996 and Fiscal 1995, respectively. Cash provided by operating activities was used primarily to finance the purchase of merchandise inventories, reduce accounts payable and accrued liabilities and fund distributions to stockholders.

     Cash used for investing activities was $22,000, $8,000 and $20,000 for Fiscal 1997, Fiscal 1996 and Fiscal 1995, respectively. These activities represent purchases of property and equipment.

Individual Founding Companies

     The selected historical financial information presented in the tables below for the fiscal years of the individual Founding Companies (excluding American Royal Arts, which is presented above) is derived from the respective audited financial statements of the individual Founding Companies included elsewhere herein. The following discussion should be read in conjunction with the "Summary Individual Founding Company Financial Data" and the separate company financial statements and related notes thereto appearing elsewhere in this Prospectus.

Stone's Hallmark

     Stone's Hallmark is a retailer of contemporary collectibles, Hallmark cards and gifts, and operates five contemporary specialty collectibles stores and one outlet store.

RESULTS OF OPERATIONS -- STONE'S HALLMARK

     The following table sets forth certain statements of operations data and as a percentage of net sales for the periods indicated (dollars in thousands):

                                                     FISCAL YEAR ENDED NOVEMBER 30,                       THREE MONTHS ENDED
                                     ------------------------------------------------------------  --------------------------------
                                                                                                    FEBRUARY 29,       FEBRUARY 28,
                                            1994                1995                1996                1996              1997
                                     ------------------- ------------------- --------------------  ----------------- --------------
                                                                                                                (UNAUDITED)
Net sales                             $ 3,489      100.0% $ 4,281      100.0% $ 4,986      100.0%  $ 1,675  100.0%  $ 1,845   100.0%
Cost of sales                           1,800       51.6    2,269       53.0    2,497       50.1       909   54.3       947    51.3
                                       -------   -------   -------   -------   -------   -------    ------ ------    ------ -------
Gross profit                            1,689       48.4    2,012       47.0    2,489       49.9       766   45.7       898    48.7
Selling, general and administrative
 expenses                               1,431       41.0    1,787       41.7    2,117       42.4       519   31.0       442    23.9
                                       -------   -------   -------   -------   -------   -------    ------ ------    ------ -------
Income from operations                    258        7.4      225        5.3      372        7.5       247   14.7       456    24.8
Other income (expense):
 Interest expense                          (4)      (0.1)     (11)      (0.3)      (3)      (0.1)      (.5)     -      (0.4)      -
                                       -------   -------   -------   -------   -------   -------    ------ ------    ------ -------
Income before income taxes                254        7.3      214        5.0      369        7.4       246   14.7       456    24.8
Provision for income taxes                146        4.2      128        3.0      194        3.9       129    7.7       170     9.2
                                       -------   -------   -------   -------   -------   -------    ------ ------    ------ -------
Net income                            $   108        3.1% $    86        2.0% $   175        3.5%  $   117    7.0%   $  286    15.6%
                                       =======   =======   =======   =======   =======   =======    ====== ======    ====== =======


UNAUDITED INTERIM RESULTS

     Net Sales. Net sales were $1.8 million for the three months ended February 28, 1997 as compared to $1.7 million for the three months ended February 29, 1996. The increase in sales of $171,000, or 10.2%, was largely due to an increased demand for certain contemporary collectible products in the three months ended February 28, 1997.

     Cost of Sales. Cost of sales increased to $947,000, or 51.3% of net sales, in the three months ended February 28, 1997 from $909,000, or 54.3% of net sales, in the three months ended February 29, 1996. The increase in cost of sales of $38,000, or 4.2%, was due to a higher level of merchandise sales. Gross profit as a percentage of net sales increased due to an increase in contemporary collectibles sales that have higher profit margins.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses were $442,000, or 23.9% of net sales, in the three months ended February 28, 1997 as compared to $519,000, or 31.0% of net sales, in the three months ended February 29, 1996, a decrease of $77,000, or 14.9%, primarily attributable to a decrease in management salaries.

FISCAL YEAR ENDED NOVEMBER 30, 1996 COMPARED TO FISCAL YEAR ENDED NOVEMBER 30, 1995

     Net Sales. Net sales were $5.0 million for the fiscal year ended November 30, 1996 as compared to $4.3 million for the fiscal year ended November 30, 1995. The increase in sales of $705,000, or 16.5%, was primarily due to a remodeling of a store and, to a lesser extent, to an increase in the number of in-store artist signing events in the fiscal year ended November 30, 1996.

     Cost of Sales. Cost of sales increased to $2.5 million, or 50.1% of net sales, in the fiscal year ended November 30, 1996 from $2.3 million, or 53.0% of net sales, in the fiscal year ended November 30, 1995. The overall increase in cost of sales of $228,000, or 10.0%, was due to the higher level of merchandise sales. Gross profit as a percentage of net sales increased due to an increase in contemporary collectibles sales that have higher profit margins.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses were $2.1 million, or 42.5% of net sales, in the fiscal year ended November 30, 1996 as compared to $1.8 million, or 41.8% of net sales, in the fiscal year ended November 30, 1995, an increase of $330,000, or 18.4%, primarily due to an increase in owners compensation.

FISCAL YEAR ENDED NOVEMBER 30, 1995 COMPARED TO FISCAL YEAR ENDED NOVEMBER 30, 1994

     Net Sales. Net sales were $4.3 million for the fiscal year ended November 30, 1995 as compared to $3.5 million for the fiscal year ended November 30, 1994. The increase in sales of $792,000, or 22.7%, was primarily due to the opening of a new store in November 1994 and a full year of operation of another store which was remodeled and significantly expanded in February 1994.

     Cost of Sales. Cost of sales increased to $2.3 million, or 53.0% of net sales, in the fiscal year ended November 30, 1995 from $1.8 million, or 51.6% of net sales, in the fiscal year ended November 30, 1994. The overall increase in this cost of $469,000, or 26.1%, was due to the higher level of merchandise sales. The decrease in gross profit as a percentage of net sales was due to the product mix.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses in the fiscal year ended November 30, 1995 were $1.8 million, or 41.8% of net sales, as compared to $1.4 million, or 41.0% of net sales, in the fiscal year ended November 30, 1994, an increase of $357,000, or 24.9%, primarily due to the addition of employees associated with a new store opening in November 1994, and the expansion of another store in February 1994 and, to a lesser extent, due to an increase in retail facilities leased.

     Interest Expense. Interest expense increased to $10,000 in the fiscal year ended November 30, 1995 from $4,000 in the fiscal year ended November 30, 1994. The increase was attributable to additional funding required to finance the new store and the store expansion.

LIQUIDITY AND CAPITAL RESOURCES -- STONE'S HALLMARK

     Stone's Hallmark had working capital of $1.6 million, $1.3 million, $946,000 and $765,000 at February 28, 1997 and November 30, 1996, 1995 and 1994,
respectively. The primary source of this working capital was cash flows from operations and debt and equity financing.

     Cash provided by operating activities was $169,000, $89,000, $152,000 and $43,000 in the three months ended February 28, 1997 and the fiscal years ended November 30, 1996, 1995 and 1994, respectively. The increases in cash each period were due to higher net income before depreciation and amortization. The working capital increases were primarily related to the cash from the growth in sales.

     Cash used for investing activities was $29,000, $86,000, $113,000 and $93,000 for the three months ended February 28, 1997 and the fiscal years ended November 30, 1996, 1995 and 1994, respectively, and were principally related to purchases of property and equipment.

Crystal Galleria

     Crystal Galleria is a retailer of contemporary collectibles operating three stores, two located in Las Vegas, Nevada and one in McLean, Virginia.

RESULTS OF OPERATIONS -- CRYSTAL GALLERIA

     The following table sets forth certain statements of operations data and as a percentage of net sales for the periods indicated (dollars in thousands):

                                                    FISCAL YEAR ENDED DECEMBER 31,                    THREE MONTHS ENDED MARCH 31,
                                      ------------------------------------------------------------  --------------------------------
                                             1994                1995                1996                 1996             1997
                                      ------------------- ------------------- --------------------  ----------------- --------------
                                                                                                                 (UNAUDITED)
Net sales                             $  2,503    100.0%  $  2,794    100.0%  $  3,727    100.0%    $ 778     100.0%  $ 999   100.0%
Cost of sales                            1,188     47.5      1,333     47.7      1,785     47.9       381      49.0     469    46.9
                                       -------  -------    -------  -------    -------  -------      ----   -------    ----   -----
Gross profit                             1,315     52.5      1,461     52.3      1,942     52.1       397      51.0     530    53.1
Selling, general and administrative
 expenses                                  731     29.2        875     31.3      1,564     42.0       338      43.4     424    42.4
                                       -------  -------    -------  -------    -------  -------      ----   -------    ----   -----
Income from operations                     584     23.3        586     21.0        378     10.1        59       7.6     106    10.6
Other income (expense):
 Interest expense                          (38)    (1.5)       (58)    (2.1)      (112)    (3.0)      (12)     (1.5)    (37)   (3.7)
 Other, net                                  -        -          -        -        (12)    (0.3)      (12)     (1.5)      -       -
                                       -------  -------    -------  -------    -------  -------      ----   -------    ----   -----
Net income                            $    546     21.8%  $    528     18.9%  $    254      6.8%    $  35       4.6%  $  69     6.9%
                                       =======  =======    =======  =======    =======  =======      ====   =======    ====   =====

UNAUDITED INTERIM RESULTS

     Net Sales. Net sales were $999,000 for the three months ended March 31, 1997 as compared to $778,000 for the three months ended March 31, 1996. The increase in sales of $221,000, or 28.4%, was primarily a result of a new store which opened in August 1996, and, to a lesser extent, to the growth in sales of another new store which opened in November 1995.

     Cost of Sales. Cost of sales increased to $469,000, or 46.9% of net sales, for the three months ended March 31, 1997 from $381,000, or 49.0% of net sales, for the three months ended March 31, 1996. The overall increase in this cost of $88,000, or 23.2%, was due to the higher level of merchandise sales. Gross profit as a percentage of net sales increased due to an increase in contemporary collectibles sales that have higher profit margins.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses in the three months ended March 31, 1997 were $424,000, or 42.4% of net sales, as compared to $338,000, or 43.4% of net sales, in the three months ended March 31, 1996, an increase of $86,000 or 25.4%. This increase is primarily due to a new store which opened in August 1996, with an offsetting decrease in advertising expense in another store.

FISCAL YEAR ENDED DECEMBER 31, 1996 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1995

     Net Sales. Net sales were $3.7 million for the fiscal year ended December 31, 1996 as compared to $2.8 million for the fiscal year ended December 31, 1995. The increase in sales of $933,000, or 33.4%, was primarily a result of a full year of operations of a new store which opened in November 1995 and, to a lesser extent, to a partial year of operations of another new store which opened in August 1996.

     Cost of Sales. Cost of sales increased to $1.8 million, or 47.9% of net sales, in the fiscal year ended December 31, 1996 from $1.3 million, or 47.7% of net sales, in the fiscal year ended December 31, 1995. The overall increase in this cost of $452,000, or 33.9%, was due to the higher level of merchandise sales.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses in the fiscal year ended December 31, 1996 were $1.6 million, or 42.0% of net sales, as compared to $875,000, or 31.3% of net sales, in the fiscal year ended December 31, 1995, an increase of $689,000, or 78.7%. This increase was primarily due to a full year of operations of a new store which opened in November 1995 and, to a lesser extent, to the opening of another new store in August 1996.

     Interest Expense. Interest expense increased to $111,000 in the fiscal year ended December 31, 1996 from $58,000 in the fiscal year ended December 31, 1995. The increase was attributable to increased borrowings to finance the opening of a new store in August 1996 and a full year of operations of another new store that opened in November 1995.

FISCAL YEAR ENDED DECEMBER 31, 1995 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1994

     Net Sales. Net sales were $2.8 million for the fiscal year ended December 31, 1995 as compared to $2.5 million for the fiscal year ended December 31, 1994. The increase in sales of $291,000, or 11.6%, was due to the opening of a new store in November 1995.

     Cost of Sales. Cost of sales increased to $1.3 million, or 47.7% of net sales, in the fiscal year ended December 31, 1995 from $1.2 million, or 47.5% of net sales, in the fiscal year ended December 31, 1994. The overall increase in this cost of $145,000, or 12.2%, was due to the higher level of merchandise sales.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses in the fiscal year ended December 31, 1995 were $875,000, or 31.3% of net sales, as compared to $731,000, or 29.2% of net sales, in the fiscal year ended December 31, 1994, an increase of $144,000, or 19.7%, due to opening of a new store in November 1995 and to the fact that new stores incur expenses that are disproportionate to the net sales generated compared to an established store.

     Interest Expense. Interest expense increased to $58,000 in the fiscal year ended December 31, 1995 from $39,000 in the fiscal year ended December 31, 1994. The increase was attributable to increased borrowings to finance the opening of the new store in the fiscal year ended December 31, 1996.

LIQUIDITY AND CAPITAL RESOURCES -- CRYSTAL GALLERIA

     Crystal Galleria had a working capital deficit of $335,000 and $383,000 at March 31, 1997 and at December 31, 1996, respectively, and working capital of $69,000 at December 31, 1995. The primary reason for the working capital deficit at March 31, 1997 was cash used in operating activities of $10,000 for the three months ended March 31, 1997 and $90,000 of additional borrowings on payables to stockholders. The primary reason for the working capital deficit at December 31, 1996 was cash used in operating activities, which was $191,000 for the fiscal year ended December 31, 1996. The primary source of the working capital at December 31, 1995 was cash flow from operations, which was $663,000 and $353,000 in the fiscal years ended December 31, 1995 and 1994, respectively. The decrease in operating cash flows for the fiscal year ended December 31, 1996 was primarily due to a decrease in net income before depreciation and amortization, combined with an increase in year-end merchandise inventories and a decrease in year-end accounts payable and accrued liabilities. The increase in operating cash flows for the fiscal year ended December 31, 1995 was primarily due to a significant increase in year-end accounts payable and accrued liabilities, which was partially offset by an increase in year-end merchandise inventories.

     Cash used for investing activities was $315,000, $282,000 and $9,000 for the fiscal years ended December 31, 1996, 1995 and 1994, respectively. These activities represent purchases of property and equipment.

North Pole City

     North Pole City is a retailer of Christmas merchandise and contemporary collectibles.

RESULTS OF OPERATIONS -- NORTH POLE CITY

     The following table sets forth certain statements of operations data and as a percentage of net sales for the periods indicated (dollars in thousands):

                                                                     FISCAL YEAR ENDED MARCH 31,
                                                ----------------------------------------------------------------------
                                                        1995                    1996                     1997
                                                ---------------------   ---------------------   ----------------------
Net sales                                        $ 2,562       100.0%    $ 2,865       100.0%    $ 3,726        100.0%
Cost of sales                                      1,371        53.5       1,492        52.1       1,733         46.5
                                                  -------    -------      -------    -------      -------     -------
Gross profit                                       1,191        46.5       1,373        47.9       1,993         53.5
Selling, general and administrative expenses         990        38.6       1,077        37.6       1,522         40.8
                                                  -------    -------      -------    -------      -------     -------
Income from operations                               201         7.9         296        10.3         471         12.7
Other income (expense):
 Interest expense                                    (41)       (1.6)        (58)       (2.0)        (82)        (2.2)
 Other, net                                            8         0.3          10         0.4          38          1.0
                                                  -------    -------      -------    -------      -------     -------
Income before income taxes                           168         6.6         248         8.7         427         11.5
Provision for income taxes                            66         2.6          96         3.4         168          4.5
                                                  -------    -------      -------    -------      -------     -------
Net income                                       $   102         4.0%    $   152         5.3%    $   259          7.0%
                                                  =======    =======      =======    =======      =======     =======

FISCAL YEAR ENDED MARCH 31, 1997 COMPARED TO FISCAL YEAR ENDED MARCH 31, 1996

     Net Sales. Net sales were $3.7 million for the fiscal year ended March 31, 1997 as compared to $2.9 million for the fiscal year ended March 31, 1996. The increase in sales of $861,000, or 30.1%, was primarily due to continued marketing efforts focused on telemarketing, advertising in national publications and Internet marketing of collectibles merchandise. This increase was also due to a lesser extent, by the remodeling and expansion of the store.

     Cost of Sales. Cost of sales increased to $1.7 million, or 46.5% of net sales, for the fiscal year ended March 31, 1997 from $1.5 million, or 52.1% of net sales, for the fiscal year ended March 31, 1996. Gross profit as a percentage of net sales increased due to the change in product mix to collectibles with higher margins.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses in the fiscal year ended March 31, 1997 were $1.5 million, or 40.1% of net sales, as compared to $1.1 million, or 37.6% of net sales, in the fiscal year ended March 31, 1996, an increase of $444,000, or 41.2%, primarily due to increased advertising and an increase in salaries for additional personnel.

     Interest Expense. Interest expense increased to $82,000 in the fiscal year ended March 31, 1997 from $58,000 in the fiscal year ended March 31, 1996. The increase was attributable to additional borrowings used to finance store expansion and to purchase inventory.

FISCAL YEAR ENDED MARCH 31, 1996 COMPARED TO FISCAL YEAR ENDED MARCH 31, 1995

     Net Sales. Net sales were $2.9 million for the fiscal year ended March 31, 1996 as compared to $2.6 million for the fiscal year ended March 31, 1995. The increase in sales of $303,000, or 11.8%, was primarily a result of increased marketing efforts focused on telemarketing, advertisements in national publications and Internet marketing of collectibles merchandise.

     Cost of Sales. Cost of sales increased to $1.5 million, or 52.1% of net sales, in the fiscal year ended March 31, 1996 from $1.4 million, or 53.5% of net sales, in the fiscal year ended March 31, 1995. The overall increase in this cost of $121,000, or 8.8%, was due to the higher level of merchandise sales. Gross profit as a percentage of net sales increased due to the change in product mix to collectibles with higher margins.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses in the fiscal year ended March 31, 1996 were $1.1 million, or 37.6% of net sales, as compared to $990,000, or 38.6% of net sales, in the fiscal year ended March 31, 1995, an increase of $88,000, or 8.9%, primarily due to an increase in salaries for additional personnel.

     Interest Expense. Interest expense increased to $58,000 in the fiscal year ended March 31, 1996 from $41,000 in the fiscal year ended March 31, 1995. The increase was attributable to increased borrowings to finance remodeling and expansion of the store.

LIQUIDITY AND CAPITAL RESOURCES -- NORTH POLE CITY

     North Pole City had working capital of $1.0 million and $950,000 at March 31, 1997 and 1996, respectively. The primary source of this working capital in the fiscal year ended March 31, 1997 was cash flow from operations, which was $167,000. The primary source of working capital in the fiscal year ended March 31, 1996 was cash borrowed on the line of credit. Cash used in operating activities was $234,000 and $92,000 in the fiscal years ended March 31, 1996 and 1995, respectively. Cash used in operating activities was primarily related to the purchase of merchandise inventories, payments on accounts payable and accrued liabilities, and a decrease in customer deposits.

     Cash used for investing activities was $143,000, $67,000 and $79,000 for the fiscal years ended March 31, 1997, 1996 and 1995, respectively. These activities represent purchases of property and equipment.

Reef Hallmark

     Reef Hallmark is a retailer of contemporary collectibles, Hallmark cards and gifts, located in West Palm Beach, Florida.

RESULTS OF OPERATIONS -- REEF HALLMARK

     The following table sets forth certain statements of operations data and as a percentage of net sales for the periods indicated (dollars in thousands):

                                         FISCAL YEAR ENDED DECEMBER 31,          THREE MONTHS ENDED MARCH 31,
                                     --------------------------------------- -------------------------------------
                                            1995                1996               1996               1997
                                     ------------------- ------------------- ----------------- -------------------
                                                                                         (UNAUDITED)
Net sales                             $ 1,839     100.0%  $ 2,493     100.0%   $ 558    100.0%  $ 581      100.0%
Cost of sales                           1,102      59.9     1,301      52.2      284     51.0     323       55.5
                                       -------  -------    -------  -------     ----  -------   ------  ---------
Gross profit                              737      40.1     1,192      47.8      274     49.0     258       44.5
Selling, general and administrative
 expenses                                 629      34.2       935      37.5      204     36.6     262       45.1
                                       -------  -------    -------  -------     ----  -------   ------  ---------
Income from operations                    108       5.9       257      10.3       70     12.4      (4)       (.6)
Other income (expense):
 Interest expense                         (41)     (2.2)      (49)     (2.0)     (12)    (2.1)    (11)      (1.9)
 Other, net                                 -         -       (12)     (0.5)       -        -       -          -
                                       -------  -------    -------  -------     ----  -------   ------  ---------
Net income                            $    67       3.7%  $   196       7.8%   $  58     10.3%  $ (15)      (2.5)%
                                       =======  =======    =======  =======     ====  =======   ======  =========

UNAUDITED INTERIM RESULTS

     Net Sales. Net sales were $581,000 for the three months ended March 31, 1997 as compared to $558,000 for the three months ended March 31, 1996. The increase in sales of $23,000, or 4.2%, was primarily a result of the Easter holiday occurring in the first quarter of 1997, whereas the Easter holiday occurred in the second quarter of 1996.

     Cost of Sales. Cost of sales increased to $323,000, or 55.5% of net sales, in the three months ended March 31, 1997 from $284,000, or 51.0% of net sales, in the three months ended March 31, 1996. The overall increase in this cost of $38,000, or 13.5%, was due to the higher level of merchandise sales. Gross profit as a percentage of net sales decreased due to a change in product mix to collectibles with lower margins.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses in the three months ended March 31, 1997 were $262,000, or 45.1% of net sales, as compared to $204,000, or 36.6% of net sales, in the three months ended March 31, 1996, an increase of $58,000, or 28.4%, primarily due to an increase in advertising expenditures and, to a lesser extent, salaries for additional sales personnel.

FISCAL YEAR ENDED DECEMBER 31, 1996 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1995

     Net Sales. Net sales were $2.5 million for the fiscal year ended December 31, 1996 as compared to $1.8 million for the fiscal year ended December 31, 1995. The increase in sales of $654,000, or 35.6%, was primarily a result of increased telemarketing and direct mail advertising and, to a lesser extent, to increased in-store artist signing events.

     Cost of Sales. Cost of sales increased to $1.3 million, or 52.2% of net sales, in the fiscal year ended December 31, 1996 from $1.1 million, or 59.9% of net sales, in the fiscal year ended December 31, 1995. The overall increase in this cost of $199,000, or 18.1%, was due to the higher level of merchandise sales. Gross profit as a percentage of net sales increased due to the change in product mix of collectible items with higher margins.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses in the fiscal year ended December 31, 1996 were $935,000, or 37.5% of net sales, as compared to $629,000, or 34.2% of net sales, in the fiscal year ended December 31, 1995, an increase of $306,000, or 48.7%, primarily due to an increase in advertising expenditures and lease expenditures in connection with the significant expansion of retail square footage in July 1995 and, to a lesser extent, due to salaries for additional sales personnel.

LIQUIDITY AND CAPITAL RESOURCES -- REEF HALLMARK

     Reef Hallmark had working capital of $74,000, $171,000 and $94,000 at March 31, 1997 and December 31, 1996 and 1995, respectively. The primary source of this working capital was cash flow from operations, which was $135,000 and $102,000 for the fiscal years ended December 31, 1996 and 1995, respectively. The decrease in working capital at March 31, 1997 was due to cash used in operating activities, which was $37,000 for the three months ended March 31, 1997. The increases in cash in each period was due to higher net income before depreciation and amortization, which was partially offset by the cash used for working capital. The working capital increases were principally related to the purchase of merchandise inventories.

     Cash used for investing activities was $29,000 and $105,000 for the fiscal years ended December 31, 1996 and 1995, respectively. These activities represent the purchase of property and equipment as well as expenditures necessary to support growth in Reef Hallmark's sales. During the period January 1, 1995
through  December  31,  1996,  Reef  Hallmark's  capital   expenditures  totaled
$184,000.

Filmart

     Filmart is a retail marketer of animation art with a gallery located in Philadelphia, Pennsylvania and a gallery located in Huntington, New York.

RESULTS OF OPERATIONS -- FILMART

     The following table sets forth certain statements of operations data and as a percentage of net sales for the periods indicated (dollars in thousands):

                                                   FISCAL YEAR ENDED DECEMBER 31,        THREE MONTHS ENDED MARCH 31,
                                                ------------------------------------- ------------------------------------
                                                       1995               1996              1996              1997
                                                ------------------ ------------------ ---------------- -------------------
                                                                                                  (UNAUDITED)
Net sales                                        $ 1,053    100.0%  $ 1,446    100.0%  $263     100.0%   $ 232     100.0%
Cost of sales                                        511     48.5       498     34.4    102      38.8      114      49.1
                                                  ------  -------    ------  -------   -----  -------     ----   -------
Gross profit                                         542     51.5       948     65.6    161      61.2      118      50.9
Selling, general and administrative expenses         493     46.8       539     37.3    104      39.5      163      70.7
                                                  ------  -------    ------  -------   -----  -------     ----   -------
Income from operations                                49      4.7       409     28.3     57      21.7      (45)    (19.8)
Other income (expense):
 Interest expense                                     (4)    (0.4)       (1)    (0.1)     -         -        -         -
 Other, net                                           74      7.0       279     19.3     56      21.3       56      24.3
                                                  ------  -------    ------  -------   -----  -------     ----   -------
Net income                                       $   119     11.3%  $   687     47.5%  $113      43.0%   $  11       4.6%
                                                  ======  =======    ======  =======   =====  =======     ====   =======

UNAUDITED INTERIM RESULTS

     Net Sales. Net sales were $232,000 for the three months ended March 31, 1997 as compared to $263,000 for the three months ended March 31, 1996. The decrease in sales of $32,000, or 12.1%, was primarily the result of fewer sales personnel in the first quarter of 1997. Filmart is a member of several barter companies, within which Filmart trades artwork for various goods and services from other barter company members. Filmart recognized $56,000 of sales through such barter companies in each of the three months ended March 31, 1997 and 1996, respectively.

     Costs of Sales. Costs of sales increased to $114,000, or 49.1% of net sales, for the three months ended March 31, 1997 from $102,000, or 38.7% of net sales for the three months ended March 31, 1996. The overall decrease in gross profit as a percentage of net sales was primarily due to increased sales of consigned merchandise which has a lower gross profit margin.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses for the three months ended March 31, 1997 were $164,000, or 70.7% of net sales, as compared to $104,000, or 39.7% of net sales, for the three months ended March 31, 1996, an increase of $60,000, or 57.7%, primarily due to an increase in advertising and in-store artist signing events.

     Other Income. Consulting fees recorded as other income remained constant at $56,000 for the three months ended March 31, 1997 and the three months ended March 31, 1996.

FISCAL YEAR ENDED DECEMBER 31, 1996 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1995

     Net Sales. Net sales were $1.4 million for the fiscal year ended December 31, 1996 as compared to $1.1 million for the fiscal year ended December 31, 1995. The increase in sales of $393,000, or 37.3%, was primarily a result of increased special events such as in-store artist signing events, growth of the customer database, increased advertising and, to a lesser extent, to the addition of sales representatives with enhanced product knowledge. Filmart recognized $248,000 and $32,000 of sales through barter companies in the fiscal years ended December 31, 1996 and 1995, respectively.

     Cost of Sales. Cost of sales decreased to $498,000, or 34.4% of net sales, in the fiscal year ended December 31, 1996 from $511,000, or 48.5% of net sales, in the fiscal year ended December 31, 1995. The overall increase in gross profit as a percentage of net sales was primarily a result of increased sales of animation art with higher margins, primarily vintage production cels.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses in the fiscal year ended December 31, 1996 were $539,000, or 37.3% of net sales, as compared to $493,000, or 46.8% of net sales, in the fiscal year ended December 31, 1995, an increase of $46,000, or 9.5%, primarily due to an increase in commissions. The decrease in this cost as a percentage of net sales was primarily due to economies of scale associated with increased sales.

     Other Income. Other income increased to $279,000 in the fiscal year ended December 31, 1996 from $74,000 in the fiscal year ended December 31, 1995. The increase of $205,000 is a result of increased consulting fees and proceeds from an insurance claim reimbursement.

LIQUIDITY AND CAPITAL RESOURCES -- FILMART

     Filmart had working capital of $990,000 and $976,000 at March 31, 1997 and December 31, 1996, respectively. The primary sources of working capital at March 31, 1997 were prepayments made for advertising and advances to shareholders. The increase in working capital at December 31, 1996 was the result of cash flow from operations, as well as prepayments made for advertising and advances to shareholders.

     Cash used for operating activities was $63,000 for the three months ended March 31, 1997. Cash provided by operating activities was $131,000 for the year ended December 31, 1996.

ANIMATION USA

     Animation USA is a retail marketer of animation art with a gallery located in Seattle, Washington and a gallery located in San Francisco, California.

RESULTS OF OPERATIONS -- ANIMATION USA

     The following table sets forth selected financial data and data as a percentage of net sales for the periods indicated (dollars in thousands):

                                                        THREE MONTHS ENDED MARCH 31,
                                                 ------------------------------------------
                                                        1996                   1997
                                                 -------------------   --------------------
                                                                (UNAUDITED)
Net sales                                         $ 449       100.0%    $ 341        100.0%
Cost of sales                                       205        45.7       137         40.1
                                                   -----    -------      -----     -------
Gross profit                                        244        54.3       204         59.9
Selling, general and administrative expenses        202        44.9       187         55.0
                                                   -----    -------      -----     -------
Income from operations                               42         9.4        17          4.9
Other income (expense):
 Interest expense                                    (2)       (0.4)       (3)        (0.8)
 Other, net                                           -           -         -            -
                                                   -----    -------      -----     -------
Income before taxes                                  40         9.0        14          4.1
Income tax expense (benefit)                        (1)        (.2)        5          1.5
                                                   -----    -------      -----     -------
Net income                                        $  41         9.2%    $   9          2.6%
                                                   =====    =======      =====     =======

UNAUDITED INTERIM RESULTS

     Net Sales. Net sales were $341,000 for the three months ended March 31, 1997 as compared to $449,000 for the three months ended March 31, 1996. The decrease in sales of $108,000, or 24.1%, was primarily attributable to a decrease in the number of in-store artist signing events in the first quarter of 1997.

     Cost of Sales. Cost of sales decreased to $137,000, or 40.1% of net sales, in the three months ended March 31, 1997 from $205,000, or 45.7% of net sales in the three months ended March 31, 1996. The decrease in cost of sales of $69,000, or 33.5%, was primarily attributable to the decrease in sales for the three months ended March 31, 1997. The decrease in cost of sales as a percentage of net sales was due to a management decision to place more emphasis on sales in the first quarter of 1997 which carry a higher gross margin.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses in the three months ended March 31, 1997 were $188,000, or 55.0% of net sales, as compared to $202,000, or 44.9% of net sales, in the three months ended March 31, 1996, a decrease of $14,000, or 7.0%. This decrease was largely due to a decrease in advertising expense related to the decrease in the number of in-store artist signing events and, to a lesser extent, to a decrease in sales commissions and office supplies.

LIQUIDITY AND CAPITAL RESOURCES -- ANIMATION USA

     Animation USA had a working capital deficit of $21,000 and $30,000, at March 31, 1997 and December 31, 1996, respectively. The primary reason for the working capital deficit at March 31, 1997 was an increase of $15,000 in amounts outstanding under the line of credit. The primary reason for the working capital deficit at December 31, 1996 was cash used in operating activities of $71,000. The decrease in cash for the periods was due to lower net income before depreciation, and the decrease in accounts payable and accrued liabilities, the purchase of merchandise inventories, and a decrease in customer deposits.

     Cash used for investing activities was $29,000 for the fiscal year ended December 31,1996. These activities represent the purchase of property and equipment. No cash was used for investing activities for the three months ended March 31, 1997.

SEASONALITY AND QUARTERLY FLUCTUATIONS

     Historically, the fourth quarter of the Company's fiscal year has accounted for a greater portion of the Company's operating income than have each of the first three quarters of the Company's fiscal year. This is primarily due to increased activity as a result of the holiday season. In the future, the Company expects that it will experience quarterly variations in operating results, principally as a result of the seasonal nature of the industry. Numerous factors may cause significant fluctuations in the Company's quarterly net sales, including the timing of new product introductions, the amount and timing of sales contributed by new stores, the timing of in-store artist signing events held at the store locations, and general economic conditions. Additional factors may cause fluctuations in expenses including the costs associated with the opening of new stores, the integration of acquired stores into the operations of the Company and corporate expenses to support the Company's expansion strategy.

INFLATION

     Due to the relatively low levels of inflation experienced in 1995, 1996 and 1997, inflation did not have a significant effect on the operating results of the combined Founding Companies in those fiscal years.

                                    BUSINESS

OVERVIEW

     Collectibles USA was founded to create a national retailer of collectibles merchandise and marketer of animation art. Collectibles USA has entered into agreements to acquire six retailers of contemporary collectibles and three marketers of animation art simultaneously with the closing of the Offering. Upon the consummation of these Acquisitions, the Company believes that it will be a leading retailer of contemporary collectibles and a leading marketer of animation art in the United States. The Company sells its collectibles products through two superstores, one free-standing retail location, seven mall-based stores and six upscale strip-mall stores. The Company's 16 collectibles stores are located in California (2), Florida, Illinois (6), Nevada (2), New Jersey
(2), Oklahoma (2) and Virginia. In addition, certain stores sell collectibles through database direct mail, inbound and outbound telemarketing operations and over the Internet. The Company sells animation art primarily through database direct mail, telemarketing and the Internet to both retail and wholesale customers, and operates five animation art galleries located in California, New York (2), Pennsylvania and Washington.

     The Company's collectibles merchandise includes figurines and sculptures made from porcelain, ceramic and resin, and a wide selection of crystal items including functional and decorative products. The Company also sells collectible cottages and villages, collectible prints and lithographs, collectible Christmas ornaments and other holiday collectibles. The Company's merchandise is produced by leading vendors such as Lladr-, Department 56 (manufacturer of The Original Snow Village and The Heirloom Village Collection product lines), Giuseppe Armani, Goebel U.S.A. (manufacturer of the Hummel product line), Waterford, Baccarat, Laliqu-, Swarovski, Disney and Enesco (manufacturer of the Precious Moments and Cherished Teddies product lines). The Company's animation art galleries carry a full spectrum of animation artwork, including original production cels, limited editions, sericels, model sheets and original drawings. In addition, the Company has licenses or rights, some of which are exclusive, to design, produce and market animation art featuring a wide variety of well known characters, including Garfield\R, The Simpsons\R and Anastasia\R, and is also an authorized dealer of limited editions and sericels created by Disney and Warner Brothers.

     The Company's target retail customer is between 45 and 64 years old, and encompasses a broad range of income levels. The Company believes that the typical collector makes more than one collectibles purchase per year, and the typical collecting household maintains more than one collection. Moreover, collectibles also are purchased as gifts and as decorative items. The Company's animation art galleries also target a wide range of customers from entry level collectors with relatively small collections to high-end, experienced collectors of vintage pieces.

INDUSTRY OVERVIEW

     According to Unity Marketing's The Collectibles Industry Report 1995, the collectibles industry grew approximately 13% in 1995, generating over $8 billion in primary sales (i.e., sales of new merchandise), of which approximately 76% were generated by retail sales (including TV shopping) and approximately 24% were generated by direct response marketing. The contemporary collectibles industry is serviced by approximately 9,500 specialty retail collectibles stores nationwide. Collectibles are also sold by mid-to-upscale department stores, home furnishing stores, small specialty import stores, gift stores, card shops, TV shopping, collectors clubs and other gallery and print stores. The industry includes sales of a wide variety of manufactured collectible items, including figurines and sculptures, dolls, crystal, collector plates, cottages, lighthouses, Christmas ornaments and other holiday collectibles and art such as lithographs and prints. According to Unity Marketing, an estimated 22 million Americans identify themselves as collectors.


     The animation art industry includes sales of vintage original production cels, limited editions produced by studios, sericels and original animation produced by licensees such as the Company bearing the likenesses of popular animated characters through art galleries, gift shops and auction houses, as well as database direct mail, telemarketing and the Internet. Although statistical information on the animation art industry is limited and marketing tools such as "collectors clubs" are not yet common in the industry, the Company believes that the industry is growing. In recognition of the industry's emerging importance and profitability, auction houses such as Sotheby's and Christie's are active in the secondary market of animation through their public auctions.

     The Company's target consumer base represents a growing part of the United States population. According to the U.S. Department of Commerce Bureau of the Census, the 45 to 64 year old population reached approximately 45 million in 1996 and is expected to grow to approximately 66 million during the next ten years, representing a projected growth rate of close to three times the rate for the overall population. The Company believes that collecting will become increasingly important to consumers ages 45 to 64 because this generation of collectors has high levels of discretionary income and has demonstrated nostalgic characteristics.

     The Company believes that the highly fragmented nature of the collectibles and animation art industries creates significant consolidation opportunities. The retail collectibles market is highly fragmented with over 9,500 retail stores, most of which have less than a 1% market share. In addition, most of the participants in these industries lack the capital to expand or a viable exit strategy. The Company believes that the favorable growth outlook for the collectibles and animation art industries resulting from the growing demographic base, coupled with the fragmented nature of these industries, will make it well positioned to pursue its growth strategies. The Company estimates that there are over 200 collectibles retailers in the United States with sales in excess of $2 million annually.

BUSINESS STRATEGY

     The Company's goal is to become the leading retailer of contemporary collectibles and the leading marketer of animation art in the United States. The Company will seek to achieve this goal by emphasizing growth through acquisitions and implementing a national operating strategy that enhances internal revenue growth and profitability.

GROWTH STRATEGY

   Key elements of the Company's growth strategy include:

       Grow through Acquisitions. The Company intends to acquire profitable, well-managed collectibles retailers and animation art marketers that have good reputations with vendors and customers and, where possible, provide new categories of merchandise that may be cross-sold to the Company's existing customer base. The Company believes that it will be an attractive acquiror of other retailers and marketers due to its strategy of retaining owners and management of acquired companies, its access to capital and its ability to offer sellers cash for their business as well as an ongoing equity stake in the Company. The Company has built an extensive database of businesses within the collectibles and animation art industries and believes it will be well positioned to implement its acquisition program promptly following the Offering. Within the past several months, the Company has contacted the owners of a number of collectibles retailers and animation art marketers, several of whom have expressed interest in having their businesses acquired by the Company. The Company currently has no binding agreements to effect any acquisition and is not now engaged in any negotiations to acquire any company. The Company, however, expects that its future acquisitions will be based on criteria such as anticipated return on capital, and the acquisition candidate's opportunities for growth and ability to meet other strategic objectives. Although the Company will consider opportunities to make larger acquisitions, the Company's target candidate for acquisition is expected to have $2 to $5 million in annual sales, demonstrated profitability, and one to four retail locations. The Company's research indicates that there are more collectibles retailers meeting its criteria than there are animation art marketers. To help it identify prospective targets, the Company has retained a consultant with knowledge of the collectibles and animation art industries. In addition, the Company plans to hire an additional senior executive with acquisition experience after the Offering. There can be no assurance that the Company's acquisition program will be successful, and the Company cannot predict when, if ever, it will make its first acquisition after the Offering.

       As  consideration  for future  acquisitions,  the Company  intends to use various  combinations  of  Common  Stock  and cash or,  possibly,  notes.  To facilitate its acquisition strategy, the Company intends to register 2,500,000 additional shares of Common Stock under the Securities Act within 90 days after the closing of this Offering. These shares will be available for use by the Company as consideration for future acquisitions.

       Open New Stores. Although the Company intends to focus initially on acquiring other retailers of collectibles and marketers of animation art, the Company expects to complement its acquisition growth with new store openings. Over the next 12 months, the Company plans to develop two prototype store formats: a "superstore" format of approximately 18,000 square feet, designed for either free-standing or strip mall locations, and a mall-based format, of approximately 1,500 square feet. Other than the anticipated opening of one or two prototype locations, the Company currently does not intend to open new stores over the next 12 months.

NATIONAL OPERATING STRATEGY

   Key elements of the Company's national operating strategy include:

       Strengthen and Expand Vendor Relationships. Vendors in the collectibles industry often recognize retailers based on certain volume levels and reputation. Many of the Founding Companies have achieved preferred gallery status with key vendors which entitles them to volume discounts, co-op advertising funds, shipping allowances and other benefits. The Company believes that as a leading retailer of collectibles merchandise and a leading marketer of animation art in the United States, it will have a competitive advantage in leveraging its vendor relationships. In addition, as an industry leader, the Company believes that it will be able to establish exclusive relationships with vendors for certain product lines and items. Certain vendors already have expressed a willingness to develop products on an exclusive basis for the Company. As a result of the Acquisitions, the Company believes that certain of the Founding Companies will be able to benefit from the vendor relationships that the other Founding Companies have established with each of their individual vendors.

       To ensure that the Company maximizes its relationships with vendors, the Company intends to create a position for a general merchandising manager to oversee and coordinate merchandising and vendor relationships. It is anticipated that a general merchandising manager will be able to use the Company's reputation in the collectibles and animation art industries to leverage its vendor relationships.

       Expand and Improve Database Direct Mail, Telemarketing and Internet Marketing Programs. The Founding Companies have developed databases aggregating approximately 205,000 customers. These databases often detail the buying patterns and merchandise preferences of existing and potential customers and enable the Founding Companies to conduct targeted database direct mail, telemarketing and Internet marketing programs. In order to develop a comprehensive marketing program for use on a Company-wide basis, the Company intends to combine and enhance the existing customer databases of its Founding Companies and to introduce database direct mail, telemarketing and Internet marketing programs at Founding Companies and future companies to be acquired which are not utilizing such programs. The Company anticipates that such a program will be developed by mid-1998. All of the Founding Companies which market animation art generate a majority of their sales from database direct mail and telemarketing efforts. The Company believes there are significant opportunities to expand the database direct mail and telemarketing expertise developed by the animation art galleries to its collectibles business. The Company also plans to incorporate on a Company-wide basis the use of certain marketing programs, advertising campaigns, artist signing events and other promotions, which have proved successful at individual Founding Companies.

       Improve Operating Procedures. Initially the Company intends to focus on developing a centralized system to monitor the operations of the Founding Companies by auditing sales receipts, accounts payables, payroll, purchases and inventory levels and by implementing centralized cash
   management   operations.   The  Company  also  will   evaluate   implementing
   appropriate systems, such as Company-wide point-of-sale systems, at its stores. The Company further intends to enhance operations at the store level by implementing improved training programs and incentive systems for experienced managers and by creating a corporate-level merchandising function to more effectively manage the Company's merchandising decisions, product displays and product assortment. Although in the near term the Company expects to incur higher operating expenses, the Company anticipates that in the future it will achieve long-term economies of scale and enhanced store-level performance as a result of these efforts. The Company also expects to experience benefits of consolidation with respect to improved training practices, its ability to attract and retain qualified personnel and customer service.

       Capitalize on Local Strengths. Notwithstanding the strengths that a national organization can provide, the Company believes that an important factor for success in the collectibles industry is local relationships. By maintaining significant operating autonomy at the local level, the Company intends to capitalize on local strengths, such as name recognition, customer loyalty and service. In addition, the Company anticipates that certain of the principals of the Founding Companies will assist it in establishing and refining practices for Company-wide operations.

COLLECTIBLES STORES

     The Company sells collectibles merchandise through two superstores, two free-standing retail locations, nine mall-based stores and five upscale strip-mall stores which are located in seven states. The stores range in size from approximately 1,000 to 15,000 square feet of retail space and carry from 1,500 to 13,800 SKUs. Additionally, the Company utilizes database direct mail, telemarketing and the Internet to sell its collectibles merchandise. The Company's porcelain figurines and sculptures are produced by vendors such as Lladr-, Goebel U.S.A. (manufacturer of the Hummel product line) and Giuseppe Armani. The resin figurines which the Company sells are obtained from vendors such as Enesco (manufacturer of the Precious Moments and Cherished Teddies product lines). The Company's collectibles stores also sell crystal figurines and functional items, such as crystal vases, produced by vendors such as Swarovski, Waterford, Baccarat, and Laliqu-. In addition, the Company sells collectible cottages and villages produced by Department 56 (manufacturer of The Original Snow Village and The Heirloom Village Collections product lines).

     Merchandising. Each of the Company's collectibles stores carries a product assortment that is merchandised by product line and vendor and that is selected to provide items that are distinctive and specifically suited to the tastes of its customers. The stores generally carry different but overlapping lines of collectibles merchandise because each store selects merchandise which appeals to the preferences of customers within its area. Although the general categories of the collectibles merchandise stay the same from store to store, individual items within each general product group change to respond to the interests and demands of customers of each store. Consequently, stores such as the Forum Shops at Caesar's that are frequented by customers with more disposable income tend to carry products which retail for prices higher than those carried by stores that serve customers with less disposable income.

     While the price of collectibles ranges from $5 to $25,000, Unity Marketing reports that the average collector household spends $500 annually. Customers in higher income brackets tend to purchase the Company's higher-end items which range in price from $1,500 to $4,000. Stores that target middle income customers carry merchandise which ranges in price from $50 to $250.

     In selecting a product, the Company considers customer demand for the lines and, in the case of new lines, quality, dependability of delivery and cost. Currently, each Founding Company individually determines which products to purchase. Such purchasing decisions primarily are made by attending shows sponsored by manufacturers, communicating with representatives of manufacturers and participating in test sales of collectibles merchandise. Some of the collectibles stores vary their inventory on a seasonal basis in order to generate more sales related to Christmas and other holidays and occasions. Manufacturers seeking to increase consumer interest occasionally expand or retire certain collectibles within their product lines and produce event pieces such as bridal and Easter pieces, which are occasionally marketed in connection with artist signings to generate excitement about their introduction to the market. Two of the Founding Companies are affiliated with Hallmark and sell greeting cards and Hallmark novelties in addition to collectibles merchandise.

     To ensure that the Company maximizes its relationships with vendors, the Company intends to create a position for a general merchandising manager to oversee and coordinate merchandising and vendor relationships. Certain vendors have expressed a willingness to develop exclusive products for the Company.

     Most of the Company's contemporary collectibles merchandise is manufactured overseas; however, it is purchased directly from the manufacturer's representatives in the United States. The Company purchases collectibles merchandise from over 70 vendors, including Hallmark, sales of which accounted for approximately 11% of the Company's pro forma net sales in Fiscal 1997. Several of the Founding Companies have achieved standards of quality and reputation which qualify them for the preferred gallery status recognized by their important vendors. Such status typically confers benefits such as greater co-op advertising contributions, preferred access to specialized merchandise and increased access to artists for signings and other in-store and off-site special events. The Company makes decisions about purchases of inventory well in advance of the time at which such products are intended to be sold. Significant deviations from projected demand for collectibles merchandise could have a material adverse effect on the Company's financial condition and results of operations. Higher priced collectibles generally are sold on a consignment basis which permits the Company to expand its array of collectibles merchandise without encumbering working capital.

     In order to attract and retain the loyalty of collectibles customers and to position its stores as destination retail locations, certain of the Founding Companies utilize innovative merchandising and display techniques. One of the stores has built a reputation based on entertaining in-store displays which have included a model train, a grind organ and unique displays which highlight a particular vendor's merchandise. Other of the Company's collectibles stores have gained recognition based on their promotional practices, including producing and distributing videotapes of the store's business operations and employing games of chance with prizes corresponding to a vendor's particular collectibles theme.

     Marketing. Currently, the Founding Companies advertise independently of each other, primarily through print advertising and direct mail contacts. Several of the Founding Companies advertise their merchandise in catalogs that are produced by a national collectibles catalog publishing syndicate such as Parade of Gifts and Gift Creations Concepts. Such catalog consortiums allow members to use the published catalog for individual sales purposes. Membership in such catalog consortiums entitles the Company to exclusive pieces produced by Enesco and Department 56. The Company plans to evaluate its use of catalog consortiums in the future, including opportunities for preparing such catalogs itself.

     The Company also participates in loyalty-based marketing programs such as "collector clubs" which reward members with privileges such as access to exclusive member pieces, detailed information about collections and invitations to special events.

     The Company's collectibles stores' databases contain approximately 140,000 customers, often detailing the buying patterns and merchandising preferences of current and potential customers. This extensive database assists the Company in database direct mail and telemarketing programs. Three of the Company's collectibles stores have home pages on the Internet which they use to educate consumers, display samples of their collectibles merchandise, inform customers of upcoming product availability dates and special events and allow customers to place orders. Sales over the Internet have not constituted a significant portion of the Company's sales to date.

     Following the Offering, the Company intends to increase its print advertising efforts, including advertising in specialty collectibles magazines and inserting promotional and seasonal sales circulars in local newspapers, and increase its efforts in other media, including radio and television. The Company also intends to initiate programs utilizing its customer database to stimulate additional sales around birthdays and anniversaries, and such holidays as Mother's Day. In addition, the Company also plans to expand promotional events such as artist signings and sponsored charitable activities, which have proven successful at individual Founding Companies.

     Customer Service. The Company's goal is to provide exceptional customer service. The Company generally ships orders within 24 to 72 hours. In addition, the Company places special orders on behalf of its customers with manufacturers for hard-to-find items and notifies its customers in advance of receiving limited edition pieces in advance of their availability in stores. The Company generally accepts returns on its merchandise within 14 to 30 days of sale. All of the Company's stores are open 7 days a week. In recognition of the Founding Companies' dedication to customer service and from their commitment and experience in merchandising a particular vendor's collectibles merchandise, the Founding Companies have received numerous titles of distinction such as Boyds Bears Gold Paw, Cherished Teddies Adoption Center (2), Department 56 Gold Key Dealer (4), Fenton Glass Showcase Dealer, Giuseppe Armani Art Headquarter Store, Giuseppe Armani Preferred Dealer, Hallmark Gold Crown (2), Lladro Millennium Dealer, Lladr- Vanguard Dealer, Roman Premiere Dealer, Swarovski Preferred Dealer and Disney Preferred Gallery. Three of the Founding Companies are among the approximately 40 stores nationwide designated as Precious Moments Century Circle Dealers by Enesco, which entitles them to exclusive Precious Moments collectibles pieces.

ANIMATION ART GALLERIES

     The Company's five animation art galleries are each located in or near suburbs of metropolitan areas. These galleries are located in California, New York (2), Pennsylvania and Washington. The Company generates most of its animation art sales through database direct mail and telemarketing operations.

     Merchandising. The Company's animation art galleries carry a wide assortment of animation artwork, including original production cels, limited editions, sericels, model sheets and original drawings. A "cel" is a painting of a character or object on a transparent acetate sheet. An original vintage production cel, which is created by an original drawing, is hand painted and is the final result of the artistic process that creates animation used in the actual film production, whereas limited edition cels although created in the same manner, generally recreate animation scenes from popular animated films for which original production cels are no longer available. Sericels are limited editions that are created by hand painting an image onto a master cel and then produced in large quantities through a printing process. Model sheets are a group of original pencil drawings of animated characters in a variety of poses and expressions. Prices for animation art are typically higher than for contemporary collectibles, beginning at approximately $100 and ranging up to $100,000, with an average sale price of approximately $750. Animation art sales generally are less seasonal than sales of collectibles.

     The Company designs and manufactures limited editions and sericels under license from the owners of popular characters, and purchases original production cels from the studio that created the art, another dealer or a private collector for sale to both retail and wholesale customers. The Company sells on consignment limited edition animation cels created by Virgil Ross, under license from Warner Brothers, featuring classic Warner Brothers' characters such as Bugs Bunny\R, Elmer Fudd\R, Yosemite Sam\R, and Tweety and Sylvester\R in classic scenes. The Company also holds licenses or rights to design, produce and distribute animation art bearing the likeness of The Simpsons\R, Anastasia\R, and Garfield\R, both alone and with certain Norman Rockwell images. The Company's designs for art featuring such licensed characters are generally subject to prior approval by the licensor. The Company also distributes limited edition comic strip art from Jeff MacNelly (Shoe), Johnny Hart (B.C. and Wizard of Id), Chris Browne (Hagar the Horrible), Bryant Parker (Wizard of Id), Roger Bollen (Animal Crackers), Myron Woldman (Popeye and Betty Boop), Sidney Harris and David Orielo (Felix the Cat\R) pursuant to oral understandings with such individuals. There are no written agreements governing these distribution arrangements and, therefore, there can be no assurance that one or more of these distributor arrangements will not be terminated. One of the Founding Companies has been granted an exclusive license by HBO\R Animation to manufacture and sell artwork using material from the first season of Spawn and Spicy City. The Company is an authorized dealer of art produced by Warner Brothers/Hanna-Barbera, Disney and artist Chuck Jones. The Company's authorized dealer agreements can generally be terminated by the other party with or without cause on short notice. Certain of the authorized dealer agreements require consents to the Acquisitions. Although the Company will seek consents authorizing the Acquisitions where required by the terms of such authorized dealer agreements, there can be no assurance that such consents will be obtained.

     The animation art sold by the Company is produced by the Company under certain licenses or rights with a majority of the art being obtained from the studios or artists that create the art, including Disney and Warner Brothers/Hanna-Barbera. The art is either bought from the artist or studio or is sold by the Company on a consignment basis.

     The Company generates its design ideas by closely collaborating with the studio that licenses the character to be included in the artwork. It generally takes an average of six weeks to create a new piece of original animation art. During this period, the Company's artists, working as independent contractors, generate a prototype design which is thereafter submitted to the artist or animation studio for its approval.

     Marketing. A significant portion of the Company's animation art marketing efforts is conducted through database direct mail, telemarketing and Internet marketing programs, which utilize databases aggregating approximately 65,000 customers. These databases detail the buying patterns and merchandise preferences of current and potential customers and enable the Founding Companies to conduct targeted database direct mail, telemarketing and Internet marketing programs. The Company's animation art marketing efforts also include advertising in newspapers and animation art magazines. While each of the Founding Companies will continue to advertise locally, the Company will evaluate opportunities to consolidate its advertising functions on a national basis. Two of the Company's animation art marketers have home pages on the Internet which they use to educate customers about their animation art and special events. Sales over the Internet have not constituted a significant portion of the Company's sales to date.

     All of the Founding Companies which market animation art generate a majority of their sales from database direct mail and telemarketing efforts. One of the Company's significant strategies for improved marketing is the consolidation of the databases of the various Founding Companies for comprehensive database direct mail and telemarketing efforts along lines that have proved successful at the Founding Companies where these operations generate significant amounts of sales. The Company believes one of the significant opportunities presented by the consolidation of the Founding Companies is the cross-marketing possibilities to the combined customer databases of the Founding Companies.

     One of the Founding Companies has an agreement with a third party to provide consulting services in exchange for advertising and, pursuant to such agreement, had prepaid advertising expenses of $285,000 at December 31, 1996.

     Customer Service. The Company's animation art customer orders generally are shipped within two to four weeks. Once an order is received, the gallery frames, mats and, in some cases, arranges for the artist to personally sign the purchased art. The Company's animation art galleries generally are open six days a week and by appointment. Outbound telemarketing efforts and inbound calls generally occur during store hours.

TRAINING PROGRAMS

     The Company's goal is to provide exceptional customer service. The owners of the Founding Companies either serve as store or gallery managers or seek to hire entrepreneurial managers who are energetic and knowledgeable about the collectibles and animation art industries. Each of the Founding Companies has developed varying levels of training programs. Some of the training programs involve video presentations, utilize material prepared by vendors, consist of vendor-sponsored training conducted by representatives or consist of one-on-one training conducted by managers. As part of its emphasis on customer service, the Company plans to evaluate each Founding Company's training program and develop a Company-wide training program for new hires.

MANAGEMENT INFORMATION SYSTEMS AND CONTROLS

     The Founding Companies currently have a variety of accounting, inventory and financial reporting systems at varying degrees of sophistication, none of which have previously operated on a combined basis. The Company intends to centralize its accounting and financial reporting activities at its headquarters; however, basic accounting activities will continue to be conducted at the regional and local level.The Company will need to coordinate and integrate the information systems hardware and software currently in place at the Founding Companies to ensure that the Company's financial and other information reporting functions are conducted satisfactorily. Failure to successfully develop a consolidated system for reporting such information could have a material adverse effect on the Company's financial condition and results of operations.

     In order to improve operating procedures, the Company initially will focus on developing a centralized system to monitor the operations of the Founding Companies by auditing sales receipts, accounts payables, payroll, purchases and inventory levels and by implementing centralized cash management operations. The Company also will evaluate implementing appropriate systems, such as Company-wide point-of-sale systems, at its stores. The Company further intends to enhance operations at the store level by implementing improved training programs and incentive systems for experienced managers and by creating a corporate-level merchandising function to more effectively manage the Company's merchandising decisions, product displays and product assortment. See "Risk Factors -- Absence of Combined Operating History," and "-- Management of Growth."


COMPETITION

     The collectibles and animation art industries are highly fragmented and competitive. In addition to other collectibles retailers and animation art marketers, the Company competes with mid-to-upscale department stores, home furnishing stores, small specialty import stores, gift stores, card shops, TV shopping, collectors clubs and other gallery and print stores. The Company's animation art galleries compete, in certain cases, with the owners of the licensed characters, including Disney and Warner Brothers, who sell products through their own stores and other marketing channels. Management believes that its stores and galleries compete on the basis of depth and breadth of merchandise assortment and customer service in addition to name recognition and established vendor relationships. In order to maintain the goodwill inherent in the names and reputations of each of the Founding Companies, the Company does not expect to rename the existing stores and galleries.

     Many of the Company's competitors are larger and have substantially greater financial, marketing and other resources than the Company. In addition, although the primary points of competition are service and availability of desired merchandise, there can be no assurance that pricing competition will not develop. Other retailing companies with significantly greater capital and other resources than the Company may enter or expand their operations in the collectibles industry, which could change the competitive dynamics of the industry. In addition, as the Company's animation art licenses and rights expire, it will compete with other marketers of animation art for the right to design, produce and market artistic creations based on the applicable licensed character. Because retailers of collectibles and marketers of animation art products generally do not own the proprietary rights to the products that they sell, the barriers to entry to these industries are not significant. Therefore, there can be no assurance that additional participants will not enter the market or that the Company will be able to compete effectively with such entrants.

     In addition, it is possible that there will be competition to acquire additional businesses if the collectibles or animation art industries undergo broader consolidation. Such competition could lead to higher prices being paid for such companies. The Company believes that its decentralized management strategy and other operating strategies make it an attractive acquiror of other collectibles retailers and animation art marketers. There can be no assurance, however, that the Company's acquisition program will be successful.

LICENSES

     The Company produces some of its animation art under agreements which generally permit the Company to market original production animation cels and original canvas acrylic paintings, and to manufacture and market limited edition cels, lithographs and sericels featuring characters such as Garfield\R, The Simpsons\R and Anastasia\R. The Company's designs for art featuring such licensed characters are generally subject to prior approval by the licensor.

     The Company's license arrangements often require the payment of non-refundable advances and guaranteed minimum royalties. Royalties to the Company's licensors typically range from 30% to 50% of the price at which the art is sold. Minimum guaranteed payments under the Company's license agreements currently aggregate approximately $623,000 through 1999. As a result of increased competition for licenses, the Company may, in the future, be required to pay licensors higher royalties and higher minimum guaranteed payments in order to obtain attractive properties for the development of existing and new product lines.

     The Company's licensing arrangements are limited in scope and duration, authorizing the sale of specified licensed products for a defined period of time, generally two to four years. In connection with the Acquisitions, the Company has extended the term of certain of its licenses such that they expire between March 1998 and September 1999. Pursuant to most of the license agreements, the licensor has agreed to negotiate renewal of the license 90 days before expiration, provided the Company is in compliance with the terms of the license. The license agreements provide that they may be terminated prior to their expiration date under certain circumstances, including the Company's failure to comply with the product approval provisions. The termination, cancellation or inability to renew any existing licensing arrangement, coupled with the inability to develop and enter into new licensing arrangements, could have a material adverse effect on the Company's financial condition and results of operations. The Company believes that it maintains excellent relationships with its licensors.

     The Company's authorized dealer agreements can generally be terminated by the other party with or without cause or on short notice. Termination of any of the Company's authorized dealer agreements could have a material adverse effect on the Company's financial condition and results of operations. Certain of the authorized dealer agreements require consent to the Acquisitions. Although the Company will seek consents authorizing the Acquisitions where required by the terms of its authorized dealer agreements, there can be no assurance that such consents will be obtained. The Company believes it maintains excellent relations with the companies with which it has authorized dealer agreements.

FACILITIES

     The Company maintains 27 facilities consisting of 21 retail locations (which in some cases also contain offices) and six warehouse or distribution facilities (which in some cases also contain offices). All of the Company's facilities are leased. The facilities range in size from approximately 400 square feet to 20,000 square feet and are located in ten states. The Company believes that its facilities are adequate to meet its needs for the foreseeable future. The Company's corporate headquarters are located in approximately 1,000 square feet of a leased office space in New York City, New York.

     The Company maintains a significant amount of inventory in order to be assured a sufficient supply of products to its customers. Certain of the Founding Companies currently operate their own warehouses at or near the location of its store or stores to warehouse overflow merchandise. The largest off-site storage facility is approximately 10,500 square feet. As the Company's sales reach certain levels, it may consider combining its off-site storage facilities into a single facility.

EMPLOYEES

     At April 30, 1997, the Company employed 235 persons, of which two were full-time employees at the Company's headquarters, 121 were part-time employees in its retail stores and distribution centers, and 107 were full-time employees in the stores, offices and distribution centers. Of the Company's employees, 25 are dedicated to database direct mail and telemarketing operations. Many other employees are partially engaged in database direct mail and telemarketing activities. During the Company's peak holiday selling season, the Company typically hires additional part-time employees. The employees of the Company are not covered by any collective bargaining agreement. The Company considers its relationship with its employees to be good.

LEGAL PROCEEDINGS

     The Company is not a party to any legal proceeding which could have a material adverse effect on its financial condition and results of operations.

                                   MANAGEMENT

DIRECTORS AND OFFICERS

    The  following  table  sets  forth  information   concerning  the  Company's
directors and executive officer and those persons who will become directors and officers upon consummation of the Offering:

           NAME          AGE                    POSITION
-----------------------  ---  --------------------------------------------------
Ronald P. Rafaloff       49   Chairman  of  the  Board;   President   and  Chief
                              Executive Officer
Michael A. Baker(1)(2)   51   Director(3)
Vincent J. Browne        60   Executive  Vice   President  -  Mall   Operations;
                              President - Crystal  Galleria and Crystal  Palace;
                              Director(3)
Roy C. Elwell            41   Executive Vice President - Corporate Development;
                              President - Reef Hallmark; Director(3)
Jerry Gladstone          37   Executive Vice President - Marketing;  President -
                              Animation  Division;  President  - American  Royal
                              Arts; Director(3)
David K. Green           39   Executive Vice President - Operations; President -
                              Collectibles  Division;  President  -  North  Pole
                              City; Director(3)
Paul T. Shirley(1)(2)    56   Director(3)
Susan M. Spiegel         41   President - Filmart; Director(3)
David J. Stone           64   President - Stone's Hallmark; Director(3)

----------
(1)  Member of audit committee.

(2)  Member of compensation committee.

(3) Director nominees; will become directors of the Company upon consummation of the Offering.

     Ronald P. Rafaloff has served as the Chairman of the Board since June 1996 and as President and Chief Executive Officer since June 1997. Ronald P. Rafaloff has been the Chief Executive Officer and a principal owner of RGR Financial Corp., a securities broker-dealer providing investment services to retail, corporate and pension plan clients, since its inception in March 1996. Prior to forming RGR Financial Corp., Ronald P. Rafaloff was a senior vice president at Smith Barney, Inc., a leading investment bank, from October 1992 to June 1996.

     Michael A. Baker will become a director of the Company upon consummation of the Offering. Mr. Baker was a founder of Allwaste, Inc., a Houston based industrial services company and has served as director since November 1984. Mr. Baker was a founder and director of American Medical Response, Inc. ("AMR"), a Boston based company engaged in the provision of a national ambulance service network from February 1992 until February 1997. He served from June 1989 to
October 1991 as an officer and director of Sanifill, Inc., a Houston based landfill development company founded by Mr. Baker and others. Mr. Baker currently serves as an outside consultant to various private companies.

     Vincent J. Browne will become the Executive Vice President - Mall Operations and a director of the Company upon consummation of the Offering. He is the President and a director of Crystal Galleria and has served in such capacities since its incorporation in 1992. He is the President and a director of Crystal Palace and has served in such capacities since its incorporation in 1988.

     Roy C. Elwell will become the Executive Vice President - Corporate Development and a director of the Company upon consummation of the Offering. He is the President and a director of Reef Hallmark and has served in such capacities since its incorporation in 1984. He currently serves on the Florida District Advisory Board for Hallmark Cards Incorporated. Mr. Elwell served as a member of the Enesco Corporation Retail Advisory Board from January 1990 to December 1990.

     Jerry Gladstone will become the Executive Vice President - Marketing, the President of the Company's Animation Division and a director of the Company upon consummation of the Offering. He has served in the capacity of President of American Royal Arts since 1984 and is currently a director of American Royal Arts. He recently has been selected by Disney to be a member of its first Preferred Gallery Advisory Board.

     David K. Green will become the Executive Vice President - Operations, President - Collectibles Division and a director of the Company upon consummation of the Offering. He is the President and a director of North Pole City and has served in such capacities since its incorporation in 1984. He was a member of the advisory board of Gift Creations Concepts, a collectibles catalog publisher, in 1995.

     Paul T. Shirley will become a director of the Company upon consummation of the Offering. He has served as Chief Executive Officer and President of American Medical Response, Inc. ("AMR") since August 1995 and has been a director of AMR since August 1992. From May 1993 to August 1995, he served as Chief Operating Officer of AMR. He also served as Executive Vice President of AMR from August 1992 to August 1995 and as Chief Executive Officer of American Medical Response West from March 1989 until August 1992. From June 1963 until March 1989, he was President of Santa Cruz Ambulance Service.

     Susan M. Spiegel will become a director of the Company upon consummation of the Offering. She is the President and a director of Filmart and has served in such capacities since 1996. Ms. Spiegel founded Animation Art Resources, a private gallery dealing in high-end vintage animation artworks. She served as a member of the Board of Directors of The Philadelphia Art Alliance from 1989 to 1995. Ms. Spiegel served on Disney's Preferred Gallery Council for the Art Editions Division during 1995.

     David J. Stone will become a director of the Company upon consummation of the Offering. He is the President of Stone's Hallmark and has served in that capacity since its incorporation in 1981 and serves as a director of Stone's Hallmark.

     Directors are elected at each annual meeting of stockholders. All officers serve at the discretion of the Board of Directors, subject to terms of their employment agreements, if any. See "- Employment Agreements." The Company anticipates hiring a chief financial officer prior to consummation of the Offering.

Directors' Compensation

     Directors who are employees of the Company do not receive additional compensation for serving as directors. Each director who is not an employee of the Company receives a fee of $2,000 for attendance at each Board of Directors meeting and $1,000 for each committee meeting (unless held on the same day as a Board of Directors meeting). Directors of the Company are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof, and for other expenses incurred in their capacity as directors of the Company. Each non-employee director receives an option to purchase 40,000 shares of Common Stock upon election to the Board of Directors and an annual grant of an to option to purchase 5,000 shares of Common Stock. See "Management - 1997 Non-Employee Directors' Stock Plan."

EXECUTIVE COMPENSATION

     Collectibles USA was incorporated in January 1996 and, prior to the Offering, did not conduct any operations other than activities related to the Acquisitions and the Offering. Collectibles USA did not pay any compensation prior to January 1997. Collectibles USA's officers received compensation in an aggregate amount of $2,903 in Fiscal 1997.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with 13 key executives and employees of the Founding Companies which will become effective upon consummation of the Offering. The initial term of each agreement commences on the date of the consummation of the Offering and ends on either the third or fifth anniversary thereof. With respect to each such agreement, in the event that either party does not notify the other of his, her or its intention not to renew such agreement, the agreement will automatically be extended thereafter for successive one year periods. In addition to the base salaries ranging from $25,000 to $50,000 per annum, the employment agreements provide that it is the intention of the Company to allow participation of the executives in a to-be-established incentive bonus plan, pursuant to which it is contemplated that officers and key employees will be eligible to receive annual bonus amounts, in the discretion of the Board, in amounts up to a maximum of one hundred percent of the respective employee's base salary.

     The employment agreements provide that the executives are generally prohibited, during the term of their employment with the Company and for a period of two years thereafter, from (i) engaging in activities which are competitive with the Company or its subsidiaries, (ii) soliciting employees of the Company or its subsidiaries away from their employment, (iii) soliciting customers of the Company or its subsidiaries and (iv) soliciting acquisition candidates of the Company on behalf of the executive or any competitor for the purpose of acquiring such entity.

     The employment agreements may be terminated by the Company by reason of the death or permanent disability of the executive, for good cause upon ten days' notice, or without cause upon 30 days' notice. Good cause is generally defined as the executive's (i) willful and material breach of the employment agreement,
(ii) gross neglect of material duties, (iii) willful dishonesty or fraud, (iv) conviction of a felony or (v) chronic alcohol or illegal drug abuse. In the event of a termination for good cause or in the event of executive's voluntary resignation without cause, no severance will be payable. In the event of the Company's termination of an executive's employment without cause (i) such executive will be entitled to receive a lump-sum severance payment equal to (a) in the event termination occurs during the initial employment term, $100,000 per year for the greater of the time period remaining under the initial term of the agreement (not to exceed two years) or one year or (b) $100,000 in the event the termination occurs after the initial employment term, and (ii) the time period during which such executive is restricted from competing with the Company will be shortened to one year.

     In the event of a pending "Change in Control" of the Company (as defined each such employment agreement), and either (i) the Company and the executive have not received written notice at least five days prior to the anticipated closing date of the transaction giving rise to the Change in Control from the successor that such successor is willing to assume the Company's obligations under the employment agreement, or (ii) the employee, at his or her sole discretion, elects to terminate the employment agreement at least five days prior to the anticipated closing of such transaction, then the Change in Control will be deemed to be a termination of the employment agreement by the Company without cause, except that (x) if such termination has been effectuated pursuant to clause (i) above, the amount of severance due to the employee would be three times the amount that otherwise would be calculated under such circumstances (as described above), and the restrictive covenants in the employment agreement will not apply, or (y) if such termination has been effectuated pursuant to clause
(ii) above, the amount of the employee's severance payment would be two times the amount otherwise calculated, and the restrictive covenants of the employment agreement will all apply for a period of two years from the effective date of termination. Each employment agreement contains a tax gross-up provision, such that the employee will be reimbursed by the Company or its successor in the event that the employee incurs any excise taxes under Section 4999 of the Internal Revenue Code as a result of the Change in Control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Ronald P. Rafaloff, the Company's Chairman of the Board, President and Chief Executive Officer, participated in deliberations concerning the Company's executive compensation policy during Fiscal 1997.

1997 LONG-TERM INCENTIVE PLAN

     As of May 1997, the Board of Directors and the Company's stockholders approved the Company's 1997 Long-Term Incentive Plan (the "Plan"). The maximum number of shares of Common Stock that may be awarded pursuant to the Plan may not exceed 15% of the aggregate number of shares of Common

Stock outstanding at the time of determination (which maximum will be 929,817 shares upon consummation of the Offering). Awards may be settled in cash, shares, other awards or other property, as determined by the compensation committee of the Board of Directors. The number of shares reserved or deliverable under the Plan (as well as the annual per-participant limit discussed below) is subject to adjustment in the event of stock splits, stock dividends and other extraordinary corporate events.

     The purpose of the Plan is to provide executive officers (including directors who also serve as executive officers), key employees, consultants and other service providers with additional incentive by enabling such persons to acquire or increase their ownership interest in the Company, thereby promoting a closer identity of interests between such persons and the Company's stockholders. Individual awards under the Plan may take the form of one or more of: (i) either incentive stock options ("ISOs") or non-qualified stock options ("NQSOs"); (ii) stock appreciation rights ("SARs"); (iii) restricted or deferred stock; (iv) dividend equivalents; (v) bonus shares and awards in lieu of Company obligations to pay cash compensation; and (vi) other awards the value of which is based in whole or in part upon the value of the Common Stock. Upon a change of control of the Company (as defined in the Plan), certain conditions and restrictions relating to an award with respect to the exercisability or settlement of such award will lapse.

     The compensation committee has the authority under the Plan, among other things, to: (i) select the officers and other key employees and consultants entitled to receive awards under the Plan; (ii) determine the form of awards, or combinations thereof, and whether such awards are to operate on a tandem basis or in conjunction with other awards; (iii) determine the number of shares of Common Stock or units or rights covered by an award; and (iv) determine the terms and  conditions  of any  awards  granted  under the  Plan,  including  any restrictions or limitations on transfer, any vesting schedules or the acceleration thereof, any forfeiture or termination provisions (or waivers thereof), and the exercise price at which shares of Common Stock may be purchased pursuant to the grant of stock options under the Plan, in its discretion, which discretion includes the ability to set an exercise price that is below the fair market value of the shares of Common Stock covered by such grant at the time of grant. In addition, unless otherwise provided by the compensation committee, all restrictions relating to the continued performance of services and/or the achievement of performance objectives will immediately lapse upon a "change in control" of the Company (as defined in the Plan).

     The number of shares of Common Stock that may be delivered upon exercise of ISOs is limited to 300,000. Shares subject to ISOs will not be deemed delivered if such ISOs are forfeited, expire or otherwise terminate without delivery of the Common Stock to the Plan participant. In addition, no individual may receive awards in any one calendar year relating to more than 150,000 shares of Common Stock.

     The grant of an option or SAR (including a stock-based award in the nature of a purchase right) will create no tax consequences for the grantee or the Company. A grantee will not have taxable income upon exercising an ISO (except that the alternative minimum tax may apply) and the Company will receive no deduction at that time. Upon exercising an option other than an ISO (including a stock-based award in the nature of a purchase right), the participant must generally recognize ordinary income equal to the difference between the exercise price and fair market value of the freely transferable and nonforfeitable stock received. In each case, the Company will be entitled to a deduction equal to the amount recognized as ordinary income by the participant.


     A participant's disposition of shares acquired upon the exercise of an option, SAR or other stock-based award in the nature of a purchase right generally will result in short-term capital gain or loss measured by the difference between the sale price and the participant's tax basis in such shares (or the exercise price of the option in the case of shares acquired by exercise of an ISO and held for the applicable ISO holding periods). Generally, there will be no tax consequences to the Company in connection with a disposition of shares acquired under an option or other award, except that the Company will be entitled to a deduction (and the participant will recognize ordinary taxable income) if shares acquired upon exercise of an ISO are disposed of before the applicable ISO holding periods have been satisfied.

     With respect to awards granted under the Plan that may be settled either in cash or in stock or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the cash or the fair market value of stock or other property received. The Company will be entitled to a deduction for the same amount. With respect to awards involving stock or other property that is restricted as to transferability and subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the fair market value of the shares or other property received at the first time the shares or other property become transferable or not subject to a substantial risk of forfeiture. The Company will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant. A participant may elect under section 83(b) of the Internal Revenue Code to be taxed at the time of receipt of shares or other property rather than upon lapse of restrictions on transferability or the substantial risk of forfeiture, but if the participant subsequently forfeits such shares or property he would not be entitled to any tax deduction, including a capital loss, for the value of the shares or property on which he previously paid tax.

     Section 162(m) of the Internal Revenue Code generally disallows a public company's tax deduction for compensation to the chief executive officer and the four other most highly compensated executive officers in excess of $1 million. Compensation that qualifies as "performance-based compensation" is excluded from the $1 million deductibility cap, and therefore remains fully deductible by the corporation that pays it. The Company intends that options granted with an exercise price equal to at least 100% of fair market value of the underlying stock at the date of grant, and other awards the settlement of which is conditioned upon achieving certain performance goals (based on performance criteria described above), will qualify as such "performance-based compensation," although other awards under the Plan may not so qualify.

     The Plan will remain in effect until terminated by the Board of Directors. The Plan may be amended by the Board of Directors without the consent of the stockholders of the Company, except that any amendment, although effective when made, will be subject to stockholder approval if required by any Federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted.

1997 NON-EMPLOYEE DIRECTORS' STOCK PLAN

     The Company's 1997 Non-Employee Directors' Stock Plan (the "Directors' Plan"), which was adopted by the Board of Directors and approved by the Company's stockholders as of May 1997, provides for an automatic grant to each non-employee director of an initial option to purchase 40,000 shares of Common Stock upon commencement of the Offering or such person's subsequent initial election to the Board of Directors. In addition, the Directors' Plan provides for an automatic annual grant, after each annual meeting of stockholders following the Offering, to each non-employee director of an option to purchase 5,000 shares of Common Stock; provided, however, that a non-employee director will not be granted an annual option if he or she was granted an initial option during the preceding three months.

     The number of shares to be subject to initial or annual option grants after the first annual meeting of stockholders following the Offering may be changed by the Board of Directors. A total of 250,000 shares of Common Stock are reserved for issuance under the Directors' Plan. The number of shares reserved, as well as the number to be subject to automatically granted options, will be adjusted in the event of stock splits, stock dividends and other extraordinary corporate events.

     Options granted under the Directors' Plan will have an exercise price per share equal to the fair market value of a share at the date of grant. Options will expire at the earlier of ten years after the date of grant or one year after termination of service as a director. Options will become exercisable one year after the date of grant, subject to acceleration by the Board of Directors, and will be forfeited upon termination of service as a director for reasons other than death or disability unless the director served for at least 11 months after the date of grant or the option was otherwise exercisable at the date of termination. In addition, the Directors' Plan permits non-employee directors to elect to receive, in lieu of cash directors' fees, shares or credits representing "deferred shares" to be settled at future dates, as elected by the director. The number of shares or deferred shares received will be equal to the number of shares which, at the date the fees would otherwise be payable, will have an aggregate fair market value equal to the amount of such fees. Each "deferred share" will be settled by delivery of a share of Common Stock at such time may have been elected by the director prior to the deferral. In addition, unless otherwise provided by the Board, all restrictions relating to the continued performance of services of the directors will immediately lapse upon a (i) "change in control" of the Company (as defined in the Plan), or (ii) with respect to any particular director, the death or permanent disability of such director.

     The grant of options under the Director's Plan will create no tax consequences for the director or the Company. Upon exercising the option, the director must generally recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable and nonforfeitable stock received. The Company will be entitled to a deduction equal to the amount recognized as ordinary income by the director. A director's disposition of shares acquired upon the exercise of an option generally will result in capital gain or loss measured by the difference between the sale price and the director's tax basis in such shares, and there generally will be no tax consequences to the Company in connection with such disposition of shares. Deferred fees received in the form of the freely transferable shares of Common Stock under the Director's Plan will generally result in taxable income to the director in the year or years in which they are paid to the director based on the fair market value of the shares in the year they are paid. The Company generally will be entitled to a tax deduction at the same time and in the corresponding amount.

                              CERTAIN TRANSACTIONS

     Collectibles USA was initially capitalized in June 1996 by RGR Financial Group LLC ("RGR"), which subscribed for 711,622 shares, Michael A. Baker, who subscribed for 152,490 shares, and Capstone Partners LLC ("Capstone"), which subscribed for 152,490 shares. Each paid consideration of $.10 per share (prior to the Stock Split). Ronald P. Rafaloff, Chairman of the Board of Directors, President and Chief Executive Officer of the Company, is a partner and a principal owner of RGR.

     In August 1996, Collectibles USA issued a $300,000 5% note due December 31, 1997 (the "CEFC Note-1") to Collectibles Enterprises Funding Corp., a Delaware corporation ("CEFC"), which is owned by RGR and Capstone. Upon consummation of the Offering, the principal amount of the CEFC Note-1 will become due and payable immediately. No interest is payable on the CEFC Note-1 in the event the Offering is consummated. The Company intends to repay the CEFC Note-1 with a portion of the proceeds of the Offering.

     In August 1996, Collectibles USA also issued a $555,000 5% note due December 31, 1997 (the "CEFC Note-2") to CEFC. Upon consummation of the Offering, the principal amount of the CEFC Note-2 will become due and payable immediately. No interest is payable on the CEFC Note-2 in the event the Offering is consummated. The Company intends to repay the CEFC Note-2 with a portion of the proceeds of the Offering.

     In June 1997, Collectibles USA issued a $400,000 5% note due December 31, 1997 (the "CEFC Note-3" and, together with the CEFC Note-1 and the CEFC Note-2, the "CEFC Notes") to CEFC. Upon consummation of the Offering, the principal amount of the CEFC Note-3 will become due and payable immediately. No interest is payable on the CEFC Note-3 in the event the Offering is consummated. The Company intends to repay the CEFC Note-3 with a portion of the proceeds of the Offering.

     The proceeds of the CEFC Notes were used by Collectibles USA to pay various expenses incurred in connection with its efforts to complete the Acquisitions and effect the Offering.

     In May 1997, Collectibles USA issued 20,000 shares of its Series A Convertible Preferred Stock, liquidation value $50 per share, for an aggregate consideration of $1.0 million, the proceeds of which were used by the Company to pay various expenses incurred in connection with its efforts to complete the Acquisitions and effect the Offering. Pursuant to the terms of the Series A Convertible Preferred Stock, upon the consummation of the Offering, the Series A Convertible Preferred Stock will automatically convert either (i) into that number of shares of Common Stock, determined by (X) dividing the liquidation value by (Y) an amount equal to 60% of the initial public offering price or, at the option of the holder of the Series A Convertible Preferred Stock, (ii) into that number of shares of Common Stock determined by (X) dividing the liquidation value by (Y) an amount equal to 150% of the initial public offering price and cash in an amount equal to the liquidation value. All of the holders of the Series A Convertible Preferred Stock have elected conversion option (ii) in the preceding sentence. As a result, upon consummation of the Offering, the Series A Convertible Preferred Stock will convert into $1.0 million in cash and 60,606 shares of Common Stock. The Company intends to pay the required cash amounts in connection with the conversion of the Series A Convertible Preferred Stock with a portion of the proceeds of the Offering. See "Description of Capital Stock - Series A Convertible Preferred Stock."

     In June 1997, the Company issued and sold 711,622 shares, 152,490 shares and 152,490 shares of Restricted Common Stock to RGR, Michael A. Baker and Capstone, respectively, in exchange for an identical number of shares of Common Stock. See "Description of Capital Stock - Common Stock and Restricted Common Stock."

     Simultaneously with the closing of the Offering, Collectibles USA will acquire by merger all the issued and outstanding capital stock of the Founding Companies, at which time each Founding Company will become a wholly owned subsidiary of the Company. The aggregate consideration that will be paid by Collectibles USA to acquire the Founding Companies consists of $9.2 million in cash and 2,246,996 shares of Common Stock. The Company intends to repay approximately $4.5 million of the estimated outstanding indebtedness as of June 1, 1997 of the Founding Companies at the closing of the Offering, which has been either personally guaranteed by, or is owed directly to, certain stockholders of the

Founding Companies or their affiliates. In addition, prior to the Acquisitions certain of the Founding Companies will make S Corporation Distributions of $1.7 million. In order to pay the S Corporation Distributions, the Founding Companies will borrow $1.7 million from existing sources, which will be repaid from the net proceeds of the Offering.

     The following table sets forth the approximate consideration to be paid to the stockholders of the Founding Companies (i) in cash, (ii) in repayment of debt and (iii) in shares of Common Stock, in each case subject to adjustments through the date of the consummation of the Acquisition for changes in the amount of debt outstanding and the amount of S Corporation earnings previously taxed to stockholders of the Founding Companies which will be distributed to such stockholders.


                               CASH       DEBT       SHARES
                               --------   --------   ----------
                                    (DOLLARS IN THOUSANDS)
Collectibles Stores
--------------------
 Crystal Galleria               $1,000     $1,616      277,272
 Crystal Palace                    175        362       62,000
 Little Elegance                   400        843       85,000
 North Pole City                 1,800        785      359,090
 Reef Hallmark                   1,000        649      168,181
 Stone's Hallmark                1,350         66      350,000

Animation Art Galleries
-----------------------
 American Royal Arts             2,814          -      563,636
 Animation USA                     600        126      145,454
 Filmart                           100         25      236,363
                                -------    -------   ----------
  TOTAL                         $9,239     $4,472    2,246,996
                                =======    =======   ==========


     In addition, prior to consummation of the Acquisitions, Crystal Galleria, American Royal Arts and Filmart will make distributions of approximately $250,000, $486,000 and $1,000,000, respectively, representing S Corporation earnings previously taxed to their respective stockholders. The Founding Companies will also distribute approximately $68,000 in net book value of certain non-operating assets less related obligations prior to consummation of the Acquisitions.

     The consummation of each Acquisition is subject to customary conditions. These conditions include, among others, the accuracy on the closing date of the Acquisitions of the representations and warranties of the Founding Companies, their stockholders and of the Company and the performance by each of the parties of their respective covenants.

     The agreements relating to the Acquisitions may be terminated under certain circumstances prior to the consummation of the Offering. Specifically, the agreements may be terminated (i) by the mutual consent of the Board of Directors of the Company and each Founding Company; (ii) if the Offering and the Acquisitions are not consummated by October 31, 1997; or (iii) if a material breach or default under the agreements shall exist and is not cured or waived.

     Pursuant to the agreements relating to the Acquisitions, all stockholders of each of the Founding Companies have agreed not to compete with the Company for a period of three years commencing on the date of closing of the Acquisitions.

     Four of the Founding Companies have incurred indebtedness which has been personally guaranteed by its stockholders. At June 1, 1997, the aggregate amount of indebtedness of these Founding Companies that was subject to personal guarantees was approximately $2.3 million. The Company intends to repay all of such indebtedness upon the consummation of the Offering. See "Use of Proceeds."

     In connection with the Acquisitions, individuals who will become directors of the Company together with their spouses, will receive consideration for their interests in the Founding Companies, subject to adjustments as described above, as follows:


                                                    SHARES OF
                                      CASH          COMMON STOCK
                                  ---------------   -------------
                                  (IN THOUSANDS)
      Vincent J. Browne                $   425       131,318
      Roy C. Elwell                      1,000       168,181
      David K. Green                     1,800       359,090
      Jerry Gladstone                    2,814       563,636
      Susan M. Spiegel                      50       118,182
      David J. Stone                     1,350       350,000


TRANSACTIONS INVOLVING CERTAIN OFFICERS, DIRECTORS AND STOCKHOLDERS

     The Company has entered into a consulting agreement with RGR whereby RGR will act as a merger and acquisition advisory consultant to assist the Company in implementing its strategy to acquire additional retailers of collectibles and marketers of animation art and other related consulting services for a term of one year. The consideration to be paid to RGR upon consummation of a future acquisition will be 3.2% of the acquisition candidate's pre-tax net income for its most recent fiscal year. RGR is a stockholder of the Company and will, after the Offering, beneficially own 11.5% of the Company's outstanding Common Stock. In addition, Mr. Ronald P. Rafaloff, who is Chairman of the Board, President and Chief Executive Officer of the Company, is a partner and a principal owner of RGR.

     In connection with the Acquisitions, four of the Founding Companies will renegotiate leases currently in place with former stockholders of the Founding Companies and/or their affiliates. North Pole City leases both of its facilities from David K. Green, the current owner of North Pole City. The combined current monthly rent under such leases is approximately $13,500. Prior to consummation of the Offering, the Company anticipates entering into new leases covering these facilities at a combined monthly rent of $8,300 for a term of five years. Three other facilities of the Company will be leased from former stockholders of the Founding Companies and/or their affiliates at monthly rates ranging from $500 to $1,200. The Company believes that the monthly rental amounts represent the fair market value of the leases.


COMPANY POLICY

     In the future, any transactions with directors, officers, employees or affiliates of the Company are anticipated to be minimal and will, in any case, be approved by a majority of the Board of Directors, including a majority of disinterested members of the Board of Directors.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information with respect to beneficial ownership of the Common Stock as of June 12, 1997, and after giving effect to the Acquisitions and the Offering, by (i) all persons known to the Company to be the beneficial owner of 5% or more thereof, (ii) each director and nominee for director, (iii) each executive officer and (iv) all officers, directors and director nominees as a group. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

                                             SHARES BENEFICIALLY
                                                    OWNED           SHARES BENEFICIALLY OWNED
                                               BEFORE OFFERING            AFTER OFFERING
                                            ---------------------   --------------------------
            NAME & ADDRESS                  NUMBER      PERCENT        NUMBER         PERCENT
-----------------------------------------   ---------   ---------   ---------------   --------
Michael A. Baker                            152,490     12.8%            152,490          2.5%
 3322 Albans
 Houston, TX 77005
Vincent J. Browne                                 -       -              131,318          2.1%
 7878 Sea Horn Court
 Las Vegas, NV 89117
Capstone Partners LLC                       152,490     12.8%            152,490          2.5%
 9 East 53rd Street, 3rd Floor
 New York, NY 10019
Roy C. Elwell                                     -       -              168,181          2.7%
 1694 South Congress Avenue
 Palm Springs, FL 33461
Jerry Gladstone                                   -       -              563,636          9.1%
 473 Old Country Road
 Westbury, NY 11590
David K. Green                                    -       -              359,090          5.8%
 4201 South I-44
 Oklahoma City, OK 73119
Ronald P. Rafaloff(1)                       711,622     59.7%            641,624         11.5%
 One Battery Park Plaza, 24th Floor
 New York, NY 10004-1405
RGR Financial Group LLC                     711,622     59.7%            641,624         11.5%
 One Battery Park Plaza, 24th Floor
 New York, NY 10004-1405
Paul T. Shirley                                   -       -                7,575(2)       0.1%
 2821 S. Parker Road
 Aurora, CO 80014
Susan M. Spiegel                                  -       -              118,182          1.9%
 118 North Third Street
 Philadelphia, PA 19106
David J. Stone                                    -       -              350,000          5.6%
 2508 South Alpine Road
 Rockford, IL 61108
David L. Yankey                             174,580     14.7%            174,580          2.8%
 13500 Country Way
 Los Altos Hills, CA 94022
All officers and directors and director     864,112     72.5%           2,492,096        40.2%
 nominees as a group (9 persons)

----------
(1) Represents 711,622 shares owned by RGR. Mr. Rafaloff is a partner and a principal owner of RGR.

(2) To be received upon conversion of subordinated debt issued by an affiliate of the Company that is convertible into previously issued Common Stock.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The Company's authorized capital stock consists of 31,200,000 shares of Common Stock, par value $.01 per share, of which 1,200,000 shares are designated as Restricted Common Stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of the date of this Prospectus, 174,580 shares of Common Stock are outstanding and held of record by one person, 1,016,602 shares of Restricted Common Stock are outstanding and held of record by three persons and 20,000 shares of Series A Convertible Preferred Stock are outstanding and held of record by 22 persons. After giving effect to the Acquisitions and the Offering, there will be 5,182,182 shares of Common Stock and 1,016,602 shares of Restricted Common Stock outstanding. The following summary of the terms and provisions of the Company's capital stock does not purport to be complete and is qualified in its entirety by reference to the Company's Amended and Restated Certificate of Incorporation (the "Charter") and By-laws, which have been filed as exhibits to the Company's registration statement, of which this Prospectus is a part, and applicable law.

COMMON STOCK AND RESTRICTED COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors. The holders of Restricted Common Stock are entitled to four-tenths of a vote for each share held on all other matters on which stockholders are entitled to vote. Any director, or the entire Board of Directors, may be removed at any time, with cause, by a majority of the aggregate number of votes which may be cast by the holders of outstanding shares of Common Stock and Restricted Common Stock entitled to vote for the election of directors. Subject to the rights of any then outstanding shares of Preferred Stock, the holders of Common Stock and Restricted Common Stock are entitled to such dividends as may be declared in the discretion of the Board of Directors out of funds legally available therefor. See "Dividend Policy." Holders of Common Stock and holders of Restricted Common Stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding. The holders of Common Stock and holders of Restricted Common Stock have no preemptive rights to purchase shares of capital stock of the Company. Shares of Common Stock and Restricted Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company, except as provided in the following paragraph.

     Each share of Restricted Common Stock will automatically convert to Common Stock on a share-for-share basis (i) in the event of a disposition of such share of Restricted Common Stock by the holder thereof (other than a distribution which is a distribution by a holder to its partners or beneficial owners, or a transfer to a related party of such holder (as defined in Sections 267, 707, 318 and/or 4946 of the Internal Revenue Code of 1986)), (ii) in the event any person acquires beneficial ownership of 15% or more of the outstanding shares of Common Stock of the Company, (iii) in the event any person offers to acquire 15% or more of the outstanding shares of Common Stock of the Company or (iv) earlier, upon the affirmative vote of a majority of the aggregate number of votes which may be cast by the holders of outstanding shares of Common Stock and Restricted Common Stock. After July 1, 1998, the Board of Directors may elect to convert any outstanding shares of Restricted Common Stock into shares of Common Stock in the event 80% or more of the originally outstanding shares of Restricted Common Stock have been previously converted into shares of Common Stock. All outstanding shares of Common Stock and Restricted Common Stock are, and the shares of Common Stock to be issued upon consummation of the Offering and the Acquisitions will be upon payment therefor, fully paid and non-assessable.

     The Company has applied for quotation of the Common Stock on the Nasdaq National Market under the symbol "COUS." The Restricted Common Stock will not be quoted on the Nasdaq National Market.

PREFERRED STOCK

     The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. Subject to the provisions of the Company's Charter and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the Preferred Stock, in each case without any further action or vote by the stockholders. Except for its Series A Convertible Preferred Stock described below, the Company has not issued, and has no current plans to issue, any shares of Preferred Stock of any class or series.

     One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of Preferred Stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of the Common Stock. For example, Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock at a premium or may otherwise adversely affect the market price of the Common Stock.

SERIES A CONVERTIBLE PREFERRED STOCK

     In May 1997, the Company sold 20,000 shares of its Series A Convertible Preferred Stock, liquidation value $50 per share, for aggregate consideration of $1.0 million, the proceeds of which were used by the Company to pay various expenses incurred in connection with its efforts to complete the Acquisitions and effect the Offering. Pursuant to the terms of the Series A Convertible Preferred Stock, upon the consummation of the Offering, the Series A Convertible Preferred Stock will automatically convert either (i) into that number of shares of Common Stock, determined by (X) dividing the liquidation value by (Y) an amount equal to 60% of the initial public offering price or, at the option of the holder of the Series A Convertible Preferred Stock, (ii) into that number of shares of Common Stock determined by (X) dividing the liquidation value by (Y) an amount equal to 150% of the initial public offering price and cash in an amount equal to the liquidation value. All of the holders of the Series A Convertible Preferred Stock have elected conversion option (ii) in the preceding sentence. As a result, upon consummation of the Offering, the Series A Convertible Preferred Stock will convert into $1.0 million in cash and 60,606 shares of Common Stock. The Company intends to pay the required cash amounts in connection with the conversion of the Series A Convertible Preferred Stock with a portion of the proceeds of the Offering.

STATUTORY BUSINESS COMBINATION PROVISION

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate, or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the Board of Directors of the corporation before the person becomes an interested stockholder, (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans), or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's Board of Directors and by the holders of at least 66% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined as any person who is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

     A  corporation  may, at its  option,  exclude  itself from the  coverage of
Section 203 by including in its certificate of incorporation or by-laws by action of its stockholders to exempt itself from coverage. The Company has not adopted such an amendment to the Charter or By-laws.

LIMITATION ON DIRECTORS' LIABILITIES

     Pursuant to the Charter and under Delaware law, directors of the Company are not liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of the duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has derived an improper personal benefit. The Company intends to enter into indemnification agreements with each of its directors and executive officers which will indemnify such person to the fullest extent permitted by the Charter, its By-laws and the Delaware General Corporation Law. The Company also intends to obtain directors' and officers' liability insurance.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is The Bank of New York.

                         SHARES ELIGIBLE FOR FUTURE SALE

     The market price of the Common Stock could be adversely affected by the sale of substantial amounts of Common Stock in the public market. Upon consummation of the Offering, 6,198,784 shares of Common Stock and Restricted Common Stock will be issued and outstanding. All of the 2,700,000 shares sold in the Offering, except for shares acquired by affiliates of the Company, will be freely tradeable. None of the remaining 3,498,784 shares were issued in a transaction registered under the Securities Act, and, accordingly, such shares may not be sold except in transactions registered under the Securities Act or pursuant to an exemption from registration, including the exemption contained in Rule 144 under the Securities Act.

     In general, under Rule 144 as currently in effect, if one year has elapsed since the later of the date of the acquisition of restricted shares of Common Stock from the Company or from any affiliate of the Company, the acquiror or subsequent holder thereof may sell, within any three-month period commencing as of the date of this Prospectus, a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock, or the average weekly trading volume of Common Stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the proposed sale is sent to the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. If two years have elapsed since the later of the date of the acquisition of restricted shares of Common Stock from the Company or any affiliate of the Company, a person who is not deemed to have been an affiliate of the Company at any time for 90 days preceding a sale would be entitled to sell such shares under Rule 144 without regard to the volume limitations, manner of sale provisions or notice requirements.

     The Company and its officers and directors have agreed not to, directly or indirectly, offer, issue, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities exercisable for or convertible or exchangeable into Common Stock (the "Securities") for a period of 180 days after the date of this Prospectus (the "Lockup Period") without the prior written consent of Ladenburg Thalmann & Co. Inc., except for the grant of employee stock options by the Company and except that the Company may issue shares of Common Stock (i) in connection with acquisitions, (ii) pursuant to the exercise of options granted under the Plan and the Directors' Plan and (iii) upon conversion of the Series A Convertible Preferred Stock and the Restricted Common Stock in accordance with their terms. In addition the owners of the Founding Companies and certain stockholders of the Company designated by the Representatives who beneficially own an aggregate of 1,016,602 shares of Common Stock have agreed, subject to certain exceptions, not to, directly or indirectly, offer, sell, contract to sell or otherwise dispose of any Securities for a period of 180 days after the date of this Prospectus without the prior written consent of Ladenburg Thalmann & Co. Inc. After such periods, all of such shares will be eligible for sale in accordance with Rule 144 promulgated under the Securities Act, subject to the volume, holding period and other limitations of Rule 144." See "Underwriting."

     The Company has authorized the issuance of shares of Common Stock in accordance with the terms of the Plan and the Directors' Plan. The maximum number of shares of Common Stock that may be awarded pursuant to the Plan may not exceed 15% of the aggregate number of shares of Common Stock outstanding at the time of determination (which maximum will be 929,817 shares upon consummation of the Offering). Options to purchase shares will be granted under the Plan and the Directors' Plan in connection with the Offering. The Company intends to file a registration statement on Form S-8 under the Securities Act registering the issuance of shares upon exercise of options granted under the Plan and the Directors' Plan. As a result, such shares will be eligible for resale in the public market.

     The Company has reserved 270,000 shares of Common Stock for issuance upon exercise of the Representatives' Warrants. The holders of the Representatives' Warrants have certain registration rights. See "Underwriting."

     The Company currently intends to file a registration statement covering 2,500,000 additional shares of Common Stock under the Securities Act for its use in connection with future acquisitions. These shares generally will be freely tradeable after their issuance by persons not affiliated with the Company unless the Company contractually restricts their resale.

     The former stockholders of the Founding Companies who will hold in the aggregate 2,246,996 shares of Common Stock upon consummation of the Offering are entitled to certain rights with respect to the registration of their shares of Common Stock under the Securities Act. None of such persons has rights to include shares of Common Stock for sale in the Offering. If the Company proposes to register any of its securities under the Securities Act, such stockholders are entitled to notice of such registration and are entitled to include, at the Company's expense, all or a portion of their shares therein, subject to certain conditions and subject to the right of any managing underwriter of any such offering to include some or all of the shares for marketing reasons. In addition, certain of such stockholders have certain limited demand registration rights to require the Company to register shares held by them following the second anniversary of the Offering.

     Prior to the Offering, there has been no established trading market for Common Stock, and no predictions can be made as to the effect that sales of Common Stock under Rule 144, pursuant to a registration statement, or otherwise, or the availability of shares of Common Stock for sale, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could depress the prevailing market price. Such sales may also make it more difficult for the Company to issue or sell equity securities or equity-related securities in the future at a time and price that it deems appropriate. See "Risk Factors - Potential Effect of Shares Eligible for Future Sale on the Price of the Common Stock."

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, the Underwriters named below (the "Underwriters") have, severally and not jointly, agreed, through Ladenburg Thalmann & Co. Inc. and , the Representatives of the Underwriters (the "Representatives"), to purchase from the Company, and the Company has agreed to sell to the Underwriters, the aggregate number of shares of Common Stock set forth opposite their respective names:


                                              NUMBER
NAME OF UNDERWRITERS                          OF SHARES
-------------------------------------------   ----------
      Ladenburg Thalmann & Co. Inc.  ......




         Total  ...........................   2,700,000
                                              ==========


     The Underwriters are committed to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below), if any are purchased.

     The Underwriters have advised the Company that they propose to offer all or part of the Common Stock offered hereby directly to the public initially at the price to the public set forth on the cover page of this Prospectus, that they may offer shares to certain dealers at a price which represents a concession of not more than $ per share, and the Underwriters may allow, and such dealers may reallow, a concession of not more than $ per share to certain other dealers. After the commencement of this offering, the price to the public and the concessions may be changed.

     The Company has granted to the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase up to an additional 405,000 shares of Common Stock at the same price per share as the initial 2,700,000 shares to be purchased by the Underwriters. The Underwriters may exercise this option only to cover over-allotments, if any. To the extent the Underwriters exercise this option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase the same percentage thereof as the percentage of the initial 2,700,000 shares to be purchased by that Underwriter.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

     The Company has agreed to issue to the Representatives and their designees, for their own accounts, warrants to purchase an aggregate of 270,000 shares of Common Stock, exercisable during the five-year period commencing on the date of this Prospectus, at a price equal to 120% of the public offering price, subject to adjustment in certain events. The Representatives' Warrants contain certain registration rights relating to the shares issuable thereunder. For the life of the Representatives' Warrants, the Representatives will have the opportunity to profit from a rise in the market price for the Common Stock.

     The Company and its officers and directors have agreed not to, directly or indirectly, offer, issue, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities exercisable for or convertible into or exchangeable into Common Stock (the "Securities"), for a period of 180 days after the date of this Prospectus (the "Lockup Period") without the prior written consent of Ladenburg Thalmann & Co. Inc., except for the grant of employee stock options by the Company and except that the Company may issue shares of Common Stock (i) in connection with acquisitions, (ii) pursuant to the exercise of options granted under the Plan and the Directors' Plan and (iii) upon conversion of the Series A Convertible Preferred Stock and the Restricted Common Stock in accordance with their respective terms. In addition the owners of the Founding Companies and certain stockholders of the Company designated by the Representatives who beneficially own an aggregate of 1,016,602 shares of Common Stock have agreed, subject to certain exceptions, not to, directly or indirectly, offer, sell, contract to sell or otherwise dispose of any Securities for a period of 180 days after the date of this Prospectus without the prior written consent of Ladenburg Thalmann & Co. Inc. After such periods, all of such shares will be eligible for sale in accordance with Rule 144 promulgated under the Securities Act, subject to the volume, holding period and other limitations of Rule 144.

     Prior to this offering, there has been no public market for the Common Stock. The proposed initial public offering price has been determined by negotiations between the Company and the Representatives. Among the factors to be considered in such negotiations are the Company's results of operations and financial condition, prospects for the Company and for the industry in which the Company operates, the Company's capital structure and the general condition of the securities market. The estimated offering price set forth on the cover of this Prospectus is subject to change as a result of market conditions and other factors. See "Risk Factors - No Prior Public Market; Possible Volatility of Stock Price."

     The Company has granted Ladenburg Thalmann & Co. Inc. a right of first refusal, expiring on the second anniversary of the date of this Prospectus, to act as a manager in any future public offering of the Company's equity securities.

     The Representatives have informed the Company that the Underwriters do not expect sales to discretionary accounts to exceed 5% of the total number of shares offered hereby and that the Underwriters do not intend to confirm sales of shares to any account over which they exercise discretionary authority.

     The Underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales of Common Stock in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the Common Stock so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the Common Stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Common Stock to be higher than it would otherwise be in the absence of such transactions. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

                                  LEGAL MATTERS

     Certain legal matters in connection with the Common Stock being offered hereby will be passed upon for the Company by Morgan, Lewis & Bockius LLP, New York, New York. Certain legal matters will be passed upon for the Underwriters by Fulbright & Jaworksi L.L.P., New York, New York.

                                     EXPERTS

     The audited financial statements included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 (together with all amendments, schedules and exhibits thereto the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which is included as part of the Registration Statement, does not contain all the information contained in the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements made in the Prospectus as to the contents of any contract, agreement or other document are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected, without charge, at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Room 1400, Chicago, IL 60661, and 7 World Trade Center, Suite 1300, New York, NY 10048 or on the Internet at http://www.sec.gov. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Company intends to furnish to its stockholders annual reports containing audited consolidated financial statements audited by Arthur Andersen LLP, independent public accountants, and quarterly reports containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Collectibles USA, Inc. Unaudited Pro Forma Combined Financial Statements
  Basis of Presentation   ................................................   F-3
  Pro Forma Combined Balance Sheet (unaudited) ...........................   F-4
  Pro Forma Combined Statement of Operations
    (unaudited)  .........................................................   F-5
  Notes to Unaudited Pro Forma Combined Financial Statements  ............   F-6

Collectibles USA, Inc.
  Report of Independent Public Accountants  ..............................  F-10
  Balance Sheets .........................................................  F-11
  Statements of Operations   .............................................  F-12
  Statements of Stockholders' Deficit ....................................  F-13
  Statements of Cash Flows   .............................................  F-14
  Notes to Financial Statements ..........................................  F-15

Founding Companies
 American Royal Arts Corp.
  Report of Independent Public Accountants  ..............................  F-19
  Balance Sheets .........................................................  F-20
  Statements of Operations   .............................................  F-21
  Statements of Stockholders' Equity  ....................................  F-22
  Statements of Cash Flows   .............................................  F-23
  Notes to Financial Statements ..........................................  F-24

 Stone's Shops, Inc.
  Report of Independent Public Accountants  ..............................  F-28
  Balance Sheet  .........................................................  F-29
  Statement of Operations ................................................  F-30
  Statement of Stockholders' Equity   ....................................  F-31
  Statement of Cash Flows ................................................  F-32
  Notes to Financial Statements ..........................................  F-33

 Crystal Galleria, Inc. and Base, Inc.
  Report of Independent Public Accountants  ..............................  F-38
  Combined Balance Sheets ................................................  F-39
  Combined Statements of Operations   ....................................  F-40
  Combined Statements of Stockholders' Equity  ...........................  F-41
  Combined Statements of Cash Flows   ....................................  F-42
  Notes to Consolidated Financial Statements   ...........................  F-43

 DKG Enterprises, Inc.
  Report of Independent Public Accountants  ..............................  F-47
  Balance Sheets .........................................................  F-48
  Statements of Operations   .............................................  F-49
  Statements of Shareholders' Equity  ....................................  F-50
  Statements of Cash Flows   .............................................  F-51
  Notes to Financial Statements ..........................................  F-52

                                                                           PAGE
                                                                           -----
 Elwell Stores, Inc.
  Report of Independent Public Accountants...............................   F-57
  Balance Sheets  .......................................................   F-58
  Statements of Operations ..............................................   F-59
  Statements of Shareholders' (Deficit) Equity  .........................   F-60
  Statements of Cash Flows ..............................................   F-61
  Notes to Financial Statements  ........................................   F-62

 Animation USA, Inc.
  Report of Independent Public Accountants...............................   F-66
  Balance Sheet   .......................................................   F-67
  Statement of Operations  ..............................................   F-68
  Statement of Stockholders' Equity .....................................   F-69
  Statement of Cash Flows  ..............................................   F-70
  Notes to Financial Statements  ........................................   F-71

 Filmart Productions, Inc.
  Report of Independent Public Accountants   ............................   F-75
  Balance Sheets  .......................................................   F-76
  Statements of Operations ..............................................   F-77
  Statements of Stockholders' Equity   ..................................   F-78
  Statements of Cash Flows ..............................................   F-79
  Notes to Financial Statements  ........................................   F-80

                 COLLECTIBLES USA, INC., AND FOUNDING COMPANIES
                UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                              BASIS OF PRESENTATION

The following unaudited pro forma combined financial statements give effect to the acquisitions by Collectibles USA, Inc. (Collectibles USA), of the outstanding capital stock of American Royal Arts Corp. (American Royal Arts), Stone's Shops, Inc. (Stone's Hallmark), Crystal Galleria, Inc. and Base, Inc. (Crystal Galleria), DKG Enterprises, Inc. (North Pole City), St. George, Inc. (Little Elegance), Elwell Stores, Inc. (Reef Hallmark), Animation U.S.A., Inc. (Animation USA), Filmart Productions, Inc. (Filmart), Vincent J. Browne, Inc. (Crystal Palace) (together, the Founding Companies). Collectibles and the Founding Companies are hereinafter referred to as the Company. These acquisitions (the Acquisitions) will occur simultaneously with the closing of Collectibles USA's initial public offering (the Offering) and will be accounted for using the purchase method of accounting. American Royal Arts, one of the Founding Companies, has been identified as the accounting acquiror for financial statement presentation purposes.

To the extent the owners of the Founding Companies have agreed prospectively to reductions in salary and benefits, these reductions have been reflected in the unaudited pro forma combined statements of operations. With respect to other potential cost savings, Collectibles USA has not and cannot quantify these savings until completion of the acquisitions of the Founding Companies. It is anticipated that these savings will be offset by additional costs and expenditures for corporate management and administration, corporate expenses related to being a public company, systems integration and facilities expansion. However because these costs cannot be accurately quantified at this time, they have not been included in the pro forma financial information of Collectibles USA.

The unaudited pro forma combined balance sheet gives effect to the Acquisitions and the Offering as if they had occurred on January 31, 1997. The unaudited pro forma combined statements of operations gives effect to these transactions as if they had occurred on February 1, 1996.

The pro forma adjustments are based on preliminary estimates, available information and certain assumptions and may be revised as additional information becomes available. The pro forma financial data do not purport to represent what the Company's financial position or results of operations would actually have been if such transactions in fact had occurred on those dates and are not necessarily representative of the Company's financial position or results of operations for any future period. Since the Founding Companies were not under common control or management, historical combined results may not be comparable to, or indicative of, future performance. The unaudited pro forma combined financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus. See "Risk Factors" included elsewhere herein.

                            COLLECTIBLES USA, INC.

              PRO FORMA COMBINED BALANCE SHEET - JANUARY 31, 1997

                                  (UNAUDITED)

                                                    COLLECTIBLES     AMERICAN       STONE'S      CRYSTAL       NORTH
                                                         USA        ROYAL ARTS     HALLMARK     GALLERIA     POLE CITY
                                                    -------------- -------------- ------------ ------------ ------------
                        ASSETS
Cash and cash equivalents                             $    425,681   $   609,523   $   82,610   $  165,745   $   31,789
Accounts receivable                                        100,000        33,712            -       33,204       14,467
Merchandise inventories                                          -       611,943    2,673,712    1,195,904    2,033,217
Prepaid expenses and other current assets                    7,500       105,914       86,681      121,710       59,436
                                                       -----------    -----------  -----------  -----------  -----------
 Total current assets                                      533,181     1,361,092    2,843,003    1,516,563    2,138,909
Property and equipment, net                                      -        38,173      286,837      655,857      220,990
Other assets, net                                          894,096        82,885            -            -        3,225
Goodwill, net                                                    -             -            -            -            -
                                                       -----------    -----------  -----------  -----------  -----------
 Total assets                                         $  1,427,277   $ 1,482,150   $3,129,840   $2,172,420   $2,363,124
                                                       ===========    ===========  ===========  ===========  ===========
         LIABILITIES AND
  STOCKHOLDERS' (DEFICIT) EQUITY
Accounts payable and accrued liabilities              $    586,198   $   341,254   $1,499,985   $  431,186   $  348,276
Customer deposits                                                -       334,131       25,946       11,645      126,661
Federal income taxes payable                                     -             -            -            -      279,724
Pro forma cash consideration
due to Founding Companies                                        -             -            -            -            -
Line of credit                                                   -             -            -            -      231,000
Notes payable to related party                             855,000             -       30,000      983,168            -
Current maturities of long-term obligations                      -             -       14,400      473,101       34,665
                                                       -----------    -----------  -----------  -----------  -----------
 Total current liabilities                               1,441,198       675,385    1,570,331    1,899,100    1,020,326
Deferred income taxes                                            -             -      500,455            -       11,987
Long-term obligations, net of current maturities                 -             -       28,800      117,190      353,939
Notes payable to stockholders                                    -             -            -            -            -
                                                       -----------    -----------  -----------  -----------  -----------
 Total liabilities                                       1,441,198       675,385    2,099,586    2,016,290    1,386,252
Stockholders' (deficit) equity:
Preferred stock                                                  -             -            -            -            -
Common stock                                                11,912         1,584        1,000        8,000          500
Treasury stock                                                   -      (145,000)           -            -            -
Additional paid-in capital                               1,428,473             -       39,000            -            -
Retained (deficit) earnings                             (1,454,306)      950,181      990,254      148,130      976,372
                                                       -----------    -----------  -----------  -----------  -----------
 Total stockholders' (deficit) equity                      (13,921)      806,765    1,030,254      156,130      976,872
                                                       -----------    -----------  -----------  -----------  -----------
 Total liabilities and stockholders' equity           $  1,427,277   $ 1,482,150   $3,129,840   $2,172,420   $2,363,124
                                                       ===========    ===========  ===========  ===========  ===========

                                                       LITTLE          REEF        ANIMATION                  CRYSTAL
                                                      ELEGANCE       HALLMARK         USA      FILMART        PALACE
                                                     -----------    -----------    ---------  -----------    ---------
                         ASSETS
Cash and cash equivalents                            $   45,121    $   113,084    $    4,824  $   76,758    $  33,709
Accounts receivable                                      30,069              -             -     389,768       20,003
Merchandise inventories                               1,311,610        853,733       321,653     375,258      415,283
Prepaid expenses and other current assets                30,809          2,064        32,313     322,153            -
                                                     -----------    -----------    ---------  -----------    ---------
 Total current assets                                 1,417,609        968,881       358,790   1,163,937      468,995
Property and equipment, net                             229,987        122,756        72,176      36,521       30,458
Other assets, net                                       109,000          5,375             -       7,172            -
Goodwill, net                                                 -              -             -           -
                                                     -----------    -----------    ---------  -----------    ---------
 Total assets                                        $1,756,596    $ 1,097,012    $  430,966  $1,207,630    $ 499,453
                                                     ===========    ===========    =========  ===========    =========
        LIABILITIES AND
  STOCKHOLDERS' (DEFICIT) EQUITY
Accounts payable and accrued liabilities             $  696,039    $   634,367    $  231,714  $  129,747    $ 154,542
Customer deposits                                         6,000         10,021        13,775      32,778
Federal income taxes payable                                  -              -        32,835           -            -
Pro forma cash consideration
due to Founding Companies                                     -              -             -           -            -
Line of credit                                                -              -        72,494           -       40,000
Notes payable to related party                          439,646              -             -      25,444            -
Current maturities of long-term obligations               1,171        153,303        38,454           -            -
                                                     -----------    -----------    ---------  -----------    ---------
 Total current liabilities                            1,142,856        797,691       389,272     187,969      194,542
Deferred income taxes                                         -              -             -           -            -
Long-term obligations, net of current maturities          3,000        368,333             -           -            -
Notes payable to stockholders                                 -              -             -           -      321,696
                                                     -----------    -----------    ---------  -----------    ---------
 Total liabilities                                    1,145,856      1,166,024       389,272     187,969      516,238
Stockholders' (deficit) equity:
Preferred stock                                               -              -             -           -            -
Common stock                                             27,000            500       192,700           -       45,000
Treasury stock                                                -              -             -           -            -
Additional paid-in capital                                    -         99,275             -           -            -
Retained (deficit) earnings                             583,740       (168,787)     (151,006)  1,019,661      (61,785)
                                                     -----------    -----------    ---------  -----------    ---------
 Total stockholders' (deficit) equity                   610,740        (69,012)       41,694   1,019,661      (16,785)
                                                     -----------    -----------    ---------  -----------    ---------
 Total liabilities and stockholders' equity          $1,756,596    $ 1,097,012    $  430,966  $1,207,630    $ 499,453
                                                     ===========    ===========    =========  ===========    =========

                                      F-4
                                  (continued)

                                                                       PRO FORMA       PRO FORMA       POST ACQUISITIONS
                                                          TOTAL        ADJUSTMENTS     COMBINED           ADJUSTMENTS
                                                       ------------    -----------    ------------     ------------------
                         ASSETS
Cash and cash equivalents                             $  1,588,844    $  1,400,000   $  2,988,844      $   9,273,655
Accounts receivable                                        621,223               -        621,223                  -
Merchandise inventories                                  9,792,313               -      9,792,313                  -
Prepaid expenses and other current assets                  768,580          17,172        785,752                  -
                                                       ------------    -----------    ------------     -------------
 Total current assets                                   12,770,960       1,417,172     14,188,132          9,273,655
Property and equipment, net                              1,693,755        (106,074)     1,587,681                  -
Other assets, net                                        1,101,753               -      1,101,753           (894,096)
Goodwill, net                                                    -      17,864,221     17,864,221                  -
                                                       ------------    -----------    ------------     -------------
 Total assets                                         $ 15,566,468    $ 19,175,319   $ 34,741,787      $   8,379,559
                                                       ============    ===========    ============     =============
        LIABILITIES AND
  STOCKHOLDERS' (DEFICIT) EQUITY
Accounts payable and accrued liabilities              $  5,053,308    $          -   $  5,053,308      $    (574,484)
Customer deposits                                          560,957               -        560,957                  -
Federal income taxes payable                               312,559               -        312,559                  -
Pro forma cash consideration
due to Founding Companies                                        -       9,238,920      9,238,920         (9,238,920)
Line of credit                                             343,494               -        343,494           (343,494)
Notes payable to related party                           2,333,258               -      2,333,258         (2,333,258)
Current maturities of long-term obligations                715,094         362,153      1,077,247         (1,077,247)
                                                       ------------    -----------    ------------     -------------
 Total current liabilities                               9,318,670       9,601,073     18,919,743        (13,567,403)
Deferred income taxes                                      512,442               -        512,442                  -
Long-term obligations, net of current maturities           871,262       1,736,080      2,607,342         (2,607,342)
Notes payable to stockholders                              321,696               -        321,696           (321,696)
                                                       ------------    -----------    ------------     -------------
 Total liabilities                                      11,024,070      11,337,153     22,361,223        (16,496,441)
Stockholders' (deficit) equity:
Preferred stock                                                  -             200            200               (200)
Common stock                                               288,196        (253,814)        34,382             27,606
Treasury stock                                            (145,000)        145,000              -                  -
Additional paid-in capital                               1,566,748      11,283,359     12,850,107         24,848,594
Retained (deficit) earnings                              2,832,454      (3,336,579)      (504,125)                 -
                                                       ------------    -----------    ------------     -------------
 Total stockholders' (deficit) equity                    4,542,398       7,838,166     12,380,564         24,876,000
                                                       ------------    -----------    ------------     -------------
 Total liabilities and stockholders' equity           $ 15,566,468    $ 19,175,319   $ 34,741,787      $   8,379,559
                                                       ============    ===========    ============     =============

                                      F-4
                                  (continued)

                                                       PRO FORMA
                                                           AS
                                                        ADJUSTED
                                                    -----------------
                         ASSETS
Cash and cash equivalents                             $ 12,262,499
Accounts receivable                                        621,223
Merchandise inventories                                  9,792,313
Prepaid expenses and other current assets                  785,752
                                                       ------------
 Total current assets                                   23,461,787
Property and equipment, net                              1,587,681
Other assets, net                                          207,657
Goodwill, net                                           17,864,221
                                                       ------------
 Total assets                                         $ 43,121,346
                                                       ============
        LIABILITIES AND
  STOCKHOLDERS' (DEFICIT) EQUITY
Accounts payable and accrued liabilities              $  4,478,824
Customer deposits                                          560,957
Federal income taxes payable                               312,559
Pro forma cash consideration
due to Founding Companies                                        -
Line of credit                                                   -
Notes payable to related party                                   -
Current maturities of long-term obligations                      -
                                                       ------------
 Total current liabilities                               5,352,340
Deferred income taxes                                      512,442
Long-term obligations, net of current maturities                 -
Notes payable to stockholders                                    -
                                                       ------------
 Total liabilities                                       5,864,782
Stockholders' (deficit) equity:
Preferred stock                                                  -
Common stock                                                61,988
Treasury stock                                                   -
Additional paid-in capital                              37,698,701
Retained (deficit) earnings                               (504,125)
                                                       ------------
 Total stockholders' (deficit) equity                   37,256,564
                                                       ------------
 Total liabilities and stockholders' equity           $ 43,121,346
                                                       ============



  See accompanying notes to unaudited pro forma combined financial statements.

                                      F-4
                                  (continued)

                             COLLECTIBLES USA, INC.
                  PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED JANUARY 31, 1997
                                  (UNAUDITED)

                                                           AMERICAN
                                          COLLECTIBLES       ROYAL       STONE'S      CRYSTAL        NORTH         LITTLE
                                               USA           ARTS       HALLMARK     GALLERIA      POLE CITY      ELEGANCE
                                          -------------- ------------- ------------ ------------  ------------- -------------
Net sales  ..............................  $          -    $ 4,288,612 $4,985,549   $3,727,285     $ 3,144,908   $ 2,598,270
Cost of sales ...........................             -      1,505,784  2,496,574    1,784,916       1,443,314     1,346,661
                                           -------------    ---------- -----------  -----------     -----------   -----------
Gross profit  ...........................             -      2,782,828  2,488,975    1,942,369       1,701,594     1,251,609
Selling, general and administrative
expenses   ..............................     1,442,492      1,778,138  2,117,010    1,564,229       1,074,470     1,229,978
Goodwill amortization  ..................             -              -          -            -               -             -
Income from operations ..................    (1,442,492)     1,004,690    371,965      378,140         627,124        21,631
Other (income) expense:
Interest expense ........................        11,814        (24,027)     2,891      111,389          63,424        76,371
Other, net ..............................             -              -          -       12,284         (36,962)         (400)
                                           -------------    ---------- -----------  -----------     -----------   -----------
Income (loss) before income taxes  ......  $ (1,454,306)     1,028,717    369,074      254,467         600,662       (54,340)
Provision for income taxes   ............             -              -    193,941            -         233,083           150
                                           -------------    ---------- -----------  -----------     -----------   -----------
Net income (loss)   .....................  $ (1,454,306)   $ 1,028,717 $  175,133   $  254,467     $   367,579   $   (54,490)
                                           =============    ========== ===========  ===========     ===========   ===========
Net income per share   ..................
Shares used in computing net income per
share (1)  ..............................


                                              REEF      ANIMATION                 CRYSTAL                  PRO FORMA     PRO FORMA
                                            HALLMARK       USA         FILMART    PALACE        TOTAL      ADJUSTMENTS    COMBINED
                                           ----------- -----------   ---------- -----------  ------------  -----------  -----------
Net sales  ..............................  $2,492,809  $1,716,410   $ 1,445,848 $1,132,782  $ 25,532,473             -   25,532,473
Cost of sales ...........................   1,301,468     840,283       497,920    537,265    11,754,185             -   11,754,185
                                           ----------- -----------   ---------- -----------  ------------  -----------  -----------
Gross profit  ...........................   1,191,341     876,127       947,928    595,517    13,778,288             -   13,778,288
Selling, general and administrative
expenses   ..............................     934,764     845,100       539,178    455,299    11,980,658      (952,785)  11,027,873
Goodwill amortization  ..................           -           -             -          -             -       446,606      446,606
Income from operations ..................     256,577      31,027       408,750    140,218     1,797,630       506,179    2,303,809
Other (income) expense:
Interest expense ........................      48,826       9,349         1,056     29,500       330,593      (220,322)     110,271
Other, net ..............................      11,520           -      (278,866)         -      (292,424)            -     (292,424)
                                           ----------- -----------   ---------- -----------  ------------  -----------  -----------
Income (loss) before income taxes  ......     196,231      21,678       686,560    110,718     1,759,461       726,501    2,485,962
Provision for income taxes   ............           -       8,944             -          -       436,118     1,363,295    1,799,413
                                           ----------- -----------   ---------- -----------  ------------  -----------  -----------
Net income (loss)   .....................  $  196,231  $   12,734   $   686,560 $  110,718  $  1,323,343   $  (636,794) $   686,549
                                           =========== ===========   ========== ===========  ============   ==========   ===========
Net income per share   ..................                                                                               $       .13
Shares used in computing net income per                                                                                  ===========
share (1)  ..............................
                                                                                                                          5,288,100
                                                                                                                         ===========

  See accompanying notes to unaudited pro forma combined financial statements.

----------
(1) Includes (i) 2,246,996 shares to be issued to the owners of the Founding Companies, (ii) 60,606 shares to be issued to holders of the Series A Convertible Preferred Stock and (iii) 1,956,876 of the 2,700,000 shares to be sold in the Offering to pay the cash portion of the Acquisition consideration, the S Corporation Distributions and expenses of the Offering.

                COLLECTIBLES USA, INC., AND FOUNDING COMPANIES

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. GENERAL:

Collectibles USA, Inc. (Collectibles USA) was founded to create a national retailer of contemporary collectibles and marketer of animation art. Collectibles USA has conducted no operations to date and will acquire the Founding Companies concurrently with and as a condition to the closing of this Offering. The historical financial statements reflect the financial position and results of operations of the Founding Companies and were derived from the respective Founding Companies' financial statements where indicated. All Founding Companies have a December 31 year-end or have been converted to a December 31 year-end with the exception of American Royal Arts, which has a January 31, 1997, year-end and Stone's Hallmark, which has a November 30, 1996 year-end. The audited historical financial statements included elsewhere in this Prospectus have been included in accordance with Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 80.

2. ACQUISITION OF FOUNDING COMPANIES:

Concurrently and as a condition with the closing of the Offering, Collectibles USA will acquire all of the outstanding capital stock of the Founding Companies. The Acquisitions will be accounted for using the purchase method of accounting with American Royal Arts being treated as the accounting acquiror. The following table sets forth the consideration to be paid (a) in cash and (b) in shares of Common Stock to the stockholders of each of the Founding Companies. For purposes of computing the estimated purchase price for accounting purposes, the value of the shares is determined using an estimated fair value of $8.25 per share, which represents a discount of twenty-five percent from the assumed initial public offering price due to restrictions on the sale and transferability of the shares issued. The estimated purchase price for the acquisitions is based upon preliminary estimates and is subject to certain purchase price adjustments at and following closing. The table does not reflect distributions totaling $1.7 million constituting substantially all of the Founding Companies undistributed earnings previously taxed to their stockholders ("S Corporation Distributions").

                                                           SHARES OF
                                           CASH           COMMON STOCK
                                      ----------------   -------------
                                      (IN THOUSANDS)
        American Royal Arts                  $2,814            563,636
        Stone's Hallmark                      1,350            350,000
        Crystal Galleria                      1,000            277,272
        North Pole City                       1,800            359,090
        Little Elegance                         400             85,000
        Reef Hallmark                         1,000            168,181
        Animation USA                           600            145,454
        Filmart                                 100            236,363
        Crystal Palace                          175             62,000
                                            -------          ----------
          Total                              $9,239          2,246,996
                                            =======          ==========

             COLLECTIBLES USA, INC., AND FOUNDING COMPANIES NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS - (Continued)

3. UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS:

(a) Records the S Corporation Distributions.

(b) Records the distribution of certain assets and related obligations to certain stockholders of the Founding Companies.

(c) Records  the  purchase  of  the  Founding  Companies,   including  the  cash
    consideration due to the Founding Companies and Common Stock portions and the related deferred income tax assets.

(d) Records proceeds from issuance of Series A Convertible Preferred Stock and Collectibles Enterprise Funding Corp. (CEFC) Notes.

(e) Records the cash proceeds of $29.7 million from the issuance of shares of Collectibles USA Common Stock net of estimated offerings costs of $6.1 million (based upon an estimated initial public offering price of $11.00 per share and includes the payment of deferred offering costs of $894,000 incurred through January 31, 1997). Offering costs consist primarily of underwriting commissions, accounting fees, legal fees and printing expenses.

(f) Reflects the repayment of debt with proceeds from the Offering.

(g) Records the cash portion of the consideration to be paid to the stockholders of the Founding Companies in connection with the Acquisitions.

The following tables summarize unaudited pro forma combined balance sheet adjustments:

                                                                           ADJUSTMENT
                                                 ---------------------------------------------------------------    PRO FORMA
                                                     (a)               (b)             (c)              (d)        ADJUSTMENTS
                                                 ---------------   -------------   --------------   ------------   -------------
                       ASSETS
Cash and cash equivalents                          $          -      $         -     $          -    $1,400,000     $ 1,400,000
Deferred tax asset                                            -                -           17,172             -          17,172
Property and equipment net                                    -         (106,074)               -             -        (106,074)
Goodwill, net                                                 -                -       17,864,221             -      17,864,221
                                                    ------------      -----------     ------------   -----------    ------------
 Total assets                                                 -         (106,074)      17,881,393     1,400,000      19,175,319
                                                    ============      ===========     ============   ===========    ============
 LIABILITIES AND STOCKHOLDERS'
  (DEFICIT) EQUITY
Current maturities of long-term obligations                   -          (37,847)               -       400,000         362,153
Pro forma cash consideration due to Found-
 ing Companies                                                -                -        9,238,920             -       9,238,920
Long-term obligations, net of current matu-
 rities                                               1,736,080                -                -             -       1,736,080
                                                    ------------      -----------     ------------   -----------    ------------
 Total liabilities                                    1,736,080          (37,847)       9,238,920       400,000      11,337,153
Stockholders' (deficit) equity:
 Series A preferred stock                                     -                -                -           200             200
 Common stock                                                 -                -         (253,814)            -        (253,814)
 Additional paid-in capital                          (1,736,080)               -       12,019,639       999,800      11,283,359
 Retained (deficit) earnings                                  -          (68,227)      (3,268,352)            -      (3,336,579)
 Treasury stock                                               -                -          145,000             -         145,000
                                                    ------------      -----------     ------------   -----------    ------------
  Total stockholders' (deficit) equity               (1,736,080)         (68,227)       8,642,473     1,000,000       7,838,166
                                                    ------------      -----------     ------------   -----------    ------------
Total liabilities and stockholders' (deficit)
 equity                                            $          -      $  (106,074)    $ 17,881,393    $1,400,000     $19,175,319
                                                    ============      ===========     ============   ===========    ============

             COLLECTIBLES USA, INC., AND FOUNDING COMPANIES NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS - (Continued)

                                                                                                             ACQUISITION
                                                                   (e)            (f)            (g)         ADJUSTMENTS
                                                               ------------- -------------- -------------- ----------------
                           ASSETS
Cash and cash equivalents                                       $23,940,612   $ (5,428,037)  $ (9,238,920)   $   9,273,655
Other current assets                                               (894,096)             -              -         (894,096)
                                                                ------------  -------------  -------------    -------------
Total assets                                                     23,046,516     (5,428,037)    (9,238,920)       8,379,559
                                                                ============  =============  =============    =============
LIABILITIES AND STOCKHOLDERS' (DEFICIT)
 EQUITY
Accounts payable and accrued liabilities                           (574,484)             -              -         (574,484)
Pro forma cash consideration due to founding companies                    -              -     (9,238,920)      (9,238,920)
Line of credit                                                            -       (343,494)             -         (343,494)
Payment to related parties                                                -     (1,478,258)             -       (1,478,258)
Current maturities of long-term debt                             (1,255,000)      (677,247)             -       (1,932,247)
                                                                ------------  -------------  -------------    -------------
 Total current liabilities                                       (1,829,484)    (2,498,999)    (9,238,920)     (13,567,403)
Long-term debt, net of current maturities                                 -     (2,607,342)             -       (2,607,342)
Payable to stockholders                                                   -       (321,696)             -         (321,696)
 Total liabilities                                               (1,829,484)    (5,428,037)    (9,238,920)     (16,496,441)
Stockholders' (deficit) equity:
 Series A preferred stock                                              (200)             -              -             (200)
 Common stock                                                        27,606              -              -           27,606
 Additional paid-in capital                                      24,848,594              -              -       24,848,594
                                                                ------------  -------------  -------------    -------------
  Total stockholders' (deficit) equity                           24,876,000              -              -       24,876,000
                                                                ------------  -------------  -------------    -------------
Total liabilities and stockholders' (deficit) equity            $23,046,516   $ (5,428,037)  $ (9,238,920)   $   8,379,559
                                                                ============  =============  =============    =============

             COLLECTIBLES USA, INC., AND FOUNDING COMPANIES NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS - (Continued)

4. UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

   ADJUSTMENTS:

   (a)Reflects the amortization of goodwill to be recorded as a result of the Acquisitions over a 40 year period.

   (b)Reflects the reductions in salaries and benefits to the owners of the Founding Companies to which they have agreed prospectively and certain other adjustments, including the affect of revisions to certain lease agreements between certain owners of the Founding Companies.

   (c)Reflects the incremental provision for federal and state income taxes relating to the statements of operations adjustments and for income taxes as if each S Corporation had been treated throughout the period as a C Corporation.

   (d)Reflects the reduction of interest expense attributed to the repayment of debt with a portion of the net proceeds of the Offering and an increase in interest expense attributed to indebtedness incurred by three of the Founding Companies for S Corporation Distributions.

The following table summarizes unaudited pro forma combined statements of operations adjustments:

                                                                                                             PRO FORMA
                                            (a)              (b)               (c)              (d)          ADJUSTMENTS
                                         -------------   --------------   ----------------   -------------   ------------
Selling, general and administrative        $         -     ($  952,785)     $           -      $         -   $  (952,785)
Goodwill amortization                          446,606               -                  -                -       446,606
                                            -----------      -----------     -------------      -----------   -----------
Income from operations                         446,606         952,785                  -                -       506,179
Other income  expense :
 Interest expense                                    -               -                  -          220,322       220,322
                                            -----------      -----------     -------------      -----------   -----------
Income before income taxes                     446,606         952,785                  -          220,322       726,501
Provision for income taxes                           -               -          1,363,295                -     1,363,295
                                            -----------      -----------     -------------      -----------   -----------
Net income                                 $   446,606      $  952,785      $   1,363,295      $   220,322   $  (636,794)
                                            ===========      ===========     =============      ===========   ===========

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Collectibles USA, Inc.:

We have audited the accompanying balance sheet of Collectibles USA, Inc. (a Delaware corporation), as of January 26, 1997, and the related statements of operations, stockholders' deficit and cash flows for the period from inception (January 18, 1996) through January 26, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Collectibles USA, Inc., as of January 26, 1997, and the results of its operations and its cash flows for the period from inception (January 18, 1996) through January 26, 1997, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
May 12, 1997 (except with respect to the matters discussed in Notes 4 and 6, as to which the date is June 13, 1997)

                             COLLECTIBLES USA, INC.
                                  BALANCE SHEET

                                                                             JANUARY 26,
                                                                                1997
                                                                            ---------------
                            ASSETS
CURRENT ASSETS:
 Cash                                                                       $    425,681
 Accounts receivable                                                             100,000
 Prepaid expenses and other current assets                                         7,500
                                                                             ------------
   Total current assets                                                          533,181
 Deferred offering costs                                                         894,096
                                                                             ------------
   Total assets                                                             $  1,427,277
                                                                             ============
             LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
CURRENT LIABILITIES:
 Accrued liabilities                                                        $    586,198
 Notes payable-related party                                                     855,000
                                                                             ------------
   Total current liabilities                                                   1,441,198

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' DEFICIT:
 Series A Convertible Preferred Stock, $.01 par, 5,000,000 authorized,
   no shares outstanding.                                                              -
 Common Stock, $.01 par, 31,200,000 shares authorized, 1,191,182
   shares outstanding                                                             11,912
 Additional paid-in capital                                                    1,428,473
 Deficit                                                                      (1,454,306)
                                                                             ------------
   Total stockholders' deficit                                                   (13,921)
                                                                             ------------
   Total liabilities and stockholders' deficit                              $  1,427,277
                                                                             ============

   The accompanying notes are an integral part of these financial statements.

                             COLLECTIBLES USA, INC.
                             STATEMENT OF OPERATIONS

                                                          INCEPTION
                                                         (JANUARY 18,
                                                             1996)
                                                           THROUGH
                                                         JANUARY 26,
                                                             1997
                                                        --------------
Net sales                                               $           -
Cost of sales                                                       -
                                                         -------------
   Gross profit                                                     -
Selling, general and administrative expenses                1,442,492
                                                         -------------
Operating loss                                             (1,442,492)
Other expense:
 Interest expense                                              11,814
                                                         -------------
Net loss                                                $  (1,454,306)
                                                         =============

   The accompanying notes are an integral part of these financial statements.

                             COLLECTIBLES USA, INC.

                       STATEMENT OF STOCKHOLDERS' DEFICIT


                                               COMMON STOCK         ADDITIONAL                          TOTAL
                                          -----------------------    PAID-IN                         STOCKHOLDERS'
                                           SHARES        AMOUNT      CAPITAL           DEFICIT          DEFICIT
                                          -----------   ---------   ------------   ---------------   --------------
BALANCE, inception (January 18, 1996)              -     $     -     $        -      $           -     $          -
 Initial capitalization                    1,016,602      10,166        (10,066)                 -              100
 Issuance of management shares               174,580       1,746      1,438,539                  -        1,440,285
 Net loss                                          -           -              -         (1,454,306)      (1,454,306)
                                           ----------    --------    -----------      -------------     ------------
BALANCE, January 26, 1997                  1,191,182     $11,912     $1,428,473      $  (1,454,306)    $    (13,921)
                                           ==========    ========    ===========      =============     ============


   The accompanying notes are an integral part of these financial statements.

                             COLLECTIBLES USA, INC.
                             STATEMENT OF CASH FLOWS

                                                                      INCEPTION
                                                                      (JANUARY 18,
                                                                         1996)
                                                                       THROUGH
                                                                      JANUARY 26,
                                                                         1997
                                                                      --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                                             $  (1,454,306)
 Non-cash compensation charge on issuance of management shares            1,440,285
 Adjustments to reconcile net loss to net cash used in operating activities-
   Changes in operating assets and liabilities-
    Increase in prepaid expenses and other current assets                    (7,500)
    Increase in accounts receivable                                        (100,000)
    Increase in deferred offering costs                                    (894,096)
    Increase in accrued expenses                                            586,198
                                                                       -------------
      Net cash used in operating activities                                (429,419)
                                                                       -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of loan payable                                     855,000
 Proceeds from issuance of common stock                                         100
                                                                       -------------
      Net cash provided by financing activities                             855,100
                                                                       -------------
NET INCREASE IN CASH                                                        425,681
CASH, beginning of period                                                         -
                                                                       -------------
CASH, end of period                                                   $     425,681
                                                                       =============


   The accompanying notes are an integral part of these financial statements.

                             COLLECTIBLES USA, INC.

                          NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

Collectibles USA, Inc., a Delaware corporation (Collectibles USA or the Company) was founded in January 1996 to form a national retailer of collectibles merchandise and marketer of animation art. Collectibles USA intends to enter into definitive agreements to acquire nine businesses (the Acquisitions), complete an initial public offering (the Offering) of its common stock and, subsequent to the Offering, continue to acquire, through merger or purchase, similar companies to expand its national operations.

Collectibles USA has not conducted any operations, and all activities to date have related to the Offering and the Acquisitions. Collectibles USA did not commence activities related to the Offering until June 1996. All expenditures to date have been funded by the issuance of Series A Convertible Preferred Stock (See Note 6) and promissory notes from Collectibles Enterprises Funding Corp.
(CEFC), an entity under common control founded to obtain and provide financing for the Offering costs incurred by the Company. Collectibles USA is dependent upon the Offering to execute the pending Acquisitions and to repay the promissory notes to CEFC. There is no assurance that the pending Acquisitions will be completed or that Collectibles USA will be able to generate future operating revenues.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    Income Taxes

The Company follows the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109. Under this method, deferred income taxes are recorded based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets or liabilities are received or settled.

The Company has recorded a full valuation allowance against all deferred tax assets due to the uncertainty of ultimate realizability. Accordingly, no income tax benefit has been recorded for current-year losses.

    Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    New Accounting Pronouncement

In February 1997, the Financial Accounting Standards Board issued Statement of Accounting Standards No. 128, Earnings Per Share (SFAS No. 128). For the Company, SFAS No. 128 will be effective for the 52/53 week fiscal year ending January 25, 1998, SFAS No. 128 simplifies the standards required under current accounting rules for computing earnings per share and replaces the presentation of primary earnings per share and fully diluted earnings per share with a presentation of basic earnings per share (basic EPS) and diluted earnings per share (diluted EPS). Basic EPS excludes dilution and is determined by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock. Diluted EPS is computed similarly to fully diluted earnings per share under current accounting rules. The implementation of SFAS No. 128 is not expected to have a material effect on the Company's earnings per share as determined under current accounting rules.

                             COLLECTIBLES USA, INC.
                   NOTES TO FINANCIAL STATEMENTS- (Continued)

3. ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

Accounts payable and accrued expenses consist of the following as of January 26, 1997:

            Accrued professional expenses         $556,992
            Other Accrued Liabilities               29,206
                                                  ---------
                                                  $586,198
                                                  =========

4. NOTES PAYABLE-RELATED PARTY:

CEFC, which is owned by RGR Financial Group, LLC (RGR) and Capstone Partners, LLC (Capstone) was founded to obtain and provide financing for the Offering costs incurred by the Company. In August 1996, the Company issued 5% notes of $300,000 and $555,000 to CEFC, due December 31, 1997. Upon consummation of the Offering, the principal amounts will become due and payable immediately. No interest is due on such amounts in the event the Offering is consummated.

In June 1997, the Company sold to CEFC a $400,000 5% note due December 31, 1997. Upon consumation of the Offering, the principal amount will become due and payable immediately. No interest is due on such amount in the event the Offering is consummated.

5. RELATED-PARTY TRANSACTION:

The Company has entered into a consulting agreement with RGR whereby RGR will act as a merger and acquisition advisory consultant to assist the Company in implementing its strategy to acquire additional retailers of collectibles and marketers of animation art and other related consulting services for a term of one year. The consideration to be paid to RGR upon consummation of a future acquisition will be 3.2% of the acquisition candidate's pre-tax net income for its most recent fiscal year.

6. STOCKHOLDERS' EQUITY:

    Common Stock and Restricted Common Stock

In May 1997, Collectibles USA effected a 1,016.604-for-one stock dividend for each share of common stock (Common Stock) then outstanding and in June 1997, increased the number of authorized shares of Common Stock to 31,200,000 of which 1,200,000 was designated Restricted Common Stock. The effects of the Common Stock dividend have been retroactively reflected in the financial statements and the accompanying notes.

In connection with the organization and initial capitalization of Collectibles USA in June 1996, the Company issued 1,016,602 shares of Common Stock (at $.10 per share prior to the stock split) to RGR, Capstone and an individual who is to become a director upon consummation of the Offering.

In November 1996, the Company issued a total of 174,580 shares of Common Stock at $.01 per share (prior to the stock split). As a result, the Company recorded a non-recurring, non-cash compensation charge of $1,440,285 representing the difference between the amount paid for the shares and the deemed fair value of the shares on the date of sale.

In June 1997, RGR, Capstone and an individual who is to become a director upon consummation of the Offering exchanged 1,016,602 shares of Common Stock for an equal number of shares of restricted voting common stock (Restricted Common Stock). The holders of the Restricted Common Stock are entitled to four-tenths of one vote for each share held on all other matters on which they are entitled to vote.

Each share of Restricted Common Stock will automatically convert to Common Stock on a share-for-share basis (i) in the event of a disposition of such share of Restricted Common Stock by the holder thereof (other than a distribution which is a distribution by a holder to its partners or beneficial

                             COLLECTIBLES USA, INC.
                   NOTES TO FINANCIAL STATEMENTS- (Continued)

owners, or a transfer to a related party of such holder (as defined), (ii) in the event any person acquires beneficial ownership of 15% or more of the outstanding shares of Common stock of the Company, (iii) in the event any person offers to acquire 15% or more of the outstanding shares of Common stock of the Company, or (iv) earlier, upon the affirmative vote of a majority of the aggregate number of votes which may be cast by the holder of outstanding shares of Common Stock and Restricted Common Stock.

After July 1, 1998, the Board of Directors may elect to convert any outstanding shares of Restricted Common Stock into shares of Common Stock in the event 80% or more of the originally outstanding shares of Restricted Common Stock have been previously converted into shares of Common Stock.

    Preferred Stock

In May  1997,  the  Company  sold  20,000  shares  of its  Series A  Convertible
Preferred Stock, liquidation value $50 per share (the Series A Convertible Preferred Stock), for an aggregate consideration of $1,000,000, the proceeds of which were used by the Company to pay various expenses incurred in connection with its efforts to complete the Acquisitions and effect the Offering. Pursuant to the terms of the Series A Convertible Preferred Stock, upon the consummation of the Offering, the Series A Convertible Preferred Stock will automatically convert either (i) into that number of shares of Common Stock, determined by (X) dividing the liquidation value by (Y) an amount equal to 60% of the initial public offering price or, at the option of the holder of the Series A Convertible Preferred Stock, (ii) into that number of shares of Common Stock determined by (X) dividing the liquidation value by (Y) an amount equal to 150% of the initial public offering price and cash in an amount equal to the liquidation value. All of the holders of the Series A Convertible Preferred
Stock have elected conversion option (ii) in the preceding sentence. As a result, upon consummation of the Offering, the Series A Preferred Stock will convert into $1,000,000 in cash and 60,606 shares of Common Stock (based upon an assumed initial public offering price of $11.00 per share). The Company intends to pay the required cash amounts in connection with the conversion of the Series A Convertible Preferred Stock with a portion of the net proceeds of the Offering.

    Stock Based Compensation

SFAS No. 123, "Accounting for Stock-Based Compensation," allows entities to choose between fair value-based method of accounting for employee stock options or similar equity instruments and the current intrinsic, value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25. Companies electing to remain with the accounting in APB Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied. The Company will provide pro forma disclosure of net income and earnings per share, as applicable, in the notes to future consolidated financial statements.

    1997 Long-Term Incentive Plan

During May 1997, the Board of Directors and the Company's stockholders approved the Company's 1997 Long-Term Incentive Plan (the Plan). The maximum number of shares of Common Stock that may be awarded pursuant to the Plan may not exceed 15% of the aggregate number of shares of Common Stock outstanding at the time of determination which maximum will be 929,817 shares upon consummation of the Offering. Awards may be settled in cash, shares, other awards or other property, as determined by the compensation committee of the Board of Directors.

    1997 Nonemployee Directors' Stock Plan

The Company's 1997 Non-Employee Director's Stock Plan (the Directors' Plan), which was adopted by the Board of Directors and approved by the Company's stockholders in May 1997, provides for the automatic grant to each non-employee director of an initial option to purchase 40,000 shares or such

                             COLLECTIBLES USA, INC.
                   NOTES TO FINANCIAL STATEMENTS- (Continued)

person's subsequent initial election as a director and an automatic annual grant to each non-employee director of an option to purchase 5,000 shares at each annual meeting of stockholders thereafter at which such director is re-elected or remains a director, unless such annual meeting is held within three months of such person's initial option granted. All options will have an exercise price per share equal to the fair market value of the Common Stock on the date of grant and expire on the earlier of ten years from the date of grant or one year after termination of service as a director. Options will become exercisable one year after the date of grant, subject to acceleration by the Board of Directors, and will be forfeited upon termination of service as a director for reasons other than death or disability unless the director served for at least 11 months after the date of grant or the option was otherwise exercisable at the date of termination. The Directors' Plan also permits non-employee directors to elect to receive, in lieu of cash directors' fees, shares or credits representing "deferred shares" at future settlement dates, as selected by the director. The number of shares or deferred shares received will equal the number of shares of Common Stock which, at the date the fees would otherwise be payable, will have an aggregate fair market value equal to the amount of such fees.

7. SUBSEQUENT EVENT (UNAUDITED):

Wholly owned subsidiaries of Collectibles USA have signed definitive agreements to acquire by merger or share exchange nine companies (the Founding Companies) to be effective with the Offering. The companies to be acquired are Crystal Galleria, Inc. and Base, Inc.; Vincent J. Browne, Inc.; St. George, Inc.; DKG Enterprises, Inc.; Elwell Stores, Inc.; Stone's Shops, Inc.; American Royal Arts Corp.; Animation U.S.A., Inc.; and Filmart Productions Inc. The aggregate consideration that will be paid by Collectibles USA to acquire the Founding Companies is approximately $9.2 million in cash and 2,246,996 shares of Common Stock.

On June 13, 1997, Collectibles USA filed a registration statement on Form S-1 for the sale of its Common Stock. An investment in shares of Common Stock offered by this Prospectus involves a high degree of risk, including, among others, absence of a combined operating history, risks relating to the Company's acquisition strategy, risks relating to acquisition financing, reliance on key personnel and a substantial portion of the proceeds from the offering payable to affiliates of the Founding Companies. See "Risk Factors" included elsewhere herein.

The Company has agreed to issue to the representatives of the underwriters and their designees, upon completion of the Offering, warrants covering an aggregate of 270,000 shares of Common Stock. Such warrants are exercisable during the five-year period commencing on the date of the prospectus relating to the Offering at an exercise price equal to 120% of the initial public offering price. The Company has agreed to grant certain registration rights to the holders of these warrants.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To American Royal Arts Corp.:

We have audited the accompanying balance sheets of American Royal Arts Corp. (a Delaware corporation) as of October 31, 1995 and 1996, and January 31, 1997, and the related statements of operations, stockholder's equity and cash flows for each of the three years in the period ended October 31, 1996, and the year ended January 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Royal Arts Corp. as of October 31, 1995 and 1996, and January 31, 1997, and the results of its operations and its cash flows for each of the three years in the period ended October 31, 1996, and the year ended January 31, 1997, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
March 5, 1997

                            AMERICAN ROYAL ARTS CORP.
                                 BALANCE SHEETS

                                                                         OCTOBER 31,
                                                               -------------------------------   JANUARY 31,
                                                                    1995             1996           1997
                                                               --------------   --------------   -------------
                         ASSETS
CURRENT ASSETS:
 Cash                                                            $   547,990      $   442,364      $   609,523
 Accounts receivable                                                  61,347           50,609           33,712
 Merchandise inventories                                             599,713          707,161          611,943
 Prepaid expenses and other current assets                            56,789          109,221          105,914
                                                                  -----------      -----------      -----------
  Total current assets                                             1,265,839        1,309,355        1,361,092
PROPERTY AND EQUIPMENT, net                                           27,060           40,283           38,173
OTHER ASSETS, net                                                    136,635           89,135           82,885
                                                                  -----------      -----------      -----------
  Total assets                                                   $ 1,429,534      $ 1,438,773      $ 1,482,150
                                                                  ===========      ===========      ===========
             LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
 Customer deposits                                               $   115,804      $   355,617      $   334,131
 Accounts payable and accrued liabilities                            439,842          386,960          341,254
 Current maturities of long-term obligations                           7,268                -                -
                                                                  -----------      -----------      -----------
  Total current liabilities                                          562,914          742,577          675,385

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER'S EQUITY:
 Convertible preferred stock, $100 par, 5,000 shares
  authorized, none outstanding                                             -                -                -
 Common stock, $.01 par, 1,000,000 shares authorized,
  158,333.336 shares issued, 79,166.668 shares outstand-
  ing                                                                  1,584            1,584            1,584
 Less- Treasury stock, at cost (79,166.668 shares)                  (145,000)        (145,000)        (145,000)
 Retained earnings                                                 1,010,036          839,612          950,181
                                                                  -----------      -----------      -----------
  Total stockholder's equity                                         866,620          696,196          806,765
                                                                  -----------      -----------      -----------
  Total liabilities and stockholder's equity                     $ 1,429,534      $ 1,438,773      $ 1,482,150
                                                                  ===========      ===========      ===========


   The accompanying notes are an integral part of these financial statements.

                            AMERICAN ROYAL ARTS CORP.
                            STATEMENTS OF OPERATIONS

                                                                                  YEAR
                                             YEAR ENDED OCTOBER 31,              ENDED
                                     ---------------------------------------- JANUARY 31,
                                        1994           1995          1996         1997
                                     -----------    ----------- -----------   -----------
NET SALES                            $3,897,785    $ 4,051,072  $4,121,181    $4,288,612

COST OF SALES                         1,715,025      1,559,918   1,571,068     1,505,784
                                     -----------    ----------- -----------   -----------
 Gross profit                         2,182,760      2,491,154   2,550,113     2,782,828

SELLING, GENERAL AND ADMINISTRATIVE
 EXPENSES                             1,587,875      1,759,886   1,763,860     1,778,138
                                     -----------    ----------- -----------   -----------
 Income from operations                 594,885        731,268     786,253     1,004,690

OTHER INCOME (EXPENSE):
 Interest expense                             -         (4,602)          -             -
 Interest income                          7,442         22,802      24,184        24,027
                                     -----------    ----------- -----------   -----------
NET INCOME                           $  602,327    $   749,468  $  810,437    $1,028,717
                                     ===========    =========== ===========   ===========


   The accompanying notes are an integral part of these financial statements.

                            AMERICAN ROYAL ARTS CORP.

                       STATEMENTS OF STOCKHOLDER'S EQUITY

                                   COMMON STOCK                                     TOTAL
                                -------------------   TREASURY      RETAINED    STOCKHOLDER'S
                                 SHARES    AMOUNT      STOCK        EARNINGS       EQUITY
                                --------- --------- ------------- ------------- --------------
BALANCE AT OCTOBER 31, 1993      158,333   $ 1,584    $         -   $  519,203     $  520,787
 Net income                            -         -              -      602,327        602,327
 Distributions                         -         -              -     (411,333)      (411,333)
 Purchase of treasury stock            -         -       (145,000)           -       (145,000)
                                 --------  --------    ----------    ----------      ----------
BALANCE AT OCTOBER 31, 1994      158,333     1,584       (145,000)     710,197        566,781
 Net income                            -         -              -      749,468        749,468
 Distributions                         -         -              -     (449,629)      (449,629)
                                 --------  --------    ----------    ----------      ----------
BALANCE AT OCTOBER 31, 1995      158,333     1,584       (145,000)   1,010,036        866,620
 Net income                            -         -              -      810,437        810,437
 Distributions                         -         -              -     (980,861)      (980,861)
                                 --------  --------    ----------    ----------      ----------
BALANCE AT OCTOBER 31, 1996      158,333     1,584       (145,000)     839,612        696,196
 Net income                            -         -              -      431,065        431,065
 Distributions                         -         -              -     (320,496)      (320,496)
                                 --------  --------    ----------    ----------      ----------
BALANCE AT JANUARY 31, 1997      158,333   $ 1,584    $  (145,000)  $  950,181     $  806,765
                                 ========  ========    ==========    ==========      ==========


   The accompanying notes are an integral part of these financial statements.

                            AMERICAN ROYAL ARTS CORP.
                            STATEMENTS OF CASH FLOWS

                                                                                                              YEAR
                                                                      YEAR ENDED OCTOBER 31,                  ENDED
                                                           --------------------------------------------     JANUARY 31,
                                                               1994           1995            1996              1997
                                                            -------------  -------------   -------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                                  $  602,327      $  749,468      $  810,437     $ 1,028,717
 Adjustments to reconcile net income to net cash
  provided by operating activities-
  Depreciation and amortization                                   9,583          11,393          58,470          39,346
  Changes in operating assets and liabilities-
  Accounts receivable                                           (49,826)         76,105          10,738          34,150
  Merchandise inventories                                       126,103        (164,940)       (107,448)         19,409
  Prepaid expenses and other current assets                     (21,416)        (10,109)        (52,432)        (47,213)
  Customer deposits                                              50,231          62,097         239,813         178,569
  Accounts payable and accrued liabilities                     (134,282)        143,610         (52,882)         13,852
  Other assets                                                 (150,000)         25,350           2,500           2,500
                                                              ----------      ----------      ----------    ------------
   Net cash provided by operating activities                    432,720         892,974         909,196       1,269,330
                                                              ----------      ----------      ----------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment                            (20,367)         (8,930)        (26,693)        (22,403)
 Proceeds from sale of property and equipment                         -           1,195               -               -
                                                              ----------      ----------      ----------    ------------
   Net cash used in investing activities                        (20,367)         (7,735)        (26,693)        (22,403)
                                                              ----------      ----------      ----------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of long-term obligations                100,000               -               -               -
 Principal payments on long-term obligations                          -         (92,732)         (7,268)              -
 Treasury stock purchased                                      (145,000)              -               -               -
 Distributions to stockholder                                  (411,333)       (449,629)       (980,861)     (1,249,986)
                                                              ----------      ----------      ----------    ------------
   Net cash used in financing activities                       (456,333)       (542,361)       (988,129)     (1,249,986)
                                                              ----------      ----------      ----------    ------------
NET INCREASE (DECREASE) IN CASH                                 (43,980)        342,878        (105,626)         (3,059)
CASH, beginning of period                                       249,092         205,112         547,990         612,582
                                                              ----------      ----------      ----------    ------------
CASH, end of period                                          $  205,112      $  547,990      $  442,364     $   609,523
                                                              ==========      ==========      ==========    ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
 Cash paid during the period for interest                    $        -      $    4,602      $        -     $         -


   The accompanying notes are an integral part of these financial statements.

                            AMERICAN ROYAL ARTS CORP.

                          NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

American Royal Arts Corp. (the Company) is a retail and wholesale marketer specializing in the sale of animation art, including limited editions, production cels, sericels, lithographs and vintage animation. American Royal Arts produces animation art under various license arrangements certain of which are exclusive to it. American Royal Arts has been in operation since 1987 and has one gallery located in Westbury, New York, which also houses its telemarketing operations.

Although the Company's business is not seasonal, sales fluctuations between quarters do occur and are largely the result of the timing and frequency of in-store artists signings and other promotional events.

The Company and its stockholder intend to enter into a definitive agreement with Collectibles USA, Inc. (Collectibles), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of Collectibles common stock concurrent with the consummation of the initial public offering of the common stock of Collectibles.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Merchandise Inventories

Merchandise inventories are stated at the lower of cost or market, determined by the average cost method.

     Property and Equipment

Property and equipment are recorded at cost. Depreciation is determined using the straight-line method based on the estimated useful life of the respective asset. Leasehold improvements are amortized over the shorter of the estimated useful life or the remaining lease term. Expenditures for major renewals and betterments are capitalized while maintenance and repairs are expensed. When property is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the statements of operations.

     Other Assets

On October 31, 1994, the Company purchased the stock of a 50 percent stockholder for $45,000 in cash and a note of $100,000 to the former stockholder. In addition, as part of the repurchase of stock, the Company entered into four noncompete agreements with the former stockholder and related parties of the stockholder. The total amount paid under the noncompete agreements was $150,000, which is being amortized over the five-year lives of the agreements.

     Revenue Recognition

The Company recognizes revenue from sales upon delivery of the merchandise to the customer and receipt of payment. Customer deposits consist of collections on layaway sales. Upon receipt of final payment, the item is delivered to the customer and the sale is recorded as revenue.

     Cost of Sales

Cost of sales includes costs of merchandise sold, framing and shipping costs.

     Advertising Expenses

Advertising expenses are expensed in the month incurred. Advertising expenses were approximately $316,000, $258,000, $141,000 and $139,000 for the years ended October 31, 1994, 1995 and 1996, and for the year ended January 31, 1997, respectively.

                            AMERICAN ROYAL ARTS CORP.
                  NOTES TO FINANCIAL STATEMENTS - (Continued)

     Income Taxes

For income tax purposes, the Company and its stockholder have elected to be treated as an S Corporation under the Internal Revenue Code and a similar section in the state code. In accordance with the provisions of such elections, the Company's income and losses were passed through to its stockholder; accordingly, no provision for income taxes has been recorded.

     Fair Value of Financial Instruments

The Company's financial instruments consist of cash, accounts receivable, accounts payable and debt. The carrying amount of these financial instruments approximates fair value due either to length of maturity or existence of interest rates that approximate prevailing market rates.

     Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. PROPERTY AND EQUIPMENT:

Property and equipment consist of the following:

                                             ESTIMATED              OCTOBER 31,
                                            USEFUL LIVES     ---------------------------   JANUARY 31,
                                              (YEAR)             1995           1996         1997
                                            --------------   ------------   ------------   ------------
Furniture, fixtures and equipment               5-7            $  35,142      $  61,834      $  62,332
Leasehold improvements                          3-5               28,148         28,148         28,516
                                                                ---------      ---------      ---------
                                                                  63,290         89,982         90,848
Less- Accumulated depreciation                                   (36,230)       (49,699)       (52,675)
                                                                ---------      ---------      ---------
                                                               $  27,060      $  40,283      $  38,173
                                                                =========      =========      =========

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

Other assets consist of the following:

                                                            OCTOBER 31,
                                                      -----------------------   JANUARY 31,
                                                       1995         1996          1997
                                                      ----------   ----------   ------------
Security deposits                                     $ 16,635      $ 14,135        $ 14,135
Restrictive  covenants,  at cost, net of
 accumulated  amortization  of  $30,000,
 $75,000 and $81,250 at October 31, 1995
 and  1996,   and  January   31,   1997,
 respectively                                          120,000        75,000          68,750
                                                      ---------     ---------      ---------
                                                      $136,635      $ 89,135        $ 82,885
                                                      =========     =========      =========

                            AMERICAN ROYAL ARTS CORP.
                  NOTES TO FINANCIAL STATEMENTS - (Continued)

Accounts payable and accrued liabilities consist of the following:


                                              OCTOBER 31,
                                       -------------------------   JANUARY 31,
                                          1995          1996         1997
                                       -----------   -----------   ------------
Accounts payable, trade                 $ 288,278     $ 289,288     $ 137,716
Accrued vacation and payroll               26,181        31,604        22,623
Accrued royalties                          32,478        20,000        77,618
Other                                      92,905        46,068       103,297
                                        ----------    ----------    ----------
                                        $ 439,842     $ 386,960     $ 341,254
                                        ==========    ==========    ==========

5. LONG-TERM OBLIGATIONS:

At October 31, 1995, the Company had $7,268 payable to a former stockholder, due in monthly principal and interest (at 7 percent) installments of $7,310 over the life of the note. The note was paid in fiscal year 1996.

The loan was collateralized by a security interest in the Company's accounts receivable and inventory.

6. COMMITMENTS AND CONTINGENCIES:

     Lease Obligations

The Company leases its retail facilities under operating leases expiring at various dates through February 2000. Rent expense for the years ended October 31, 1994, 1995 and 1996, and for the year ended January 31, 1997, was approximately $143,000, $170,000, $181,000 and $181,000, respectively. Future minimum lease payments under noncancelable operating leases are as follows:

       Year ending October 31,
       1997                                $126,996
       1998                                  34,168
       1999                                  35,868
       2000                                  12,148
                                           ---------
                                           $209,180
                                           =========

     Litigation

The Company is subject to legal actions arising in the ordinary course of business. Management does not believe that the outcome of any such legal action would have a material adverse effect on the Company's financial position or results of operations.

     Consignments

The Company has various consignment arrangements with certain artists to produce and sell certain pieces of art. The consigned inventory is insured by the Company. Under these arrangements, the Company is obligated to pay the artist a royalty on the art sold.

     Distribution Agreements

The Company maintains various distribution agreements with major studio suppliers to purchase and distribute animation art. Some agreements contain minimum annual purchase requirements which the Company had fulfilled as of October 31, 1995 and 1996, and January 31, 1997, respectively. On February 1, 1997, the Company entered into a 15-month distribution agreement to purchase and distribute animated art products with a major studio supplier.

                            AMERICAN ROYAL ARTS CORP.
                  NOTES TO FINANCIAL STATEMENTS - (Continued)

7. SIGNIFICANT SUPPLIERS:

During the year ended October 31, 1995, three suppliers accounted for 56 percent of total inventory purchases. During the year ended October 31, 1996, and for the year ended January 31, 1997, 4 suppliers accounted for 52 percent of total inventory purchases.

8. EVENT SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

The Company and its stockholder have entered into a definitive agreement with Collectibles providing for the acquisition of the Company by Collectibles.

Prior to the acquisition, the Company will make a cash distribution of approximately $486,000 prior to the acquisition which represents the Company's estimated S Corporation accumulated adjustment account. Had this transaction been recorded at January 31, 1997, the effect on the accompanying balance sheet would be an increase in liabilities of $486,000 and a decrease in shareholder's equity of $486,000. The Company anticipates funding this distribution through borrowings.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Stone's Shops, Inc.:

We have audited the accompanying balance sheets of Stone's Shops, Inc. (an Illinois corporation), as of November 30, 1995 and 1996, and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended November 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Stone's Shops, Inc., as of November 30, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended November 30, 1996, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
April 19, 1997

                               STONE'S SHOPS, INC.
                                 BALANCE SHEETS

                                                                NOVEMBER 30,
                                                         --------------------------- FEBRUARY 28,
                                                             1995          1996          1997
                                                         ------------- ------------- -------------
                                                                                     (UNAUDITED)
                        ASSETS
CURRENT ASSETS:
 Cash and cash equivalents                                $    74,915   $    82,610   $  219,660
 Merchandise inventories                                    2,190,405     2,673,712    2,881,423
 Prepaid expenses and other current assets                     42,738        86,681       51,728
                                                          ------------  ------------  -----------
  Total current assets                                      2,308,058     2,843,003    3,152,811
PROPERTY AND EQUIPMENT, net                                   273,828       286,837      299,683
                                                          ------------  ------------  -----------
  Total assets                                            $ 2,581,886   $ 3,129,840   $3,452,494
                                                          ============  ============  ===========
             LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Customer deposits                                        $    18,518   $    25,946   $        -
 Accounts payable and accrued liabilities                   1,317,726     1,499,985    1,483,707
 Current maturities of long-term obligations                   14,400        14,400       14,400
 Payable to shareholder                                        11,000        30,000       29,833
                                                          ------------  ------------  -----------
  Total current liabilities                                 1,361,644     1,570,331    1,527,940

LONG-TERM OBLIGATIONS, net of current maturities               43,200        28,800       25,200

DEFERRED INCOME TAXES                                         321,921       500,455      582,992
                                                          ------------  ------------  -----------
  Total liabilities                                         1,726,765     2,099,586    2,136,132

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
 Common stock, no par value, 10,000 shares authorized,
  1,000 shares outstanding                                      1,000         1,000        1,000
 Additional paid-in capital                                    39,000        39,000       39,000
 Retained earnings                                            815,121       990,254    1,276,362
                                                          ------------  ------------  -----------
  Total shareholders' equity                                  855,121     1,030,254    1,316,362
                                                          ------------  ------------  -----------
  Total liabilities and shareholders' equity              $ 2,581,886   $ 3,129,840   $3,452,494
                                                          ============  ============  ===========


   The accompanying notes are an integral part of these financial statements.

                               STONE'S SHOPS, INC.
                            STATEMENTS OF OPERATIONS

                                            YEAR ENDED NOVEMBER 30,               THREE MONTHS ENDED
                                   ----------------------------------------- ----------------------------
                                                                             FEBRUARY 29,   FEBRUARY 28,
                                       1994          1995          1996          1996           1997
                                   ------------- ------------- ------------- -------------- -------------
                                                                                     (UNAUDITED)
NET SALES                          $ 3,488,838   $ 4,281,040   $ 4,985,549      $1,674,978     $1,845,501

COST OF SALES                        1,799,619     2,268,690     2,496,574         909,348        947,401
                                   ------------  ------------  ------------    -----------    -----------
  Gross profit                       1,689,219     2,012,350     2,488,975         765,630        898,100

SELLING, GENERAL AND
 ADMINISTRATIVE EXPENSES             1,430,695     1,787,457     2,117,010         519,332        441,996
                                   ------------  ------------  ------------    -----------    -----------
  Income from operations               258,524       224,893       371,965         246,298        456,104

OTHER EXPENSE:
Interest expense                         3,681        10,438         2,891             487            354
                                   ------------  ------------  ------------    -----------    -----------
INCOME BEFORE INCOME TAXES             254,843       214,455       369,074         245,811        455,750
PROVISION FOR INCOME TAXES             146,367       128,101       193,941         129,174        169,642
                                   ------------  ------------  ------------    -----------    -----------
NET INCOME                         $   108,476   $    86,354   $   175,133      $  116,637     $  286,108
                                   ============  ============  ============    ===========    ===========


   The accompanying notes are an integral part of these financial statements.

                               STONE'S SHOPS, INC.
                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                       COMMON STOCK        ADDITIONAL                        TOTAL
                                   --------------------     PAID-IN        RETAINED      SHAREHOLDERS'
                                    SHARES     AMOUNTS      CAPITAL        EARNINGS        EARNINGS
                                   --------   ---------   ------------   ------------   --------------
BALANCE AT NOVEMBER 30, 1993        1,000     $ 1,000        $ 39,000    $  620,291         $  660,291
 Net income                             -           -               -       108,476            108,476
                                    ------    --------      ---------    -----------       -----------
BALANCE AT NOVEMBER 30, 1994        1,000       1,000          39,000       728,767            768,767
 Net income                             -           -               -        86,354             86,354
                                    ------    --------      ---------    -----------       -----------
BALANCE AT NOVEMBER 30, 1995        1,000       1,000          39,000       815,121            855,121
 Net income                             -           -               -       175,133            175,133
                                    ------    --------      ---------    -----------       -----------
BALANCE AT NOVEMBER 30, 1996        1,000       1,000          39,000       990,254          1,030,254
 Net Income                             -           -               -       286,108            286,108
                                    ------    --------      ---------    -----------       -----------
BALANCE AT FEBRUARY 28, 1997
 (unaudited)                        1,000     $ 1,000        $ 39,000    $1,276,362         $1,316,362
                                    ======    ========      =========    ===========       ===========


   The accompanying notes are an integral part of these financial statements.

                               STONE'S SHOPS, INC.
                            STATEMENTS OF CASH FLOWS

                                                                                                      THREE MONTHS ENDED
                                                                     NOVEMBER 30,                -----------------------------
                                                       ----------------------------------------- FEBRUARY 29,   FEBRUARY 28,
                                                           1994          1995          1996          1996           1997
                                                       ------------- ------------- ------------- -------------- -------------
                                                                                                         (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                              $  108,476    $   86,354    $  175,133     $  116,637    $  286,108
 Adjustments to reconcile net income to net cash
  provided by operating activities-
  Depreciation and amortization                              40,032        55,800        63,467         14,154        15,749
  Loss on sale of assets                                          -             -         9,765              -             -
  Changes in operating assets and liabilities-
  Merchandise inventories                                  (383,742)     (540,902)     (483,307)      (655,300)     (207,711)
  Prepaid expenses and other current assets                  31,812        (7,726)      (43,943)         6,800        34,953
  Customer deposits                                           3,779         5,291         7,428        (18,518)      (25,946)
  Accounts payable and accrued liabilities                  116,900       443,413       182,259        354,246       (16,278)
  Deferred income taxes                                     126,208       109,366       178,534        178,534        82,537
                                                          ----------    ----------    ----------      ---------    ----------
   Net cash provided by operating activities                 43,465       151,596        89,336         (3,447)      169,412
                                                          ----------    ----------    ----------      ---------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment                        (93,030)     (113,260)      (98,816)       (89,098)      (28,595)
 Proceeds from sales of property and equipment                    -             -        12,575          7,030             -
                                                          ----------    ----------    ----------      ---------    ----------
   Net cash used in investing activities                    (93,030)     (113,260)      (86,241)       (82,068)      (28,595)
                                                          ----------    ----------    ----------      ---------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Principal payments on long-term obligations                      -             -       (25,400)             -        (3,767)
 Proceeds from issuance of long-term obligations and
  loan payable to shareholder                                     -        68,600        30,000         10,600             -
                                                          ----------    ----------    ----------      ---------    ----------
   Net cash provided by financing activities                      -        68,600         4,600         10,600        (3,767)
                                                          ----------    ----------    ----------      ---------    ----------
NET (DECREASE) INCREASE IN CASH                             (49,565)      106,936         7,695        (74,915)      137,050

CASH AND CASH EQUIVALENTS, beginning of
 period                                                      17,544       (32,021)       74,915         74,915        82,610
                                                          ----------    ----------    ----------      ---------    ----------
CASH AND CASH EQUIVALENTS, end of period                 $  (32,021)   $   74,915    $   82,610     $        -    $  219,660
                                                          ==========    ==========    ==========      =========    ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
 Cash paid during the period for-
  Interest                                               $    3,681    $   10,438    $    2,891     $      487    $      354
  Income taxes                                               11,474             -        (1,238)             -             -


   The accompanying notes are an integral part of these financial statements.

                               STONE'S SHOPS, INC.

                          NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

Stone's Shops, Inc. (the Company) d/b/a Stone's Hallmark is a retailer of contemporary collectibles, ornaments, figurines, lighthouses and lighted ceramic houses from vendors, including Enesco, Boyds, Cast Art, Disney Classics, Department 56, Seraphim Angels and Hallmark. Stone's Hallmark has been in the contemporary collectibles business since 1979 and has stores located in Rockford
(4), Freeport and Rochelle, Illinois.

The Company's business is seasonal, with its highest levels occurring in its first fiscal quarter. This period, which includes the Christmas selling season, accounted for approximately 32.8 percent, 33.3 percent and 29.6 percent of the Company's net sales for years ended November 30, 1994, 1995 and 1996, respectively.

The Company and its shareholders intend to enter into a definitive agreement with Collectibles USA, Inc. (Collectibles), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of Collectibles common stock concurrent with the consummation of the initial public offering of the common stock of Collectibles.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

    Merchandise inventories

Merchandise inventories are stated at the lower of cost or market, determined by the weighted average cost method.

    Property and Equipment

Property and equipment are recorded at cost. Depreciation and amortization are determined using the straight-line method based on the estimated useful life of the respective asset. Leasehold improvements are amortized over the shorter of the estimated useful life or the remaining lease term. Expenditures for major renewals and betterments are capitalized while maintenance and repairs are expensed. When property is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the statements of operations.

    Revenue Recognition

The Company recognizes revenue from in-store sales upon delivery of merchandise to the customer and receipt of payment. Revenues from mail order sales are recognized upon shipment to the customer and receipt of payment. Customer deposits consist of collections on layaway sales. Layaways are recorded as revenue upon receipt of final payment and delivery of the merchandise to the customer.

    Cost of Sales

Included in cost of sales are cost of merchandise sold and shipping costs.

    Advertising Expenses

Advertising expenses are expensed in the month incurred. Advertising expenses were $138,262, $145,412, $205,191 and $61,642 during the years ended November 30
1994, 1995 and 1996 and the three months ended February 28, 1997,  respectively.

                               STONE'S SHOPS, INC.
                  NOTES TO FINANCIAL STATEMENTS - (Continued)

    Fair Value of Financial Instruments

The Company's financial instruments consist of cash, investments, accounts payable and debt. The carrying amount of these financial instruments approximates fair value due either to length of maturity or existence of interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

    Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Interim Financial Information

The interim financial statements as of February 28, 1997, and for the three months ended February 29, 1996 and February 28, 1997, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

3. PROPERTY AND EQUIPMENT:

Property and equipment consist of the following:


                                      ESTIMATED               NOVEMBER 31,
                                      USEFUL LIVES    -----------------------------
                                        (YEAR)           1995            1996
                                      -------------   -------------   -------------
Furniture, fixtures and equipment            5-7        $  551,735      $  635,770
Leasehold improvements                       5-7           163,511         165,719
Signs                                          5            15,477          15,477
Vehicles                                     3-5            94,378          72,073
                                                         ----------      ----------
                                                           825,101         889,039
Less- Accumulated depreciation                            (551,273)       (602,202)
                                                         ----------      ----------
                                                        $  273,828      $  286,837
                                                         ==========      ==========

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

Accounts payable and accrued liabilities consist of the following:

                                                 NOVEMBER 30,
                                         ----------------------------
                                            1995           1996
                                         -------------   ------------
       Accounts payable, trade           $ 1,034,257     $ 1,044,519
       Accrued liabilities                   267,451         419,254
       Taxes payable                          16,018          36,212
                                         ------------    ------------
                                         $ 1,317,726     $ 1,499,985
                                         ============    ============


5. PAYABLE TO SHAREHOLDER AND LONG-TERM OBLIGATIONS:

    Payable to Shareholder

The Company had borrowings from a shareholder totaling $11,000 and $30,000 at November 30, 1995 and 1996, respectively. The borrowings are unsecured, bear no interest and are payable upon demand.

                               STONE'S SHOPS, INC.
                  NOTES TO FINANCIAL STATEMENTS - (Continued)

    Long-Term Obligations

The Company has an unsecured noninterest-bearing obligation to a landlord, which is payable in monthly installments of $1,200 through November 1999.

Scheduled principal maturities of long-term obligations are as follows:

                      Year ending November 30,
                      1997                             $ 14,400
                      1998                               14,400
                      1999                               14,400
                                                       ---------
                                                       $ 43,200
                                                       =========


6. INCOME TAXES:

The Company provides for income taxes under the asset and liability method which provides the method for determining the appropriate asset and liability for deferred taxes which are computed by applying applicable tax rates to temporary (timing) differences. Therefore, expenses recorded for financial statement purposes before they are deducted for tax purposes create temporary differences which give rise to deferred tax assets. Expenses deductible for tax purposes before they are recognized in the financial statements create temporary differences which give rise to deferred tax liabilities.

Deferred income taxes are provided in recognition of temporary differences in reporting certain transactions for financial reporting and income tax reporting purposes.

The provision (benefit) for income taxes for the years ended November 30, 1994, 1995 and 1996, is as follows:

                                      NOVEMBER 30,
                        -----------------------------------------
                           1994            1995         1996
                        --------------   -----------   ----------
     Current              $   (38,738)    $  18,734    $  15,407
     Deferred                 185,105       109,367      178,534
                           -----------    ----------   ----------
                          $   146,367     $ 128,101    $ 193,941
                           ===========    ==========   ==========

Actual income tax expense differs from income tax expense computed by applying the U.S. federal statutory corporate tax rate of 34 percent to income before income taxes as follows:

                                                         NOVEMBER 30,
                                              ----------------------------------
                                               1994        1995        1996
                                              ---------   ---------   ----------
Statutory federal rate                          34.00%      34.00%       34.00%
Expenses not deductible for tax purposes        20.26       22.55        15.38
State income taxes                               3.17        3.18         3.17
                                              -------     -------      -------
                                                57.43%      59.73%       52.55%
                                              =======     =======      =======

                               STONE'S SHOPS, INC.
                  NOTES TO FINANCIAL STATEMENTS - (Continued)

The significant components of the deferred tax assets and liabilities at November 30, 1994, 1995 and 1996, are as follows:

                                                                NOVEMBER 30,
                                               -----------------------------------------------
                                                  1994            1995             1996
                                               -------------   --------------   --------------
Deferred tax assets-
 Property and equipment                        $    (3,123)    $   (12,868)     $   (16,369)
 State taxes                                         9,333          14,135           21,974
                                                -----------     -----------      -----------
    Total deferred tax asset                         6,210           1,267            5,605
                                                -----------     -----------      -----------
Deferred tax liabilities-
   Inventory                                      (209,385)       (296,703)        (468,284)
   Accruals                                         (9,380)        (26,485)         (37,776)
                                                -----------     -----------      -----------
    Total deferred tax liabilities                (218,765)       (323,188)        (506,060)
                                                -----------     -----------      -----------
Net deferred tax liabilities                   $  (212,555)    $  (321,921)     $  (500,455)
                                                ===========     ===========      ===========

A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. Management of the Company believes the net deferred tax assets will be utilized in full based on the nature of the assets, the Company's estimates of the timing of reversals of temporary differences and the generation of taxable income before such reversals.

7. COMMITMENTS AND CONTINGENCIES:

     Lease Obligation

The Company leases its retail space under noncancelable leases that expire at various dates through February 2004. The following represents future minimum rental payments under these operating leases:

               Year ending November 30,
               1997                              $ 195,280
               1998                                223,279
               1999                                157,946
               2000                                138,946
               Thereafter                          389,847

     Litigation

The Company is subject to legal actions arising in the ordinary course of business. Management does not believe that the outcome of any such legal action would have a material adverse effect on the Company's financial position or results of operations.

8. RELATED-PARTY TRANSACTIONS:

The Company leases certain of its retail space from a shareholder. Monthly lease payments are approximately $2,000, which management believes approximates fair market value.

                               STONE'S SHOPS, INC.
                  NOTES TO FINANCIAL STATEMENTS - (Continued)

9. SIGNIFICANT SUPPLIERS:

During the years ended November 30, 1994, 1995 and 1996 three suppliers accounted for 61% percent of total inventory purchases.

10. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC
    ACCOUNTANTS (UNAUDITED):

The Company and its shareholders have entered into a definitive agreement with Collectibles providing for the acquisition of the Company by Collectibles.

Concurrent with the acquisition, the Company will enter into agreements with the shareholders to lease retail and warehouse space used in the Company's operations for a negotiated amount and term.

In connection with the acquisition, the Company will distribute certain assets to the shareholders, consisting of automobiles with a total net carrying value of approximately $29,851 as of November 30, 1996. Had these transactions been recorded at November 30, 1996, the effect on the accompanying balance sheet would be a decrease in assets of approximately $29,851 and shareholders' equity of $29,851.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Crystal Galleria, Inc. and Base, Inc.:

We have audited the accompanying combined balance sheets of Crystal Galleria, Inc. and Base, Inc. (the Companies) (Nevada corporations), as of December 31, 1995 and 1996, and the related combined statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Companies, as of December 31, 1995 and 1996, and the results of their combined operations and their combined cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
March 5, 1997

                      CRYSTAL GALLERIA, INC. AND BASE, INC.
                             COMBINED BALANCE SHEETS

                                                                    DECEMBER 31,
                                                              -------------------------  MARCH 31,
                                                                 1995         1996         1997
                                                              ------------ ------------ ------------
                                                                                        (UNAUDITED)
                           ASSETS
CURRENT ASSETS:
 Cash                                                          $  371,022   $  165,745   $  196,904
 Accounts receivable, related party                                     -       33,204       44,616
 Merchandise inventories                                          800,819    1,195,904    1,157,519
 Prepaid expenses and other current assets                        156,921      121,710       50,978
                                                               -----------  -----------  -----------
  Total current assets                                          1,328,762    1,516,563    1,450,017
PROPERTY AND EQUIPMENT, net                                       415,492      655,857      633,807
                                                               -----------  -----------  -----------
  Total assets                                                 $1,744,254   $2,172,420   $2,083,824
                                                               ===========  ===========  ===========
               LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Customer deposits                                             $    3,203   $   11,645   $   13,152
 Accounts payable and accrued liabilities                         566,660      431,186      231,447
 Current maturities of long-term obligations                      287,093      473,101      467,149
 Payable to stockholders                                          403,000      983,168    1,073,168
                                                               -----------  -----------  -----------
  Total current liabilities                                     1,259,956    1,899,100    1,784,916
LONG-TERM OBLIGATIONS, net of current maturities                  147,635      117,190      114,014
                                                               -----------  -----------  -----------
  Total liabilities                                             1,407,591    2,016,290    1,898,930
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
 Common stock, $10 par, 2,000 shares authorized, 800 shares
  outstanding                                                       8,000        8,000        8,000
 Retained earnings                                                328,663      148,130      176,894
                                                               -----------  -----------  -----------
  Total stockholders' equity                                      336,663      156,130      184,894
                                                               -----------  -----------  -----------
  Total liabilities and stockholders' equity                   $1,744,254   $2,172,420   $2,083,824
                                                               ===========  ===========  ===========


The accompanying notes are an integral part of these combined financial statements.

                      CRYSTAL GALLERIA, INC. AND BASE, INC.
                        COMBINED STATEMENTS OF OPERATIONS

                                                                                  THREE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,                   MARCH 31,
                                   ------------------------------------------   ----------------------
                                     1994           1995           1996          1996         1997
                                   ------------   ------------   ------------   ----------   ---------
                                                                                     (UNAUDITED)
NET SALES                            $2,503,075     $2,794,361     $3,727,285     $778,315   $999,437
COST OF SALES                         1,187,898      1,333,177      1,784,916      380,992    469,239
                                    -----------    -----------    -----------    ---------   ---------
  Gross profit                        1,315,177      1,461,184      1,942,369      397,323    530,198
SELLING, GENERAL AND
 ADMINISTRATIVE EXPENSES                730,906        875,180      1,564,229      337,963    423,865
                                    -----------    -----------    -----------    ---------   ---------
  Income from operations                584,271        586,004        378,140       59,360    106,333
OTHER EXPENSE:
 Interest expense                        38,596         58,337        111,389       11,651     37,569
 Other, net                                   -              -         12,284       12,284          -
                                    -----------    -----------    -----------    ---------   ---------
NET INCOME                           $  545,675     $  527,667     $  254,467     $ 35,425   $ 68,764
                                    ===========    ===========    ===========    =========   =========


The accompanying notes are an integral part of these combined financial statements.

                      CRYSTAL GALLERIA, INC. AND BASE, INC.
                   COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                                          COMMON STOCK
                                       -------------------                      TOTAL
                                        SHARES     AMOUNT     RETAINED       STOCKHOLDERS'
                                       --------   --------    EARNINGS         EQUITY
                                                             -------------   --------------
BALANCE AT DECEMBER 31, 1993               400     $4,000      $  159,821       $  163,821
 Net income                                  -          -         545,675          545,675
 Distributions                               -          -        (288,500)        (288,500)
                                          ----     -------      ----------        ----------
BALANCE AT DECEMBER 31, 1994               400      4,000         416,996          420,996
 Issuance of common stock                  400      4,000               -            4,000
 Net income                                  -          -         527,667          527,667
 Distributions                               -          -        (616,000)        (616,000)
                                          ----     -------      ----------        ----------
BALANCE AT DECEMBER 31, 1995               800      8,000         328,663          336,663
 Net income                                  -          -         254,467          254,467
 Distributions                               -          -        (435,000)        (435,000)
                                          ----     -------      ----------        ----------
BALANCE AT DECEMBER 31, 1996               800      8,000         148,130          156,130
 Net income (unaudited)                      -          -          68,764           68,764
 Distributions (unaudited)                   -          -         (40,000)         (40,000)
                                          ----     -------      ----------        ----------
BALANCE AT MARCH 31, 1997
 (unaudited)                               800     $8,000      $  176,894       $  184,894
                                          ====     =======      ==========        ==========


The accompanying notes are an integral part of these combined financial statements.

                      CRYSTAL GALLERIA, INC. AND BASE, INC.
                        COMBINED STATEMENTS OF CASH FLOWS

                                                                                                    THREE MONTHS ENDED
                                                                YEAR ENDED DECEMBER 31,                MARCH 31,
                                                       ----------------------------------------- ------------------------
                                                           1994          1995          1996         1996        1997
                                                       ------------- ------------- ------------- ----------- ------------
                                                                                                       (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net income                                              $  545,675    $  527,667    $  254,467   $  35,425    $   68,764
 Adjustments to reconcile net income to net cash
  provided by (used in) operating activities-
  Depreciation and amortization                              24,845        28,201        74,818      15,818        22,050
  Changes in operating assets and liabilities-
   Accounts receivable, related parties                      (8,543)       13,638       (33,204)     (3,298)      (11,412)
   Merchandise inventories                                 (104,774)     (218,350)     (395,085)    (48,624)       38,385
   Prepaid expenses and other current assets                 (1,737)     (110,361)       35,211      66,545        70,732
   Customer deposits                                          6,333        (4,356)        8,442       4,291         1,507
   Accounts payable and accrued liabilities                (109,183)      426,441      (135,474)   (371,223)     (199,737)
                                                          ----------    ----------    ----------  ----------    ----------
     Net cash provided by (used in) operating
      activities                                            352,616       662,880      (190,825)   (301,066)       (9,711)
                                                          ----------    ----------    ----------  ----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment                        (11,918)     (281,936)     (315,183)          -             -
 Proceeds from sale of property and equipment                 2,441             -             -           -             -
                                                          ----------    ----------    ----------  ----------    ----------
     Net cash used in investing activities                   (9,477)     (281,936)     (315,183)          -             -
                                                          ----------    ----------    ----------  ----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of long-term obligations and
  payable to stockholders                                         -       506,000       830,168     185,000       111,465
 Principal payments on payable to stockholders and
  long-term obligations                                     (56,055)      (35,367)      (94,437)    (12,673)      (30,595)
 Proceeds from issuance of common stock                           -         4,000             -           -             -
 Distributions to stockholders                             (288,500)     (616,000)     (435,000)   (100,000)      (40,000)
                                                          ----------    ----------    ----------  ----------    ----------
     Net cash provided by (used in) financing
      activities                                           (344,555)     (141,367)      300,731      72,327        40,870
                                                          ----------    ----------    ----------  ----------    ----------
NET INCREASE (DECREASE) IN CASH                              (1,416)      239,577      (205,277)   (228,739)       31,159
CASH, beginning of period                                   132,861       131,445       371,022     371,022       165,745
                                                          ----------    ----------    ----------  ----------    ----------
CASH, end of period                                      $  131,445    $  371,022    $  165,745   $ 142,283    $  196,904
                                                          ==========    ==========    ==========  ==========    ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
 Cash paid during the period for interest                $   67,459    $   42,703    $   37,915   $  14,789    $   19,036


The accompanying notes are an integral part of these combined financial statements.

                      CRYSTAL GALLERIA, INC. AND BASE, INC.

                          NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

Crystal Galleria, Inc. and Base, Inc. (the Companies) are retailers of a wide range of contemporary collectibles such as crystal, porcelain figurines and art glass from vendors, including Swarovski, Baccarat, Waterford, Lalique, Lladro, and Armani. Crystal Galleria has been in operation since 1992 and has three mall-based stores of which two are located in the Forum Shops at Caesar's and the Tower Shops at Stratosphere in Las Vegas, Nevada and one is located in The Tysons Corner Center in McLean, Virginia.

The Companies' business is seasonal, with its highest levels occurring in its fourth quarter. This period, which includes the Christmas selling season, accounted for approximately 29 percent, 34 percent and 36 percent of the Companies' net sales for the years ended December 31, 1994, 1995 and 1996, respectively.

The Companies and their stockholders intend to enter into a definitive agreement with Collectibles USA, Inc. (Collectibles), pursuant to which all outstanding shares of the Companies' common stock will be exchanged for cash and shares of Collectibles common stock concurrent with the consummation of the initial public offering of the common stock of Collectibles.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Basis of Presentation

The combined financial statements include the accounts and the results of operations of the Companies. All significant intercompany transactions and balances have been eliminated in combination.

     Merchandise Inventories

Merchandise inventories are stated at the lower of cost or market, determined by the weighted average cost method.

     Property and Equipment

Property and equipment are recorded at cost. Depreciation is determined using the straight-line method based on the estimated useful life of the respective asset. Leasehold improvements are amortized over the shorter of the estimated useful life or the remaining lease term. Expenditures for major renewals and betterments are capitalized while maintenance and repairs are expensed. When property is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the combined statements of operations.

     Revenue Recognition

The Companies recognize revenue upon delivery of merchandise to the customer and receipt of payment. Customer deposits consist of collections on layaway sales. Upon receipt of final payment, the item is delivered to the customer and the sale is recorded as revenue.

     Cost of Sales

Included in cost of sales are costs of merchandise sold and shipping costs.

     Advertising Expenses

Advertising expenses are expensed in the month incurred. Advertising expenses were $41,989, $51,544 and $39,369 during the years ended December 31, 1994, 1995 and 1996, respectively and approximately $10,248 for the three months ended March 31, 1997.

                      CRYSTAL GALLERIA, INC. AND BASE, INC.
                  NOTES TO FINANCIAL STATEMENTS - (Continued)

     Income Taxes

For income tax purposes, the Companies and their stockholders have elected to be treated as an S Corporation under the Internal Revenue Code and a similar section in the state code. In accordance with the provisions of such elections, the Companies' income and losses were passed through to its stockholders; accordingly, no provision for income taxes has been recorded.

     Fair Value of Financial Instruments

The Companies' financial instruments consist of cash, accounts receivable, accounts payable and debt. The carrying amount of these financial instruments approximates fair value due either to length of maturity or existence of interest rates that approximate prevailing market rates.

     Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Interim Financial Information

The interim financial statements as of March 31, 1997, and for the three months ended March 31, 1996 and 1997, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results of the entire fiscal year.

3. PROPERTY AND EQUIPMENT:

Property and equipment consist of the following:


                                                   ESTIMATED             DECEMBER 31,
                                                 USEFUL LIVES    -----------------------------
                                                  (YEARS)           1995            1996
                                                 -------------   -------------   -------------
     Furniture, fixtures and equipment                   5         $   67,680      $   88,368
     Leasehold improvements                             10            468,367         762,862
                                                                    ----------      ----------
                                                                      536,047         851,230
     Less- Accumulated depreciation                                  (120,555)       (195,373)
                                                                    ----------      ----------
                                                                   $  415,492      $  655,857
                                                                    ==========      ==========

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

Accounts payable and accrued liabilities consist of the following:

                                            DECEMBER 31,
                                       ----------------------
                                        1995         1996
                                       ----------   ---------
     Accounts payable, trade           $286,056     $204,276
     Other                              280,604      226,910
                                       ---------    ---------
                                       $566,660     $431,186
                                       =========    =========

                      CRYSTAL GALLERIA, INC. AND BASE, INC.
                  NOTES TO FINANCIAL STATEMENTS - (Continued)

5. PAYABLE TO STOCKHOLDERS AND LONG-TERM OBLIGATIONS:

     Payable to Stockholders

The Companies have borrowings from stockholders totaling $403,000, $983,168, and $1,073,168 at December 31, 1995 and 1996 and March 31, 1997, respectively. The borrowings are unsecured, bear interest at 9 percent and are payable on demand. Interest is payable quarterly.

     Long-Term Obligations

The Companies have two notes payable with a financial institution which are payable on demand or, if no demand is made, due in monthly principal and interest installments, each approximately $5,000, through June 2001 and July 2000, respectively, for each note. The interest rates for the notes payable are 10 percent and 10.75 percent, respectively. The notes payable are collateralized by real property and personal guarantees of the stockholders as well as substantially all assets of the Companies. The notes contain certain financial covenants and restrictions. As of December 31, 1996, the Companies were not in compliance with a certain financial covenant. However, subsequent to year end, the Company obtained a waiver for the covenant.

The Companies have a note payable with a financial institution, due in monthly principal and interest installments of $4,055 through June 2000. The interest rate of the loan varies monthly at 2.75 percent over the lowest New York City prime rate and was 11.25 percent at December 31, 1995, 11.0 percent at December 31, 1996, and 11.25 percent at March 31, 1997. In the event interest rates increase enough to cause a principal balance to exist on the due date, a single installment for the remaining principal balance will be due.

The note is guaranteed by the Small Business Administration for 85 percent of the loan. The note is also collateralized by real property and personal guarantees of the stockholders as well as substantially all assets of the Companies. The agreement also restricts the Companies from paying dividends or making certain other capital changes.

Scheduled principal maturities of long-term obligations are as follows:

                 Year ending December 31,
                 1997                               $473,101
                 1998                                 48,660
                 1999                                 48,660
                 2000                                 19,870
                                                    ---------
                                                    $590,291
                                                    =========

                      CRYSTAL GALLERIA, INC. AND BASE, INC.
                  NOTES TO FINANCIAL STATEMENTS - (Continued)

6. COMMITMENTS AND CONTINGENCIES:

     Lease Obligations

The Companies lease retail facilities under operating leases that expire at various dates through 2006. Rent expense for the years ended December 31, 1994, 1995 and 1996, was approximately $195,000, $234,000 and $432,000, respectively and approximately $134,000 for the three months ended March 31, 1997. Certain leases provide for contingent rentals based on sales levels and require payment for all or part of the applicable real estate taxes, common area maintenance and certain other allowable expenses. Included in the rent expense amounts is contingent rent of approximately $118,000, $79,000 and $85,000 for the years ended December 31, 1994, 1995 and 1996, respectively and approximately $21,000 for the three months ended March 31, 1997. Future minimum lease payments under noncancelable operating leases are as follows:

               Year ending December 31,
               1997                               $  433,532
               1998                                  435,192
               1999                                  459,043
               2000                                  473,278
               Thereafter                          2,139,977
                                                  -----------
                                                  $3,941,022
                                                   ===========

     Litigation

The Companies are subject to legal actions arising in the ordinary course of business. Management does not believe that the outcome of any such legal action would have a material adverse effect on the Companies' financial position or results of operations.

7. RELATED-PARTY TRANSACTIONS:

The Companies have a receivable of approximately $33,000 as of December 31, 1996 and approximately $45,000 as of March 31, 1997, from a company that is wholly owned by one of the stockholders of the Companies.

8. SIGNIFICANT SUPPLIERS:

During the years ended December 31, 1994 and 1995, one supplier accounted for 11 percent of total inventory purchases, and during the year ended December 31, 1996, two suppliers accounted for 29 percent of total inventory purchases.

9. EVENT SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC
   ACCOUNTANTS (UNAUDITED):

The Companies and their  stockholders  have entered into a definitive  agreement
with   Collectibles   providing  for  the   acquisition   of  the  Companies  by
Collectibles.

In connection with the acquisition, the Companies will distribute certain assets to the stockholders, consisting of automobiles with a total net carrying value of approximately $5,653 as of December 31, 1996. Additionally, the Companies will make a cash distribution of approximately $250,000 prior to the Acquisition which represents the Companies' estimated S Corporation accumulated adjustment account. Had these transactions been recorded at December 31, 1996, the effect on the accompanying balance sheet would be a decrease in assets of approximately $5,653 an increase in liabilities of approximately $250,000, and stockholders' equity of $255,653. The company anticipates funding this distribution through additional borrowings.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To DKG Enterprises, Inc.:

We have audited the accompanying balance sheets of DKG Enterprises, Inc. (an Oklahoma corporation), as of March 31, 1996 and 1997, and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended March 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DKG Enterprises, Inc., as of March 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 1997, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
May 29, 1997

                              DKG ENTERPRISES, INC.
                                 BALANCE SHEETS

                                                                          MARCH 31,
                                                                  --------------------------
                                                                    1996           1997
                                                                  ------------   -----------
                           ASSETS
CURRENT ASSETS:
 Cash                                                             $    3,160     $   11,274
 Accounts receivable                                                       -         11,593
 Merchandise inventories                                           1,749,476      2,200,281
 Receivable from shareholder                                               -         21,504
 Prepaid expenses and other current assets                             9,133         15,833
                                                                  -----------    -----------
  Total current assets                                             1,761,769      2,260,485
PROPERTY AND EQUIPMENT, net                                          112,512        212,417
OTHER ASSETS                                                           3,225          3,225
                                                                  -----------    -----------
  Total assets                                                    $1,877,506     $2,476,127
                                                                  ===========    ===========
              LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Customer deposits                                                $   14,753     $  127,800
 Accounts payable and accrued liabilities                            340,719        561,634
 Federal income taxes payable                                         29,414        119,939
 Line of credit                                                      395,000        410,000
 Current maturities of long-term obligations                          31,459         32,989
                                                                  -----------    -----------
  Total current liabilities                                          811,345      1,252,362
LONG-TERM OBLIGATIONS, net of current maturities                     380,329        346,989
DEFERRED INCOME TAXES                                                 76,539          8,103
                                                                  -----------    -----------
  Total liabilities                                                1,268,213      1,607,454
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
 Common stock, $1.00 par, 25,000 shares authorized, 500 shares
  outstanding                                                            500            500
 Retained earnings                                                   608,793        868,173
                                                                  -----------    -----------
  Total shareholders' equity                                         609,293        868,673
                                                                  -----------    -----------
  Total liabilities and shareholders' equity                      $1,877,506     $2,476,127
                                                                  ===========    ===========


   The accompanying notes are an integral part of these financial statements.

                              DKG ENTERPRISES, INC.
                            STATEMENTS OF OPERATIONS

                                                   YEAR ENDED MARCH 31,
                                       --------------------------------------------
                                          1995            1996           1997
                                       -------------   -------------   ------------
NET SALES                               $ 2,562,024     $ 2,865,249     $ 3,726,332
COST OF SALES                             1,371,039       1,491,639       1,732,631
                                         -----------     -----------     -----------
    Gross profit                          1,190,985       1,373,610       1,993,701
SELLING, GENERAL AND ADMINISTRATIVE
 EXPENSES                                   989,561       1,077,684       1,521,669
                                         -----------     -----------     -----------
    Income from operations                  201,424         295,926         472,032
OTHER INCOME (EXPENSE):
 Interest expense                           (40,846)        (57,511)        (82,311)
 Other, net                                   7,730          10,367          37,703
                                         -----------     -----------     -----------
INCOME BEFORE INCOME TAXES                  168,308         248,782         427,424
PROVISION FOR INCOME TAXES                   66,240          96,139         168,044
                                         -----------     -----------     -----------
NET INCOME                              $   102,068     $   152,643     $   259,380
                                         ===========     ===========     ===========


   The accompanying notes are an integral part of these financial statements.

                             DKG ENTERPRISES, INC.
                      STATEMENTS OF SHAREHOLDERS' EQUITY

                                       COMMON STOCK                        TOTAL
                                    -------------------   RETAINED      SHAREHOLDERS'
                                     SHARES     AMOUNT    EARNINGS        EQUITY
                                    --------   --------   -----------   --------------
BALANCE AT MARCH 31, 1994               500        $500    $ 354,082        $ 354,582
 Net income                               -           -      102,068          102,068
                                       ----       -----    ----------      ----------
BALANCE AT MARCH 31, 1995               500         500      456,150          456,650
 Net income                               -           -      152,643          152,643
                                       ----       -----    ----------      ----------
BALANCE AT MARCH 31, 1996               500         500      608,793          609,293
 Net income                               -           -      259,380          259,380
                                       ----       -----    ----------      ----------
BALANCE AT MARCH 31, 1997               500        $500    $ 868,173        $ 868,673
                                       ====       =====    ==========      ==========


   The accompanying notes are an integral part of these financial statements.

                             DKG ENTERPRISES, INC.
                           STATEMENTS OF CASH FLOWS


                                                                               YEAR ENDED MARCH 31,
                                                                   ---------------------------------------------
                                                                      1995            1996            1997
                                                                   -------------   -------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                                          $  102,068      $  152,643     $   353,864
 Adjustments to reconcile net income to net cash provided by
  (used in) operating activities-
  Depreciation                                                           36,123          41,330          48,284
  Gain on sale of assets                                                      -               -          (5,684)
  Conversion of interest to debt                                          8,690               -               -
  Changes in operating assets and liabilities-
   Accounts receivable                                                        -               -         (17,161)
   Merchandise inventories                                             (485,778)       (326,323)       (450,805)
   Prepaid expenses and other current assets                                586          (6,632)        (37,753)
   Customer deposits                                                     54,856         (40,103)        113,047
   Accounts payable, accrued liabilities and federal income
     taxes payable                                                      190,598         (88,133)        228,189
   Deferred income taxes                                                    721          32,880         (64,552)
                                                                      ----------      ----------    ------------
     Net cash provided by (used in) operating activities                (92,136)       (234,338)        167,429
                                                                      ----------      ----------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment                                    (78,987)        (67,012)       (164,438)
 Proceeds from sale of property and equipment                                 -               -          21,933
                                                                      ----------      ----------    ------------
     Net cash used in investing activities                              (78,987)        (67,012)       (142,505)
                                                                      ----------      ----------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Principal payments on long-term obligations                           (810,000)       (507,450)     (1,447,810)
 Proceeds from issuance of long-term obligations and borrowings
  on line of credit                                                     981,548         809,000       1,431,000
                                                                      ----------      ----------    ------------
     Net cash provided by (used in) financing activities                171,548         301,550         (16,810)
                                                                      ----------      ----------    ------------
NET INCREASE IN CASH                                                        425             200           8,114
CASH, beginning of period                                                 2,535           2,960           3,160
                                                                      ----------      ----------    ------------
CASH, end of period                                                  $    2,960      $    3,160     $    11,274
                                                                      ==========      ==========    ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
  Cash paid during the period for-
   Interest                                                          $   40,846      $   51,511     $    82,311
   Income taxes                                                         100,339          50,084          47,325



   The accompanying notes are an integral part of these financial statements.

                              DKG ENTERPRISES, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:


DKG Enterprises, Inc. (the Company), d/b/a North Pole City is a retailer and marketer of Christmas and other contemporary collectibles such as ornaments, lighted houses and figurines from vendors, including Department 56, Enesco, Giuseppe Armani and Disney. North Pole City has been in operation since 1984. It has one "superstore" of approximately 15,000 square feet of retail space and a free-standing retail outlet of approximately 1,500 square feet both located in Oklahoma City, Oklahoma.

The Company's business is seasonal, with its highest levels occurring in its third fiscal quarter. This period, which includes the Christmas selling season, accounted for approximately 68 percent, 63 percent, and 67 percent of the Company's net sales for years ended March 31, 1995 and 1996 and for the nine months ended December 31, 1996, respectively.

The Company and its shareholders intend to enter into a definitive agreement with Collectibles USA, Inc. (Collectibles), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of Collectibles common stock concurrent with the consummation of the initial public offering of the common stock of Collectibles.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Merchandise Inventories

Merchandise inventories are stated at the lower of cost or market, determined by the weighted average cost method.

     Property and Equipment

Property and equipment are recorded at cost. Depreciation and amortization are determined using the straight-line method based on the estimated useful life of the respective asset. Leasehold improvements are amortized over the shorter of the estimated useful life or the remaining lease term. Expenditures for major renewals and betterments are capitalized while maintenance and repairs are expensed. When property is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the statements of operations.

     Revenue Recognition

The Company recognizes revenue from in-store sales upon delivery of merchandise to the customer and receipt of payment. Revenues from mail order sales are recognized upon shipment to the customer and receipt of payment. Customer deposits consist of collections on layaway sales. Layaways are recorded as revenue upon receipt of final payment and delivery of the merchandise to the customer.

     Cost of Sales

Included in cost of sales are cost of merchandise sold and shipping costs.

     Advertising Expenses

Advertising expenses are expensed in the month incurred, subject to reduction by reimbursement from vendors. Advertising expenses, net of vendor reimbursements, were approximately $106,000, $112,000 and $180,000 during the years ended March 31, 1995, 1996 and 1997, respectively.

     Fair Value of Financial Instruments

The Company's financial instruments consist of cash, accounts receivable, accounts payable and debt. The carrying amount of these financial instruments approximates fair value due either to length of maturity or existence of interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

                              DKG ENTERPRISES, INC.
                  NOTES TO FINANCIAL STATEMENTS - (Continued)

     Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. PROPERTY AND EQUIPMENT:

Property and equipment consist of the following:

                                               ESTIMATED
                                                USEFUL                 MARCH 31,
                                                LIVES        -----------------------------
                                               (YEARS)          1996            1997
                                               -----------   -------------   -------------
   Furniture, fixtures and equipment           5               $  297,553      $  348,001
   Leasehold improvements                      5                   38,773         150,222
   Vehicles                                    5                   37,999          24,290
                                                                ----------      ----------
                                                                  374,325         522,513
   Less- Accumulated depreciation                                (261,813)       (310,097)
                                                                ----------      ----------
                                                               $  112,512      $  212,416
                                                                ==========      ==========

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

Accounts payable and accrued liabilities consist of the following:

                                                     MARCH 31,
                                              ------------------------
                                                1996         1997
                                              -----------   ----------
     Accounts payable, trade                  $ 138,602     $ 248,502
     Accrued liabilities                        132,000       132,000
     Sales taxes and other payables              70,117       181,132
                                              ----------    ----------
                                              $ 340,719     $ 561,634
                                              ==========    ==========

5. LINE OF CREDIT AND LONG-TERM OBLIGATIONS:

     Line of Credit

The Company has a line of credit with a bank, under which it may borrow up to $700,000. The line of credit previously had an interest rate at the prime rate plus 1.50 percent (9.75 percent at March 31, 1996) until May 1996 when renewed. The renewed line of credit bears interest at the prime rate plus 1 percent (9.50 percent at March 31, 1997). Borrowings under the line of credit were $395,000 and $410,000 at March 31, 1996, and 1997, respectively. The line of credit is secured by the Company's assets and the personal guarantee of a shareholder.

     Long-Term Obligations

The Company has a note payable to a bank with a balance of approximately $412,000 and $380,000 at March 31, 1996, and 1997, respectively. It matures on February 27, 2005, and bears interest at the prime rate plus 1.25 percent (9.75 percent at March 31, 1996, and 1997). Interest and principal payments of approximately $6,000 are due monthly. The note is secured by the Company's assets and the personal guarantee of a shareholder.

                              DKG ENTERPRISES, INC.
                  NOTES TO FINANCIAL STATEMENTS - (Continued)

At March 31, 1997, future principal payments of long-term obligations are as follows:

                    Year ending March 31,
                    1998                              32,989
                    1999                              38,774
                    2000                              42,728
                    2001                              47,085
                    Thereafter                       218,402
                                                    ---------
                                                    $379,978
                                                    =========

6. INCOME TAXES:

The Company provides for income taxes under the asset and liability method which provides the method for determining the appropriate asset and liability for deferred taxes which are computed by applying applicable tax rates to temporary (timing) differences. Therefore, expenses recorded for financial statement purposes before they are deducted for tax purposes create temporary differences which give rise to deferred tax assets. Expenses deductible for tax purposes before they are recognized in the financial statements create temporary differences which give rise to deferred tax liabilities.

Deferred income taxes are provided in recognition of temporary differences in reporting certain transactions for financial reporting and income tax reporting purposes.

The provision (benefit) for income taxes for the years ended March 31, 1995, 1996 and 1997 is as follows:

                                YEARS ENDED MARCH 31,
                        --------------------------------------
                         1995         1996          1997
                        ----------   ----------   ------------
     Current             $ 65,519     $ 63,259      $ 236,479
     Deferred                 721       32,880        (68,435)
                         ---------    ---------      ---------
                         $ 66,240     $ 96,139      $ 168,044
                         =========    =========      =========

Actual income tax expense differs from income tax expense computed by applying the U.S. federal statutory corporate tax rate of 34 percent to income before income taxes as follows:

                                                              YEARS ENDED MARCH 31,
                                                        ----------------------------------
                                                         1995        1996        1997
                                                        ---------   ---------   ----------
     Statutory federal rate                                34.00%      34.00%       34.00%
     Expenses not deductible for tax purposes               1.25         .61         1.21
     State income taxes                                     4.11        4.03         4.10
                                                         -------     -------      -------
                                                           39.36%      38.64%       39.31%
                                                         =======     =======      =======

                              DKG ENTERPRISES, INC.
                  NOTES TO FINANCIAL STATEMENTS - (Continued)

The significant components of the deferred tax assets and liabilities at March 31, 1995, 1996, and 1997 are as follows:

                                                                 MARCH 31,
                                                 ------------------------------------------
                                                   1995           1996           1997
                                                 ------------   ------------   ------------
     Deferred tax assets-
      Accruals                                        14,257          16,206        32,157
      State taxes                                      2,346           4,113           435
                                                 -----------      ----------   -----------
         Total deferred tax assets                    16,603          20,319        32,592
                                                 -----------      ----------   -----------
     Deferred tax liabilities-
      Inventory                                      (56,854)        (87,198)      (22,814)
      Property and equipment                      $   (3,408)     $   (9,660)   $  (17,881)
                                                  -----------      ----------   -----------
        Total deferred tax liabilities               (60,262)        (96,858)      (40,695)
                                                  -----------      ----------   -----------
     Net deferred tax liabilities                 $  (43,659)     $  (76,539)   $   (8,103)
                                                  ===========      ==========   ===========

A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. Management of the Company believes the net deferred tax assets will be utilized in full based on the nature of the assets, the Company's estimates of the timing of reversals of temporary differences and the generation of taxable income before such reversals.

7. COMMITMENTS AND CONTINGENCIES:

     Lease Obligation

The Company leases its rental space and warehouse from a shareholder and leases an automobile under operating leases that expire in February 1997, December 1997 and January 1999, respectively. Rental expense for the years ended March 31, 1995, 1996, and 1997 was approximately $108,000, $125,000 and $134,000, respectively. The following represents future minimum rental payments under noncancelable operating leases:

                    Year ending March 31,
                    1998                            $50,964
                    1999                             10,220
                                                    --------
                                                    $61,184
                                                    ========


     Litigation

The Company is subject to legal actions arising in the ordinary course of business. Management does not believe that the outcome of any such legal action would have a material adverse effect on the Company's financial position or results of operations.

8. RELATED-PARTY TRANSACTIONS:

The Company leases its rental space from a shareholder. Monthly lease payments are approximately $14,115, which approximates fair market value.

                              DKG ENTERPRISES, INC.
                  NOTES TO FINANCIAL STATEMENTS - (Continued)

9. SIGNIFICANT SUPPLIERS:

During the years ended March 31, 1995, 1996, and 1997 one supplier accounted for 26 percent and two suppliers accounted for 32 percent and 35 percent, respectively, of total inventory purchases.

10. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT
    PUBLIC ACCOUNTANTS (UNAUDITED):

The Company and its shareholders have entered into a definitive agreement with Collectibles providing for the acquisition of the Company by Collectibles.

Concurrent with the acquisition, the Company will enter into agreements with the shareholders to lease retail and warehouse space used in the Company's operations for a negotiated amount and term.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Elwell Stores, Inc.:

We have  audited  the  accompanying  balance  sheets of Elwell  Stores,  Inc. (a
Florida corporation), as of December 31, 1995 and 1996, and the related statements of operations, shareholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Elwell Stores, Inc., as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
March 5, 1997

                               ELWELL STORES, INC.
                                 BALANCE SHEETS

                                                                               DECEMBER 31,
                                                                      ------------------------------    MARCH 31,
                                                                           1995            1996            1997
                                                                      -------------   --------------   -------------
                                                                                                       (UNAUDITED)
                             ASSETS
CURRENT ASSETS:
 Cash                                                                   $   69,406      $   113,084      $   106,299
 Merchandise inventories                                                   510,354          853,733          871,147
 Prepaid expenses and other current assets                                   3,957            2,064            1,512
                                                                         ----------      -----------      -----------
  Total current assets                                                     583,717          968,881          978,958
PROPERTY AND EQUIPMENT, net                                                144,884          122,756          117,353

OTHER ASSETS                                                                 7,197            5,375            8,342
                                                                         ----------      -----------      -----------
  Total assets                                                          $  735,798      $ 1,097,012      $ 1,104,653
                                                                         ==========      ===========      ===========
           LIABILITIES AND SHAREHOLDERS' (DEFICIT) EQUITY
CURRENT LIABILITIES:
 Customer deposits                                                      $        -      $    10,021      $    12,492
 Accounts payable and accrued liabilities                                  416,863          634,367          587,607
 Current maturities of long-term obligations                                72,377          153,303          305,246
                                                                         ----------      -----------      -----------
  Total current liabilities                                                489,240          797,691          905,345

LONG-TERM OBLIGATIONS, net of current maturities                           353,730          368,333          352,491
                                                                         ----------      -----------      -----------
  Total liabilities                                                        842,970        1,166,024        1,257,836
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' (DEFICIT) EQUITY:
 Common stock, $5 par, 100 shares authorized and outstanding                   500              500              500
 Additional paid-in capital                                                 99,275           99,275           99,275
 Deficit                                                                  (206,947)        (168,787)        (252,958)
                                                                         ----------      -----------      -----------
  Total shareholders' (deficit) equity                                    (107,172)         (69,012)        (153,183)
                                                                         ----------      -----------      -----------
  Total liabilities and shareholders' (deficit) equity                  $  735,798      $ 1,097,012      $ 1,104,653
                                                                         ==========      ===========      ===========


   The accompanying notes are an integral part of these financial statements.

                               ELWELL STORES, INC.
                            STATEMENTS OF OPERATIONS

                                                                            THREE MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,             MARCH 31,
                                           ---------------------------   -------------------------
                                             1995           1996            1996         1997
                                           ------------   ------------   ----------- -------------
                                                                                (UNAUDITED)
NET SALES                                    $1,838,788     $2,492,809    $ 557,651    $  581,159
COST OF SALES                                 1,101,758      1,301,468      284,484       322,780
                                            -----------    -----------     ---------    ----------
  Gross profit                                  737,030      1,191,341      273,167       258,379

SELLING, GENERAL AND ADMINISTRATIVE
 EXPENSES                                       628,543        934,764      204,129       262,120
                                            -----------    -----------     ---------    ----------
  Income from operations                        108,487        256,577       69,038        (3,741)

OTHER (INCOME) EXPENSE:
 Interest expense                                41,058         48,826       11,627        10,921
 Other, net                                          95         11,520          (60)          (90)
                                            -----------    -----------     ---------    ----------
NET INCOME                                   $   67,334     $  196,231    $  57,471    $  (14,572)
                                            ===========    ===========     =========    ==========



   The accompanying notes are an integral part of these financial statements.

                               ELWELL STORES, INC.
                  STATEMENTS OF SHAREHOLDERS' (DEFICIT) EQUITY


                                           COMMON STOCK       ADDITIONAL                         TOTAL
                                       --------------------    PAID-IN                        SHAREHOLDERS'
                                        SHARES     AMOUNTS     CAPITAL        DEFICIT       (DEFICIT) EQUITY
                                       --------   ---------   ------------   ------------   -----------------
BALANCE AT DECEMBER 31, 1994               100        $500        $99,275     $ (174,805)       $   (75,030)
 Net income                                  -           -              -         67,334             67,334
 Distributions                               -           -              -        (99,476)           (99,476)
                                          ----       -----       --------     -----------       -----------
BALANCE AT DECEMBER 31, 1995               100         500         99,275       (206,947)          (107,172)
 Net income                                  -           -              -        196,231            196,231
 Distributions                               -           -              -       (158,071)          (158,071)
                                          ----       -----       --------     -----------       -----------
BALANCE AT DECEMBER 31, 1996               100         500         99,275       (168,787)           (69,012)
 Net loss (unaudited)                        -           -              -        (14,572)           (14,572)
 Distributions (unaudited)                   -           -              -        (69,599)           (69,599)
                                          ----       -----       --------     -----------       -----------
BALANCE AT MARCH 31, 1997
 (unaudited)                               100        $500        $99,275     $ (252,958)       $  (153,183)
                                          ====       =====       ========     ===========       ===========


   The accompanying notes are an integral part of these financial statements.

                               ELWELL STORES, INC.
                            STATEMENTS OF CASH FLOWS



                                                                                                 THREE MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,           MARCH 31,
                                                                 --------------------------- ---------------------------
                                                                     1995          1996         1996          1997
                                                                 ------------- ------------- ------------ -------------
                                                                                                    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)                                                 $   67,334    $  196,231    $  57,471   $  (14,572)
 Adjustments to reconcile net income to net cash provided by operating activities-
  Depreciation and amortization                                        31,283        39,168        5,437        5,403
  Loss on sale of assets                                                    -        11,880            -            -
  Changes in operating assets and liabilities-
   Merchandise inventories                                           (113,546)     (343,379)     (21,956)     (17,414)
   Prepaid expenses and other current assets                           (1,541)        1,893       (1,836)         552
   Customer deposits                                                        -        10,021            -        2,471
   Accounts payable and accrued liabilities                           120,475       217,504      (75,138)     (46,760)
   Other assets                                                        (1,707)        1,822         (854)      (2,967)
                                                                     ---------    ----------     --------    ----------
     Net cash provided by operating activities                        102,298       135,140      (36,876)     (73,287)
                                                                     ---------    ----------     --------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment                                 (120,475)      (63,420)       7,479            -
 Proceeds from sale of property and equipment                          15,884        34,500            -            -
                                                                     ---------    ----------     --------    ----------
     Net cash used in investing activities                           (104,591)      (28,920)       7,479            -
                                                                     ---------    ----------     --------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of long-term obligations                      453,666       590,009       57,157      150,000
 Principal payments on long-term obligations                         (314,834)     (494,480)     (13,413)     (13,899)
 Distributions to shareholders                                        (99,476)     (158,071)     (29,441)     (69,599)
                                                                     ---------    ----------     --------    ----------
     Net cash provided by (used in) financing activities               39,356       (62,542)      14,303       66,502
                                                                     ---------    ----------     --------    ----------
NET INCREASE (DECREASE) IN CASH                                        37,063        43,678      (15,094)      (6,785)

CASH, beginning of period                                              32,343        69,406       69,406      113,084
                                                                     ---------    ----------     --------    ----------
CASH, end of period                                                $   69,406    $  113,084    $  54,312   $  106,299
                                                                     =========    ==========     ========    ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
 Cash paid during the period for interest                          $   41,058    $   48,826    $  11,717   $   10,921


   The accompanying notes are an integral part of these financial statements.

                               ELWELL STORES, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:


Elwell Stores, Inc. (the Company), d/b/a The Reef Hallmark Shop is a retailer and marketer of contemporary collectibles, including ornaments, figurines, lighthouses, lighted ceramic houses and crystals from vendors, including Enesco, Swarovski, Disney, Department 56 and Hallmark. The Company has been in operation since 1959 and has one strip mall-based store located in West Palm Beach, Florida.

The Company's business is seasonal, with its highest levels of sales occurring in its fourth fiscal quarter. This period, which includes the Christmas selling season, accounted for approximately 34 percent and 31 percent of the Company's net sales for the years ended December 31, 1995 and 1996, respectively.


The Company and its shareholders intend to enter into a definitive agreement with Collectibles USA, Inc. (Collectibles), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of Collectibles common stock concurrent with the consummation of the initial public offering of the common stock of Collectibles.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    Merchandise Inventories

Merchandise inventories are stated at the lower of cost or market, determined by the weighted average cost method.

    Property and Equipment

Property and equipment are recorded at cost. Depreciation is determined using an accelerated method based on the estimated useful life of the respective asset. Leasehold improvements are amortized over the shorter of the estimated useful life or the remaining lease term. Expenditures for major renewals and betterments are capitalized while maintenance and repairs are expensed. When property is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the statements of operations.

    Revenue Recognition

The Company recognizes revenue from in-store sales upon delivery of merchandise to the customer and receipt of payment. Revenues from mail order sales are recognized upon shipment to the customer and receipt of payment. Customer deposits are collections on layaway sales. Upon receipt of final payment, the item is delivered to the customer and the sale is recorded as revenue.

    Cost of Sales

Included in cost of sales are costs of merchandise sold and shipping costs.

    Advertising Expenses


Advertising expenses are expensed in the month incurred, subject to reduction by reimbursement from vendors. Advertising expenses, net of vendor reimbursements, were approximately $71,000, $113,000 and $27,000 during the years ended December 31, 1995 and 1996 and the three months ended March 31, 1997, respectively.

    Income Taxes

For income tax purposes, the Company and its shareholders have elected to be treated as an S Corporation under the Internal Revenue Code and a similar section in the state code. In accordance with the provisions of such elections, the Company's income and losses were passed through to its shareholders; accordingly, no provision for income taxes has been recorded.

                              ELWELL STORES, INC.
                  NOTES TO FINANCIAL STATEMENTS - (Continued)

    Fair Value of Financial Instruments

The Company's financial instruments consist of cash, accounts payable and debt. The carrying amount of these financial instruments approximates fair value due either to length of maturity or existence of interest rates that approximate prevailing market rates.

    Use of Estimates


The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Interim Financial Information

The interim financial statements as of March 31, 1997, and for the three months ended March 31, 1996 and 1997, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.


3. PROPERTY AND EQUIPMENT:

Property and equipment consist of the following:


                                                 ESTIMATED
                                                 USEFUL LIVES
                                                  (YEARS)          1995            1996
                                                 -------------   ------------   -------------
     Furniture, fixtures and equipment  ......           7         $  82,963      $  116,046
     Leasehold improvements ..................          14            60,442          60,442
     Vehicles   ..............................           5            74,263          47,832
                                                                    ---------      ----------
                                                                     217,668         224,320
     Less- Accumulated depreciation  .........                       (72,784)       (101,564)
                                                                    ---------      ----------
                                                                   $ 144,884      $  122,756
                                                                    =========      ==========


4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

Accounts payable and accrued liabilities consist of the following:


                                   1995         1996
                                  ----------   ---------
Accounts payable, trade  ......   $332,130     $512,982
Accrued liabilities   .........     66,000       99,000
Other  ........................     18,733       22,385
                                  ---------    ---------
                                  $416,863     $634,367
                                  =========    =========

                              ELWELL STORES, INC.
                  NOTES TO FINANCIAL STATEMENTS - (Continued)

5. LONG-TERM OBLIGATIONS:

Long-term obligations consist of the following:


                                                                                   1995           1996
                                                                                 -----------   -------------
Bank term loan due in monthly installments, including interest at prime plus
 2% (11.25% at December 31, 1995), repaid in 1996  ...........................     $ 368,269     $        -
Bank term loans due in monthly installments through November 2000, including
 interest ranging from 7.5% to 10% ...........................................        57,838         39,027
Note payable to bank, interest at 10.15%, principal and interest due Septem-
 ber 1997                                                                                  -         99,650
Bank term loan due in monthly installments, including interest at 8.25%,
 through April 2004  .........................................................             -        382,959
                                                                                    ---------     ----------
                                                                                     426,107        521,636
Less- Current maturities   ...................................................       (72,377)      (153,303)
                                                                                    ---------     ----------
  Long-term obligations, net of current maturities ...........................     $ 353,730     $  368,333
                                                                                    =========     ==========



The  bank  term  loans  are   collateralized  by  personal   guarantees  of  the
shareholders as well as the Company's property and equipment, and inventory. The note payable due September 1997 is unsecured.

The Company maintains a $180,000 line of credit which expires in July 1997. There were no borrowings on the line of credit as of December 31, 1995 and 1996. The Company had borrowings of $150,000 on the line of credit as of March 31, 1997. The borrowings are collateralized by the personal guarantees of the Company's shareholders.

Scheduled principal maturities of long-term obligations as of December 31, 1996, are as follows:


                         Year ending December 31,
                         1997   ..................   $153,303
                         1998   ..................     57,049
                         1999   ..................     53,909
                         2000   ..................     54,497
                         Thereafter   ............    202,878
                                                     ---------
                                                     $521,636
                                                     =========

6. COMMITMENTS AND CONTINGENCIES:

    Lease Obligations

The Company leases retail facilities under an operating lease, expiring on July 31, 2002. Additionally, the Company maintains an operating lease on an automobile for an officer and shareholder of the Company. Rent expense for the years ended December 31, 1995 and 1996, was approximately $72,000 and $94,000, respectively. Future minimum lease payments under noncancelable operating leases are as follows.

                          Year ending December 31,
                          1997   ..................   $ 94,134
                          1998   ..................     96,360
                          1999   ..................     93,765
                          2000   ..................     97,515
                          Thereafter   ............    101,417
                                                      ---------
                                                      $483,191
                                                      ========

                              ELWELL STORES, INC.
                  NOTES TO FINANCIAL STATEMENTS - (Continued)

    Litigation


The Company is subject to legal actions arising in the ordinary course of business. Management does not believe that the outcome of any such legal action would have a material adverse effect on the Company's financial position or results of operations.

7. RELATED-PARTY TRANSACTIONS:

The Company leases warehouse space from a partnership made up of the Company's shareholders and third parties. There are two warehouse spaces currently being leased from the partnership, and both are on a month-to-month lease. Monthly lease payments are approximately $1,300, which approximates fair market value.

8. SIGNIFICANT SUPPLIERS:

During the years ended December 31, 1995 and 1996, three suppliers accounted for 68 percent of total inventory purchases.

9. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

The Company and its shareholders have entered into a definitive agreement with Collectibles providing for the acquisition of the Company by Collectibles.

Concurrent with the acquisition, the Company will enter into agreements with the shareholders to lease warehouse space used in the Company's operations for a negotiated amount and term.


In connection with the acquisition, the Company will distribute certain assets to the shareholders, consisting of automobiles with a total net carrying value of approximately $20,592 as of December 31, 1996. Had these transactions been recorded at December 31, 1996, the effect on the accompanying balance sheet would be a decrease in assets of approximately $44,485, liabilities of $23,893 and shareholders' equity of $20,592.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Animation U.S.A., Inc.:

We have audited the accompanying balance sheet of Animation U.S.A., Inc. (a Washington corporation), as of December 31, 1996, and the related statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Animation U.S.A., Inc., as of December 31, 1996, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP

Houston, Texas
May 5, 1997

                            ANIMATION U.S.A., INC.
                                 BALANCE SHEETS


                                                                              DECEMBER 31,     MARCH 31,
                                                                                 1996            1997
                                                                              --------------   ------------
                                                                                               (UNAUDITED)
                                 ASSETS

CURRENT ASSETS:
 Cash .....................................................................      $    4,824      $   56,727
 Accounts receivable ......................................................               -          16,360
 Merchandise inventories   ................................................         321,653         282,881
 Prepaid expenses and other current assets   ..............................           6,994           6,994
 Deferred tax asset  ......................................................          25,319          30,213
                                                                                   ----------     ----------
  Total current assets  ...................................................         358,790         393,175
PROPERTY AND EQUIPMENT, net   .............................................          72,176          69,162
                                                                                   ----------     ----------
  Total assets ............................................................      $  430,966      $  462,337
                                                                                   ==========     ==========
                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
 Customer deposits   ......................................................      $   13,775      $   22,384
 Accounts payable and accrued liabilities .................................         231,714         231,526
 Federal income taxes payable .............................................          32,835          34,722
 Line of credit   .........................................................          72,494          87,014
 Current maturities of long-term obligations ..............................          38,454          38,454
                                                                                   ----------     ----------
  Total current liabilities   .............................................         389,272         414,100

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
 Class A common stock, no par, 1,000,000 shares authorized, 196,840 shares
  outstanding  ............................................................          85,200          85,200
 Class B common stock, no par, 500,000 shares authorized and outstanding.           107,500         107,500
 Deficit ..................................................................        (151,006)       (144,463)
                                                                                   ----------     ----------
  Total shareholders' equity  .............................................          41,694          48,237
                                                                                   ----------     ----------
  Total liabilities and shareholders' equity ..............................      $  430,966      $  462,337
                                                                                   ==========     ==========



   The accompanying notes are an integral part of these financial statements.

                            ANIMATION U.S.A., INC.
                            STATEMENTS OF OPERATIONS



                                                                 THREE MONTHS ENDED
                                               YEAR ENDED             MARCH 31,
                                               DECEMBER 31,    -----------------------
                                                  1996           1996         1997
                                               -------------   -----------   ---------
                                                                     (UNAUDITED)
NET SALES  .................................    $1,716,410      $ 448,828    $340,760
COST OF SALES ..............................       840,283        205,297     136,622
                                                 -----------     ---------   ---------
 Gross profit ..............................       876,127        243,531     204,138
SELLING, GENERAL AND ADMINISTRATIVE
 EXPENSES  .................................       845,100        201,745     187,556
                                                 -----------     ---------   ---------
 Income from operations   ..................        31,027         41,786      16,582
OTHER EXPENSE:
 Interest expense   ........................         9,349          1,749       2,685
                                                 -----------     ---------   ---------
INCOME BEFORE INCOME TAXES   ...............        21,678         40,037      13,897
PROVISION (BENEFIT) FOR INCOME TAXES  ......         8,944           (800)      5,268
                                                 -----------     ---------   ---------
NET INCOME .................................    $   12,734      $  40,837    $  8,629
                                                 ===========     =========   =========



   The accompanying notes are an integral part of these financial statements.

                            ANIMATION U.S.A., INC.
                       STATEMENT OF SHAREHOLDERS' EQUITY


                                                CLASS A             CLASS B
                                             COMMON STOCK         COMMON STOCK                      TOTAL
                                          ------------------- --------------------              SHAREHOLDERS'
                                           SHARES    AMOUNT     SHARES    AMOUNT     DEFICIT       EQUITY
                                          --------- --------- --------- ---------- ------------ --------------
BALANCE AT DECEMBER 31, 1995 ............  190,000   $51,000   500,000   $107,500   $ (154,776)     $  3,724
 Conversion of shareholder loan to Class
  A common stock ........................    6,840    34,200         -          -            -        34,200
 Net income   ...........................        -         -         -          -       12,734        12,734
 Distributions   ........................        -         -         -          -       (8,964)       (8,964)
                                           --------  --------  --------  ---------  -----------     --------
BALANCE AT DECEMBER 31, 1996 ............  196,840    85,200   500,000    107,500     (151,006)       41,694
 Net income (unaudited)   ...............        -         -         -          -        8,629         8,629

 Distributions (unaudited)   ............        -         -         -          -       (2,086)       (2,086)
                                           --------  --------  --------  ---------  -----------     --------
BALANCE AT MARCH 31, 1997
 (unaudited)  ...........................  196,840   $85,200   500,000   $107,500   $ (144,463)     $ 48,237
                                           ========  ========  ========  =========  ===========     ========



   The accompanying notes are an integral part of these financial statements.

                            ANIMATION U.S.A., INC.
                            STATEMENTS OF CASH FLOWS



                                                                                                 THREE MONTHS ENDED
                                                                                 YEAR ENDED          MARCH 31,
                                                                                DECEMBER 31,  ------------------------
                                                                                    1996         1996        1997
                                                                                ------------- ----------- ------------
                                                                                                    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income  ..................................................................    $  12,734    $  40,837   $   8,629
 Adjustments to reconcile net income to net cash used in operating activities-
  Depreciation  ...............................................................       12,057        3,014       3,014
  Changes in operating assets and liabilities-
   Accounts receivable   ......................................................            -       (8,842)    (16,360)
   Merchandise inventories  ...................................................      (19,765)     (22,114)     38,772
   Deferred tax asset .........................................................       (6,932)           -      (4,894)
   Customer deposits  .........................................................      (19,754)      21,995       8,609
   Accounts payable and accrued liabilities   .................................      (55,882)     (49,850)       (188)
   Federal income taxes payable   .............................................        6,691            -       1,887
                                                                                     --------    --------    ---------
     Net cash (used in), provided by operating activities .....................      (70,851)     (14,960)     39,469
                                                                                     --------    --------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment ..........................................      (28,862)           -           -
                                                                                     --------    --------    ---------
   Net cash used in investing activities   ....................................      (28,862)           -           -
                                                                                     --------    --------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Principal payments on line of credit and current maturities of long-term ob-
  ligations  ..................................................................      (18,860)      (6,118)          -
 Proceeds from issuance of line of credit and current obligations  ............       46,454            -      14,520
 Distributions to shareholders ................................................       (8,964)      (2,745)     (2,086)
                                                                                     --------    --------    ---------
   Net cash provided by financing activities  .................................       18,630       (8,863)     12,434
                                                                                     --------    --------    ---------
NET (DECREASE) INCREASE IN CASH   .............................................      (81,083)     (23,823)     51,903
CASH, beginning of period   ...................................................       85,907       85,907       4,824
                                                                                     --------    --------    ---------
CASH, end of period   .........................................................    $   4,824    $  62,084   $  56,727
                                                                                     ========    ========    =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Conversion of shareholder loan to Class A common stock   .....................    $  34,200    $       -   $       -
 Cash paid during the period for-
  Interest   ..................................................................        9,349        1,352       1,888
  Income taxes  ...............................................................        2,253            -           -



   The accompanying notes are an integral part of these financial statements.

                             ANIMATION U.S.A., INC.

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:


Animation U.S.A., Inc. (the Company), is a retail and wholesale marketer of animation art such as vintage original production cels, limited edition cels and sericels. Animation USA has been in operation since 1990 and has two free-standing galleries, of which one is located in Seattle, Washington and one is located in San Francisco, California.


Although the Company's business is not seasonal, sales fluctuations between quarters do occur and are largely the result of the timing and frequency of in-store artists signings and other promotional events.

The Company and its shareholders intend to enter into a definitive agreement with Collectibles USA, Inc. (Collectibles), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of Collectibles common stock concurrent with the consummation of the initial public offering of the common stock of Collectibles.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    Merchandise Inventories

Merchandise inventories are stated at the lower of cost or market, determined by the specific identification method.

    Property and Equipment

Property and equipment are recorded at cost. Depreciation is determined using the straight-line method based on the estimated useful life of the respective asset. Expenditures for major renewals and betterments are capitalized while maintenance and repairs are expensed. When property is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the statements of operations.

    Revenue Recognition

The Company recognizes revenue from sales upon delivery of merchandise to the customer and receipt of payment. Customer deposits consist of collections on layaway sales. Upon receipt of final payment, the item is delivered to the customer and the sale is recorded as revenue.

    Cost of Sales

Included in cost of sales are cost of merchandise sold, framing and shipping costs.

    Advertising Expenses


Advertising expenses are expensed in the month incurred and were approximately $23,000 for the year ended December 31, 1996 and $7,600 for the three months ended March 31, 1997.

    Fair Value of Financial Instruments

The Company's financial instruments consist of cash, accounts payable and debt. The carrying amount of these financial instruments approximates fair value due either to length of maturity or existence of interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

    Use of Estimates


The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                            ANIMATION U.S.A., INC.
                  NOTES TO FINANCIAL STATEMENTS - (Continued)


    Interim Financial Information

The interim financial statements as of March 31, 1997, and for the three months ended March 31, 1996 and 1997, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.


3. PROPERTY AND EQUIPMENT:

Property and equipment at December 31, 1996, consist of the following:


                                                  ESTIMATED
                                                 USEFUL LIVES     DECEMBER 31,
                                                   (YEARS)           1996
                                                 --------------   -------------
     Vehicle .................................             7         $  25,707
     Furniture, fixtures and equipment  ......          5-10            74,158
     Leasehold improvements ..................            10            18,935
                                                                       --------
                                                                       118,800
     Less-Accumulated depreciation   .........                         (46,624)
                                                                       ---------
                                                                     $  72,176
                                                                       =========


4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:


Accounts payable and accrued liabilities at December 31, 1996, consist of the following:


                                        DECEMBER 31,
                                           1996
                                        -------------
      Accounts payable, trade  ......       $ 69,482
      Accrued compensation  .........        150,000
      Other  ........................         12,232
                                           ---------
                                            $231,714
                                           =========



5. LINE OF CREDIT AND CURRENT MATURITIES OF LONG-TERM OBLIGATIONS:


    Line of Credit

The Company has a line of credit with a bank, under which it may borrow up to $180,000. The line of credit bears interest at 10.75 percent. Borrowings under the line of credit were $72,494 and $87,014 at December 31, 1996, and March 31, 1997, respectively. The line of credit is secured by the Company's inventory.

    Current Maturities of Long-Term Obligations

The Company has two obligations to a bank of $22,000 and $16,454 bearing interest at 10.75% and 8.49%, respectively, maturing through July 2002.

                            ANIMATION U.S.A., INC.
                  NOTES TO FINANCIAL STATEMENTS - (Continued)

6. INCOME TAXES:

The Company provides for income taxes under the asset and liability method which provides the method for determining the appropriate asset and liability for deferred taxes which are computed by applying applicable tax rates to temporary (timing) differences. Therefore, expenses recorded for financial statement purposes before they are deducted for tax purposes create temporary differences which give rise to deferred tax assets. Expenses deductible for tax purposes before they are recognized in the financial statements create temporary differences which give rise to deferred tax liabilities.


Deferred income taxes are provided in recognition of temporary differences in reporting certain transactions for financial reporting and income tax reporting purposes.


The provision for income taxes for the year ended December 31, 1996, is as follows:


       Current .........................................       $8,944
       Deferred ........................................           --
                                                               ------
                                                               $8,944
                                                               ======



Actual income tax expense differs from income tax expense computed by applying the U.S. federal statutory corporate tax rate of 34 percent to income before income taxes as follows:



       Statutory federal rate  ........................       34.0%
       Expenses not deductible for tax purposes  ......        5.0
       State income taxes   ...........................        2.3
                                                            ------
                                                              41.3%
                                                            ======


The significant components of the deferred tax asset at December 31, 1996, are as follows:


          Deferred tax asset-
               Accrued liabilities ............   $14,421
               Other   ........................    10,898
                                                  --------
               Total deferred tax asset  ......   $25,319
                                                  ========




A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. Management of the Company believes the net deferred tax asset will be utilized in full based on the nature of the asset, the Company's estimates of the timing of reversals of temporary differences and the generation of taxable income before such reversals.

                            ANIMATION U.S.A., INC.
                  NOTES TO FINANCIAL STATEMENTS - (Continued)

7. COMMITMENTS AND CONTINGENCIES:

    Lease Obligations

The Company leases retail facilities and computer equipment under operating leases that expire through December 1999. Rent expense during 1996 was approximately $133,000. Future minimum lease payments under noncancelable operating leases are as follows:


                              Year ending December 31,
                              1997   ..................   $127,720
                              1998   ..................     41,372
                              1999   ..................      7,161
                                                          ---------
                                                          $176,253
                                                          =========

    Litigation


The Company is subject to legal actions arising in the ordinary course of business. Management does not believe that the outcome of any such legal action would have a material adverse effect on the Company's financial position or results of operations.

    Distribution Agreement

On February 1, 1997, the Company entered into a 15-month distribution agreement to purchase and distribute animated art products with a major studio supplier.


    Stock Option Plan

Effective January 1, 1992, the Company adopted the Animation, U.S.A., Inc. Employee Incentive Stock Option Plan (the Plan) providing for the grant of options to officers and directors of the Company to purchase up to 50,000 shares of its common stock. The Plan provides that options be granted at exercise prices greater than or equal to the market value on the date the option is granted as determined by the board of directors. As of December 31, 1996, no options have been granted under the Plan. The Plan is subject to termination upon the occurrence of certain events including a change in control as defined by the Plan.

8. SIGNIFICANT SUPPLIERS:

During the year ended December 31, 1996, four suppliers accounted for 58 percent of total inventory purchases.


9. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):


The Company and its shareholders have entered into a definitive agreement with Collectibles providing for the acquisition of the Company by Collectibles.


In connection with the acquisition, the Company will distribute certain assets to the shareholders, consisting of automobiles net of distributed liabilities, with a total net carrying value of approximately $8,407 as of December 31, 1996. Had these transactions been recorded at December 31, 1996, the effect on the accompanying balance sheet would be a decrease in liabilities of $13,954 and shareholders' equity of $8,407.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Filmart Productions Inc.:

We have audited the accompanying balance sheets of Filmart Productions Inc. (a New York corporation) as of December 31, 1995 and 1996, and the related statements of operations, shareholders' equity and cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Filmart Productions Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.



ARTHUR ANDERSEN LLP


Houston, Texas
March 5, 1997

                           FILMART PRODUCTIONS INC.
                                BALANCE SHEETS


                                                                     DECEMBER 31,
                                                               -------------------------  MARCH 31,
                                                                  1995         1996         1997
                                                               ----------- ------------- ------------
                                                                                         (UNAUDITED)
                           ASSETS

CURRENT ASSETS:
 Cash   ......................................................  $  29,981   $    76,758   $    2,319
 Accounts receivable   .......................................     17,073        13,116       20,202
 Barter receivables ..........................................      8,788       199,930      208,113
 Merchandise inventories  ....................................    396,298       375,258      377,850
 Prepaid expenses and other current assets  ..................      1,412        37,153       38,663
 Prepaid advertising from barter transactions  ...............     60,000       285,000      341,250
 Advances to shareholder  ....................................          -       176,722      182,726
                                                                ----------  ------------  -----------
  Total current assets .......................................    513,552     1,163,937    1,171,123
PROPERTY AND EQUIPMENT, net  .................................     52,897        36,521       32,465
OTHER ASSETS  ................................................      5,750         7,172        7,922
                                                                ----------  ------------  -----------
  Total assets   .............................................  $ 572,199   $ 1,207,630    1,211,510
                                                                ==========  ============  ===========

               LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
 Customer deposits  ..........................................  $  53,619   $    32,778   $    7,838
 Accounts payable and accrued liabilities   ..................     75,503       129,747      147,822
 Payable to shareholder   ....................................    109,976        25,444       25,444
                                                                ----------  ------------  -----------
  Total current liabilities  .................................    239,098       187,969      181,104
                                                                ----------  ------------  -----------
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
 Common stock, no par, 200 shares authorized, 100 shares
  outstanding  ...............................................          -             -            -
 Retained earnings  ..........................................    333,101     1,019,661    1,030,406
                                                                ----------  ------------  -----------
  Total shareholders' equity .................................    333,101     1,019,661    1,030,406
                                                                ----------  ------------  -----------
  Total liabilities and shareholders' equity   ...............  $ 572,199   $ 1,207,630   $1,211,510
                                                                ==========  ============  ===========



   The accompanying notes are an integral part of these financial statements.

                           FILMART PRODUCTIONS INC.
                           STATEMENTS OF OPERATIONS



                                     YEAR ENDED DECEMBER 31,   THREE MONTHS ENDED MARCH 31,
                                   --------------------------- ------------------------
                                       1995          1996         1996        1997
                                   ------------- ------------- ----------- ------------
                                                                     (UNAUDITED)
NET SALES ........................  $  1,053,089  $  1,445,848   $ 263,170   $ 231,456
COST OF SALES   ..................       511,369       497,920     101,939     113,731
                                     -----------   -----------    --------    ---------
  Gross profit  ..................       541,720       947,928     161,231     117,725
SELLING, GENERAL AND
 ADMINISTRATIVE EXPENSES .........       492,577       539,178     104,483     163,604
                                     -----------   -----------    --------    ---------
  Income from operations .........        49,143       408,750      56,748     (45,879)
OTHER INCOME (EXPENSE):
 Interest (expense) income  ......        (4,619)       (1,056)       (264)        374
 Other, net  .....................        74,350       278,866      56,250      56,250
                                     -----------   -----------    --------    ---------
NET INCOME   .....................  $    118,874  $    686,560   $ 112,734   $  10,745
                                     ===========   ===========    ========    =========



   The accompanying notes are an integral part of these financial statements.

                           FILMART PRODUCTIONS INC.
                      STATEMENTS OF SHAREHOLDERS' EQUITY


                                                      COMMON STOCK
                                                  --------------------     RETAINED       SHAREHOLDERS'
                                                   SHARES     AMOUNTS      EARNINGS         EARNINGS
                                                  --------   ---------   ------------   --------------
BALANCE AT DECEMBER 31, 1994 ..................       100         $-      $   222,080     $   222,080
 Capital contribution from forgiveness of loan
  obligation by related party   ...............         -          -           43,000          43,000
 Net income   .................................         -          -          118,874         118,874
 Distributions   ..............................         -          -          (50,853)        (50,853)
                                                     ----         ---      -----------     -----------
BALANCE AT DECEMBER 31, 1995 ..................       100          -          333,101         333,101
 Net income   .................................         -          -          686,560         686,560
BALANCE AT DECEMBER 31, 1996 ..................       100          -        1,019,661       1,019,661
 Net income (unaudited)   .....................         -          -           10,745          10,745
                                                     ----         ---      -----------     -----------
BALANCE AT MARCH 31, 1997 (unaudited) .........       100         $-      $ 1,030,406     $ 1,030,406
                                                     ====         ===      ===========     ===========



   The accompanying notes are an integral part of these financial statements.

                           FILMART PRODUCTIONS INC.
                           STATEMENTS OF CASH FLOWS


                                                                                      THREE MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31,        MARCH 31,
                                                          ------------------------- ----------------------
                                                             1995         1996        1996        1997
                                                          ----------- ------------- ---------- -----------
                                                                                         (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net income .............................................  $  118,874   $  686,560  $ 112,734    $  10,745
 Adjustments to reconcile net income to net cash
  provided by operating activities-
  Depreciation and amortization  ........................      17,919       16,226      3,375        4,056
  Changes in operating assets and liabilities-
    Accounts receivable .................................     (17,073)       3,957     16,617       (7,086)
    Barter receivables  .................................      (8,788)    (191,142)    (7,037)      (8,183)
    Merchandise inventories   ...........................     (18,935)      21,040    (15,140)      (2,592)
    Prepaid expenses and other current assets   .........      (1,412)     (35,741)         -       (1,510)
    Prepaid advertising from barter transactions   ......     (60,000)    (225,000)   (56,250)     (56,250)
    Advances to shareholder   ...........................           -     (176,722)   (38,232)      (6,004)
    Customer deposits   .................................      53,619      (20,841)    (3,424)     (24,940)
    Accounts payable and accrued liabilities ............     (30,947)      54,244    (26,122)      18,075
    Other assets  .......................................      (5,350)      (1,422)    (1,372)        (750)
                                                            ---------    ----------  ---------    ---------
     Net cash provided by (used in) operating
       activities  ......................................      47,907      131,159    (14,851)     (74,439)
                                                            ---------    ----------  ---------    ---------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Purchases of property and equipment   ..................     (15,989)        (150)         -            -
 Proceeds from sale of property and equipment   .........           -          300      3,842            -
                                                            ---------    ----------  ---------    ---------
     Net cash provided by (used in) investing
       activities  ......................................     (15,989)         150      3,842            -
                                                            ---------    ----------  ---------    ---------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
 Proceeds from issuance of payable to shareholder  ......      40,625            -          -            -
 Principal payments on payable to shareholder   .........     (20,624)     (84,532)   (18,972)           -
 Distributions to shareholders   ........................     (50,853)           -          -            -
                                                            ---------    ----------  ---------    ---------
     Net cash used in financing activities   ............     (30,852)     (84,532)   (18,972)           -
                                                            ---------    ----------  ---------    ---------
NET INCREASE (DECREASE) IN CASH  ........................       1,066       46,777    (29,981)     (74,439)
CASH, beginning of period  ..............................      28,915       29,981     29,981       76,758
                                                            ---------    ----------  ---------    ---------
CASH, end of period  ....................................  $   29,981   $   76,758  $       -    $   2,319
                                                            =========    ==========  =========    =========
SUPPLEMENTAL DISCLOSURE OF CASH
 FLOW INFORMATION:
 Capital contribution from forgiveness of obligation
  from related party ....................................  $   43,000   $        -  $       -    $       -
 Cash paid during the period for interest ...............       4,619        1,056        264          135



   The accompanying notes are an integral part of these financial statements.

                            FILMART PRODUCTIONS INC.

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:


Filmart Productions Inc. (the Company) d/b/a Cartoon World, d/b/a Filmart Galleries and d/b/a Animation Art Resources is a retail marketer of animation art such as vintage original production cels, limited edition cels and sericels. Filmart has been in operation since 1991 and has two free-standing galleries, of which one is located in Philadelphia, Pennsylvania and one is located in Huntington, New York.

Effective January 1, 1996, the Company acquired Animation Collection, Inc. d/b/a Animation Art Resources. The acquisition was accounted for as a pooling of interests, and the assets, liabilities and results of operations of Animation Art Resources have been included in the accompanying financial statements for all years presented.

Although the Company's business is not seasonal, sales fluctuations between quarters do occur and are largely the result of the timing and frequency of in-store artists signings and other promotional events.

The Company and its shareholders intend to enter into a definitive agreement with Collectibles USA, Inc. (Collectibles), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of Collectibles common stock concurrent with the consummation of the initial public offering of the common stock of Collectibles.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    Merchandise Inventories

Merchandise inventories are stated at the lower of cost or market, determined by the specific identification method.

    Property and Equipment

Property and equipment are recorded at cost. Depreciation is determined using the straight-line method based on the estimated useful life of the respective asset. Expenditures for major renewals and betterments are capitalized while maintenance and repairs are expensed. When property is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the statements of operations.

    Revenue Recognition

The Company recognizes revenue from sales upon delivery of merchandise to the customer and receipt of payment. Customer deposits consist of collections on layaway sales. Upon receipt of final payment, the item is delivered to the customer and the sale is recorded as revenue.

    Barter Transactions


The Company is a member of several barter companies. Within each barter company, the Company trades artwork for various goods and services from other barter company members. The Company had $32,085, $248,030 and $86,495 of art sales through the barter companies and received $28,441, $37,128 and $10,681 of goods and services through the barter companies during the years ended December 31, 1995 and 1996, and the three months ended March 31, 1997, respectively. As of December 31, 1995, 1996, and the three months ended March 31, 1997 the Company had barter receivables of $8,788, $199,930 and $208,000, respectively.

                           FILMART PRODUCTIONS INC.
                  NOTES TO FINANCIAL STATEMENTS - (Continued)


During 1995, the Company entered into a two-year agreement with a third party to provide consulting services in exchange for advertising. During 1995 and 1996 and the three months ended March 31, 1997, the Company recognized $75,000, $225,000 and $56,000, respectively, of consulting revenue as other income. At December 31, 1995 and 1996 and March 31, 1997, the Company had prepaid advertising expenses of $60,000, $285,000 and $341,000, respectively, related to this agreement. The right to receive advertising under this agreement begins to expire in 2000. The agreement provides for an automatic one-year extension beginning in 1997.

    Cost of Sales

Included in cost of sales are cost of merchandise sold, framing and shipping costs.


    Advertising Expenses

Advertising expenses are expensed in the month incurred. Advertising expenses were approximately $74,000, $50,000 and $32,000 during the years ended December 31, 1995 and 1996 and the three months ended March 31, 1997, respectively.

    Income Taxes

For income tax purposes, the Company and its shareholders have elected to be treated as an S Corporation under the Internal Revenue Code and a similar section in the state code. In accordance with the provisions of such elections, the Company's income and losses were passed through to its shareholders; accordingly, no provision for income taxes has been recorded.

    Fair Value of Financial Instruments

The Company's financial instruments consist of cash, accounts receivable, accounts payable and debt. The carrying amount of these financial instruments approximates fair value due either to length of maturity or existence of interest rates that approximate prevailing market rates.

    Use of Estimates


The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Interim Financial Information

The interim financial statements as of March 31, 1997, and for the three months ended March 31, 1996 and 1997, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

                           FILMART PRODUCTIONS INC.
                  NOTES TO FINANCIAL STATEMENTS - (Continued)

3. PROPERTY AND EQUIPMENT:
     Property and equipment consist of the following:


                                                 ESTIMATED
                                                 USEFUL LIVES
                                                  (YEARS)          1995           1996
                                                 -------------   ------------   ------------
     Furniture, fixtures and equipment  ......          5-7        $  93,102      $  92,951
     Less- Accumulated depreciation  .........                       (40,205)       (56,430)
                                                                    ---------      ---------
                                                                   $  52,897      $  36,521
                                                                    =========      =========


4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

Accounts payable and accrued liabilities consist of the following:


                                                  1995         1996
                                                 ----------   ----------
               Accounts payable, trade  ......    $ 44,279    $ 113,466
               Taxes payable .................      11,251        6,354
               Other   .......................      19,973        9,927
                                                  ---------   ----------
                                                  $ 75,503    $ 129,747
                                                  =========   ==========


5. PAYABLE TO SHAREHOLDER:


The Company had borrowings from a shareholder totaling $109,976 and $25,444 at December 31, 1995 and 1996, respectively. The borrowings are unsecured, interest-bearing and payable upon demand. The borrowings accrue interest at 4 percent annually. At December 31, 1995 and 1996, accrued interest on the borrowings was $4,619 and $1,056, respectively.

6. COMMITMENTS AND CONTINGENCIES:

    Lease Obligations


The Company leases retail facilities under operating leases that expire April 1999. Rent expense for the years ended December 31, 1994, 1995 and 1996, was approximately $59,000, $59,000 and $68,000, respectively. Future minimum lease payments under noncancelable operating leases are as follows:


                       Year ending December 31,
                       1997   ..................   $  47,328
                       1998   ..................      49,128
                       1999   ..................      16,576
                                                   ----------
                                                   $ 113,032
                                                   ==========



    Litigation

The Company is subject to legal actions arising in the ordinary course of business. Management does not believe that the outcome of any such legal action would have a material adverse effect on the Company's financial position or results of operations.

    Distribution Agreements

The  Company  maintains  various  distribution   agreements  with  major  studio
suppliers to purchase and distribute animated art. Some agreements contain minimum annual purchase requirements which the Company had fulfilled as of December 31, 1995 and 1996, respectively.

                           FILMART PRODUCTIONS INC.
                  NOTES TO FINANCIAL STATEMENTS - (Continued)

7. RELATED-PARTY TRANSACTIONS:

A significant shareholder of Collectibles has placed $50,195 on deposit with the Company as of December 31, 1995, for the purchase of art. As of December 31, 1996, there were no amounts on deposit from the shareholder of Collectibles.


The Company had a note payable for $43,000 which bore interest at 7 percent to a relative of a majority shareholder. In 1995, the note was converted to a note payable by the majority shareholder, and the $43,000 was reclassified as a capital contribution.

8. SALES TO SIGNIFICANT CUSTOMERS:

During 1996, 14 percent of the Company's net sales was to one customer. During 1994 and 1995, no customer accounted for more than 10 percent of total sales.


9. EVENT SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

The Company and its shareholders have entered into a definitive agreement with Collectibles providing for the acquisition of the Company by Collectibles.


Prior to the acquisition, the Company will make a cash distribution of approximately $900,000 prior to the acquisition which represents the Company's estimated S Corporation accumulated adjustment account. Had this transaction been recorded at December 31, 1996, the effect on the accompanying balance sheet would be an increase in liabilities of $900,000 and a decrease in shareholders' equity of $900,000. The Company anticipates funding this distribution through borrowings.

================================================================================


      NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                              ------------------
                               TABLE OF CONTENTS



                                                   PAGE
                                                   -----
Prospectus Summary   ...........................      3
Risk Factors   .................................     10
The Company ....................................     18
Use of Proceeds   ..............................     20
Dividend Policy   ..............................     20
Capitalization .................................     21
Dilution .......................................     22
Selected Financial Data ........................     23
Management's Discussion and Analysis of
  Financial Condition and Results of Operations.     25
Business .......................................     39
Management  ....................................     48
Certain Transactions ...........................     54
Principal Stockholders  ........................     57
Description of Capital Stock  ..................     58
Shares Eligible for Future Sale  ...............     61
Underwriting   .................................     63
Legal Matters  .................................     65
Experts  .......................................     65
Additional Information  ........................     65
Index to Financial Statements ..................    F-1





                               ------------------

      UNTIL [_______], 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

================================================================================

================================================================================

                                2,700,000 SHARES

                             COLLECTIBLES USA, INC.

                                  COMMON STOCK

                   ------------------------------------------
                               P R O S P E C T U S
                   ------------------------------------------

                          LADENBURG THALMANN & CO. INC.


                                        , 1997

================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution.

     The following table sets forth the expenses (other than underwriting compensation expected to be incurred) in connection with the offering described in this Registration Statement. All of such amounts (except the SEC Registration Fee, the NASD Filing Fee and the Nasdaq National Market Inclusion Fee) are estimated.

      SEC Registration Fee .................................   $11,291
      NASD Filing Fee   ....................................     4,226
      Nasdaq National Market Inclusion Fee   ...............
      Blue Sky Fees and Expenses ...........................
      Printing and Engraving Costs  ........................
      Legal Fees and Expenses ..............................
      Accounting Fees and Expenses  ........................
      Transfer Agent and Registrar Fees and Expenses  ......    10,000
      Miscellaneous  .......................................
                                                               --------
         Total .............................................   $
                                                               ========


ITEM 14. Indemnification of Directors and Officers.

     The Company's by-laws provide that the Company shall indemnify, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, all persons whom it may indemnify pursuant thereto.

     Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action (other than an action by or in the right of the corporation), suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action (i.e., one by or in the right of the corporation), indemnification may be made only for expenses (including attorney's fees) actually and reasonably incurred by persons who are or were directors, officers, employees or agents of the corporation in connection with the defense or settlement of an action or suit, and only with respect to any matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Article Seventh of the Company's charter provides that the Company's directors will not be personally liable to the Company or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions or (d) for transactions from which directors derive improper personal benefit.

     The Company will enter into indemnification agreements with its directors, pursuant to which it has agreed to pay certain expenses, including attorneys' fees, judgments, fines and amounts paid in settlement incurred by such directors in connection with certain actions, suits or proceedings. These agreements require directors to repay the amount of any expenses advanced if it shall be determined that they shall not have been entitled to indemnification.

     Under Section 6 of the Underwriting Agreement, the Underwriters are obligated, under certain circumstances, to indemnify officers, directors and controlling persons of the Company against certain liabilities under the Securities Act.

ITEM 15. Recent Sales of Unregistered Securities.

     The following information relates to securities of the Company issued or sold within the past three years which were not registered under the Securities Act of 1933, as amended (the "Securities Act"):

     In June 1996, pursuant to subscription agreements, RGR Financial Group, LLC ("RGR") received 700 shares (711,622 shares as adjusted for the Stock Split (as defined hereinafter)) of Common Stock and each of Michael A. Baker and Capstone Partners, LLC ("Capstone") received 150 shares (152,490 shares as adjusted for the Stock Split) of Common Stock, in each case for $.10 per pre-Stock Split share.

     In November 1996, the Company sold 171.729 shares (174,580 shares as adjusted for the Stock Split) of Common Stock at $.01 per pre-Stock Split share to David L. Yankey.

     In August 1996, Collectibles Enterprises Funding Corp., a Delaware corporation ("CEFC"), an affiliate of the Company, issued, in two transactions, $855,000 principal amount of 5.0% convertible subordinated notes due December 31, 1997 (the "1996 Notes"). $300,000 of the 1996 Notes automatically convert upon consummation of the Offering either (i) into Common Stock having a value, at the initial public offering price, equal to 2.5 times the principal amount of the note or (ii) into cash in the principal amount of the note plus Common Stock having a value, at the initial public offering price, equal to 1.5 times the principal amount of the note. $555,000 of the 1996 Notes automatically convert either (i) into Common Stock having a value, at the initial public offering price, equal to 1.66 times the principal amount of the note or (ii) into cash in the principal amount of the note plus Common Stock having a value, at the initial public offering price, equal to .66 times the principal amount of the note.

     In June 1997, CEFC issued $400,000 principal amount of 5.0% convertible subordinated notes due December 31, 1997 (the "1997 Notes," and together with the 1996 Notes, the "Notes"). The 1997 Notes automatically convert upon consummation of the Offering either (i) into Common Stock having a value, at the initial public offering price, equal to 1.66 times the principal amount of the 1997 Note or (ii) into cash in the principal amount of the 1997 Note plus Common Stock having a value, at the initial public offering price, equal to .66 times the principal amount of the note.

     In August 1996, the Company sold a $300,000 5% note due December 31, 1997 (the "CEFC Note- 1") to CEFC which is owned by RGR and Capstone. Upon consummation of the Offering, the principal amount of the CEFC Note-1 will become due and payable immediately. No interest is payable on the CEFC Note-1 in the event the Offering is consummated. The Company intends to repay the CEFC Note-1 with a portion of the proceeds of the Offering.

     In August 1996, the Company also sold a $555,000 5% note due December 31, 1997 (the "CEFC Note-2") to CEFC. Upon consummation of the Offering, the principal amount of the CEFC Note-2 will become due and payable immediately. No interest is payable on the CEFC Note-2 in the event the Offering is consummated. The Company intends to repay the CEFC Note-2 with a portion of the proceeds of the Offering.

     In June 1997, the Company sold a $400,000 5% note due December 31, 1997 (the "CEFC Note-3," and, together with the CEFC Note-1 and the CEFC Note-2, the "CEFC Notes") to CEFC. Upon consummation of the Offering, the principal amount of the CEFC Note-3 will become due and payable immediately. No interest is payable on the CEFC Note-3 in the event the Offering is consummated. The Company intends to repay the CEFC Note-3 with a portion of the proceeds of the Offering.

     The proceeds of the CEFC Notes were used by the Company to pay various expenses incurred in connection with its efforts to complete the Acquisitions and effect the Offering.

     In May 1997, Collectibles USA issued 20,000 shares of its Series A Convertible Preferred Stock, liquidation value $50 per share, for an aggregate consideration of $1.0 million, the proceeds of which were used by the Company to pay various expenses incurred in connection with its efforts to complete the Acquisitions and effect the Offering. Pursuant to the terms of the Series A Convertible Preferred Stock, upon the consummation of the Offering, the Series A Convertible Preferred Stock will automatically convert either (i) into that number of shares of Common Stock, determined by (X) dividing the liquidation value by (Y) an amount equal to 60% of the initial public offering price or, at the option of the holder of the Series A Convertible Preferred Stock, (ii) into that number of shares of Common Stock determined by (X) dividing the liquidation value by (Y) an amount equal to 150% of the initial public offering price and cash in an amount equal to the liquidation value. All of the holders of the Series A Convertible Preferred Stock have elected conversion option (ii) in the preceding sentence. As a result, upon consummation of the Offering, the Series A Convertible Preferred Stock will convert into $1.0 million in cash and 60,606 shares of Common Stock. The Company intends to pay the required cash amounts in connection with the conversion of the Series A Convertible Preferred Stock, with a portion of the proceeds of the Offering.

     Effective May 12, 1997, the Company effected a 1,016.604-to-1 stock split (the "Stock Split") on outstanding shares of Common Stock as of May 11, 1997.

     Effective May 12, 1997, the Company issued and sold 1,016,602 shares of Restricted Common Stock to RGR, Capstone and Michael A. Baker in exchange for 1,016,602 shares of Common Stock.

     Each of these transactions was completed without registration of the relevant security under the Securities Act in reliance upon the exemptions provided by Section 4(2) of the Securities Act for transactions not involving a sale or a public offering.

ITEM 16. Exhibits and Financial Statement Schedules.

(A) EXHIBITS

EXHIBIT
NUMBER                         EXHIBIT DESCRIPTION
---------   --------------------------------------------------------------------
    1.1*    Form of Underwriting Agreement
    2.1     Form of Agreement and Plan of  Organization  (together with Schedule identifying and distinguishing the substantially identical documents which  have  been  omitted  herein  as  permitted  by  Item  601  of
            Regulation S-K)
    3.1*    Amended and Restated Certificate of Incorporation of the Company
    3.2*    Certificate of Designation of Series A Convertible Preferred Stock
    3.3     Amended and Restated By-Laws of the Company
    4.1     Form of Common Stock certificate of the Company
    5.1*    Opinion of Morgan, Lewis & Bockius LLP
   10.1*    Employment  Agreement  between the Company and Jerry Gladstone dated
            as  of  May  9,  1997  (together  with  Schedule   identifying   and
            distinguishing the substantially identical documents which have been omitted herein as permitted by Item 601 of Regulation S-K)
   10.2     1997 Long-Term Incentive Plan
   10.3     1997 Non-Employee Directors' Stock Plan
   10.4*    Consulting Agreement between the Company and RGR dated as of May 3,
            1997
   10.5*    Form of Representatives' Warrant
   21       List of  Subsidiaries  (including  state  of incorporation and trade name(s)) of the Company
   23.1     Consent of Arthur Andersen LLP

EXHIBIT
NUMBER                          EXHIBIT DESCRIPTION
---------   --------------------------------------------------------------------
   23.2*    Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 5.1)
   27       Financial Data Schedule
   99.1     Consent of each of  Michael A.  Baker,  Vincent  J.  Browne,  Roy C.
            Elwell,  Jerry  Gladstone,  David K. Green,  Paul Shirley,  Susan M.
            Spiegel and David Stone to use their names as director nominees




----------

* To be filed by amendment.

(B) FINANCIAL STATEMENT SCHEDULES

     Not applicable.

ITEM 17. Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes:

   (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it is declared effective.

   (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to provide to the Underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 13th day of June, 1997.

                                     COLLECTIBLES USA, INC.

                                     BY: /s/ Ronald P. Rafaloff
                                         --------------------------------------
                                         RONALD P. RAFALOFF
                                         CHAIRMAN OF THE BOARD, PRESIDENT AND
                                         CHIEF EXECUTIVE OFFICER

     Pursuant   to   the  requirement  of  the  Securities  Act  of  1933,  this
Registration   Statement  has  been  signed  by  the  following  person  in  the capacities and on the date indicated.


         SIGNATURE                          CAPACITY IN WHICH SIGNED                   DATE
-------------------------------   -----------------------------------------------   --------------
   /s/ Ronald P. Rafaloff         President, Chief Executive Officer                June 13, 1997
 ---------------------------      (Principal Executive, Financial and Accounting
        Ronald P. Rafaloff        Officer) and Chairman of the Board

                                  EXHIBIT INDEX

  EXHIBIT                                                                             PAGE
   NUMBER                     EXHIBIT DESCRIPTION                                    NUMBER
-----------  -------------------------------------------------------------------   ----------
1.1*         Form of Underwriting Agreement
2.1          Form of Agreement and Plan of Organization  (together with Schedule
             identifying  and   distinguishing   the   substantially   identical
             documents  which have been omitted  herein as permitted by Item 601 of Regulation S-K)
3.1*         Amended and Restated Certificate of Incorporation of the Company
3.2*         Certificate of Designation of Series A Convertible Preferred Stock
3.3          Amended and Restated By-Laws of the Company
4.1          Form of Common Stock certificate of the Company
5.1*         Opinion of Morgan, Lewis & Bockius LLP
10.1*        Employment  Agreement  between  the  Company  and  Jerry  Gladstone
             (together  with  Schedule   identifying  and   distinguishing   the
             substantially identical documents which have been omitted herein as permitted by Item 601 of Regulation S-K)
10.2         1997 Long-Term Incentive Plan
10.3         1997 Non-Employee Directors' Stock Plan
10.4*        Consulting Agreement
10.5*        Form of Representatives' Warrant
21           List of Subsidiaries  (including state of  incorporation  and trade names) of the Company
23.1         Consent of Arthur Andersen LLP
23.2*        Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 5.1)
27           Financial Data Schedule
99.1         Consent of each of  Michael A.  Baker,  Vincent J.  Browne,  Roy C.
             Elwell,  Jerry Gladstone,  David K. Green,  Paul Shirley,  Susan M.
             Spiegel and David Stone to use their names as director nominees

----------
   * To be filed by amendment